                                                                    EXHIBIT 13.2
                United States Securities and Exchange Commission

                             Washington, D. C. 20549

                                    Form 10-K

[X] Annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 1999; or

[ ] Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Commission file number: 0-12024
                        -------

                           MAXICARE HEALTH PLANS, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


               DELAWARE                                 95-3615709
   -------------------------------                 -------------------
   (State or other jurisdiction of                  (I.R.S. Employer
    incorporation or organization)                 Identification No.)


1149 South Broadway Street, Los Angeles, California        90015
--------------------------------------------------------------------------------
(Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code:    (213) 765-2000
                                                       ---------------

          Securities registered pursuant to Section 12(b) of the Act:


                                            Name of each exchange
         Title of each class                 on which registered
         -------------------                ---------------------
                None                                  None

           Securities registered pursuant to Section 12(g) of the Act:


                          Common Stock, $.01 par value
                          ----------------------------
                                (Title of Class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                YES          NO
                                ---          ---
                                 X

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

                                  -----------

The aggregate market value of the voting stock held by non-affiliates of the registrant as of March 28, 2000.

                   Common Stock, $.01 par value - $36,410,930

The number of shares outstanding of each of the issuer's classes of capital stock, as of March 28, 2000.

                Common Stock, $.01 par value - 17,925,381 shares


                       DOCUMENTS INCORPORATED BY REFERENCE

                                      None.



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                                     PART I

Item 1. Business

General

Maxicare Health Plans, Inc., a Delaware corporation ("MHP"), is a holding company which owns various operating subsidiaries, primarily in the field of managed health care. MHP and its subsidiaries (the "Company") operate health plans in California, Indiana and Louisiana and have a combined enrollment of approximately 466,600 as of December 31, 1999. In addition to the HMO subsidiaries, MHP owns and operates Maxicare Life and Health Insurance Company ("MLH") and HealthAmerica Corporation. Through these subsidiaries, the Company offers an array of employee benefit packages, including group HMO, Medicaid and Medicare HMO, preferred provider organization ("PPO"), point of service ("POS"), group life and accidental death and dismemberment insurance, administrative services only programs, wellness programs and other services and products.

Through its HMO operations the Company arranges for the delivery of comprehensive health care services to its members for a predetermined, prepaid fee. The Company generally provides these services by contracting on a prospective basis with physician groups for a fixed fee per member per month regardless of the extent and nature of services provided to members, and with hospitals and other providers under a variety of fee arrangements. The Company believes that an HMO offers certain advantages over traditional indemnity health insurance:

     To the member, an HMO offers comprehensive and coordinated health care programs, including preventive services, with predictable out-of-pocket expense and generally without requiring claims forms.

     To the employer, an HMO offers an opportunity to improve the breadth and quality of health benefit programs available to employees and their families without a significant increase in cost or administrative burdens.

     To health care providers, such as physician groups and hospitals, an HMO provides a more predictable revenue source.



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The Company's executive offices are located at 1149 South Broadway Street, Los
Angeles, California 90015, and its telephone number is (213) 765-2000.

Company Operations

In December 1997, the Company began a restructuring of the Company's operations and businesses with a view towards enhancing and focusing on the Company's operations in California and Indiana which have generated substantially all of the membership growth in recent years. As a result of assessing various strategic alternatives, the Company concluded that the divestiture of the Company's operations in Wisconsin, Illinois and the Carolinas through either a sale or closure of these operations was in its best interest as the Company was unable to predict a return to profitability for these health plans in a reasonable time frame. On September 30, 1998, the Company completed the sale of its Wisconsin health plan which had approximately 4,700 commercial members and approximately 10,200 Medicaid members. On October 16, 1998, the Company completed the sale of its Illinois health plan which had approximately 22,600 commercial members. In addition, on September 30, 1998, the Company announced it would cease providing health care coverage in North and South Carolina beyond March 1999 for all commercial health care lines of business, including its commercial health maintenance organization, preferred provider organization and point of service product lines.

The Company's membership for its operations in California, Indiana and Louisiana has decreased from approximately 489,100 members at December 31, 1998 to approximately 466,600 members at December 31, 1999. This decrease of 22,500 members is primarily a result of 1) a decrease in Medicaid membership of 24,600 due to the Company not participating in the Medicaid program in the central region of Indiana and in the San Bernardino and Riverside Counties of California as of December 31, 1999 compared to the prior period, 2) a decrease in commercial membership of 3,900 members related to pricing discipline, offset in part by 3) a 6,000 member increase in Medicare membership. The Company's total membership for its continuing operations follows:


As of December 31, 1999      Commercial   Medicaid    Medicare      Total         %
-----------------------      ----------   --------    --------    --------     ------
California                     158,800     108,600      10,500     277,900      59.6%
Indiana                        107,200      61,700       5,800     174,700      37.4%
Louisiana                       13,400        --           600      14,000       3.0%
                               -------     -------     -------     -------     -----
Total Membership               279,400     170,300      16,900     466,600     100.0%
                               =======     =======     =======     =======     =====


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

As of December 31, 1999      Commercial   Medicaid    Medicare      Total         %
-----------------------      ----------   --------    --------    --------     ------
California                     161,100     125,400       6,200      292,700     59.9%
Indiana                        108,900      69,500       4,700      183,100     37.4%
Louisiana                       13,300        --          --         13,300      2.7%
                               -------     -------     -------      -------    -----
Total Membership               283,300     194,900      10,900      489,100    100.0%
                               =======     =======     =======      =======    =====

Overview of Managed Health Care Services

Commercial HMO. The Company owns and operates HMOs. An HMO is an organization that arranges for health care services to its members. For these services, the members' employers pay a predetermined premium fee that does not vary with the nature or extent of health care services provided to the member, and the member may pay a relatively small copayment for certain services. The fixed payment distinguishes HMOs from conventional indemnity health insurance plans that contain customary coinsurance and deductible features and also require the submission of claim forms. An HMO receives a fixed amount from its contracted employer groups for its members regardless of the nature and extent of health care services provided, and as a result, has an incentive to keep its members healthy and to manage its costs through measures such as the monitoring of hospital admissions and the review of specialist referrals by primary care physicians. The HMO's goal is to combine the delivery of and access to quality health care services with effective management controls in order to make the most cost-effective use of health care resources.

Although HMOs have been operating in the United States for over half of a century, their popularity began increasing in the 1970s in response to rapidly escalating health care costs and enactment of the Federal Health Maintenance Organization Act of 1973, a federal statute designed to promote the establishment and growth of HMOs (see "Item 1. Business - Government Regulation").

The four basic organizational models utilized by HMOs are the staff, group, independent practice association and network models. The distinguishing feature between models is the HMO's relationship with its physicians. In the staff model, the HMO employs the physicians directly at an HMO facility and compensates the physicians by salary and other incentive plans. In the group model, the HMO contracts with a multi-specialty physician group in which the physicians practice together as a group and provide services primarily for HMO members. The physician group receives a fixed monthly fee, known as capitation, for each HMO member, regardless of the nature and amount of services provided to the member. Under the independent practice association ("IPA") model, the HMO generally contracts on a capitated basis or discounted fee for service basis through a physicians' association or other legal entity, which in turn contracts directly with individual physicians. These


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physicians provide care in their own offices. Under the network model of organization, the HMO contracts with numerous community multi-specialty physician groups, IPAs, hospitals, individual physicians and other health care providers. The physician groups are paid primarily on a capitated basis, as in the group model, but medical care is usually provided in the physician's own facilities. The Company's HMOs generally utilize network, group and IPA models. In addition to these models, the Company's HMOs also contract directly with individual physicians and physician practices. Under these direct contracts, physicians are predominately reimbursed in accordance with an agreed upon fee schedule for actual health care services rendered to members.

PPO. The Company offers PPO products which include certain attributes of managed care; however, a PPO is similar to conventional indemnity health insurance in that it provides a member with the unrestricted flexibility to choose a physician or other health care provider. In a PPO, the member is encouraged, through benefit design that includes cost sharing and other incentives, to use participating health care providers which have contracted with the PPO to provide services at discounted rates. In the event a member elects not to use a participating health care provider, the member may be required to pay a higher coinsurance plus a portion of the provider's fees as in a conventional indemnity plan. The Company's PPO products are generally marketed in conjunction with the Company's HMO products. The Company's PPO business began in Indiana in the fourth quarter of 1989 and has expanded to California and Louisiana. The PPO line of business comprised approximately 1% of the Company's total enrollment at December 31, 1999.

POS. The Company also offers a point of service ("POS") product which is designed for the large employer who is promoting single carrier consolidation and employee transition from PPO or indemnity product into managed care programs. This product combines the elements of an HMO with the elements of a conventional indemnity health insurance product by permitting members to participate in managed care but allowing them to choose, at the time services are required, to use providers not participating in the managed care network. Deductibles and copayments generally increase the out-of-pocket costs to the member if a non-participating provider is utilized. The POS line of business comprised approximately 1% of the Company's total enrollment at December 31, 1999.

Specialty Managed Care and Other Insurance Services. In addition to its commercial HMO operations, the Company offers a range of specialty managed care and other insurance services. The Company offers a number of pharmacy programs including benefit design, formulary management, claims processing and mail order services for employers and their employees. Through MLH, the Company offers group life and accidental


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death and dismemberment insurance products.

Medicaid. Medicaid is a state-operated program which utilizes both state and federal funding to provide health care services to qualified low-income residents. A Medicaid managed care initiative developed by a state must be approved by the federal government's Health Care Financing Administration ("HCFA"). HCFA requires that Medicaid managed care plans meet federal standards and cost no more than ninety-five percent (95%) of the amount that would have been spent on a comparable fee for service basis. Under the contract with a state, the Company receives a fixed monthly payment for which it is required to provide managed health care services to a member. Medicaid beneficiaries do not pay any premiums, deductibles or copayments.

Since January 1995, the Indiana HMO has provided HMO services to Medicaid recipients in the northern and southern regions of Indiana. The State of Indiana has awarded the Indiana HMO new two year contracts for the northern and southern regions commencing January 1, 1999. Effective January 1997 the Indiana HMO entered into a two year contract with the State of Indiana to provide HMO services to Medicaid recipients in the central region of Indiana. This contract was renewed by the State of Indiana for the 2000 year. As of December 31, 1999 the Medicaid program comprised approximately 61,700 members of the Indiana HMO's total enrollment. The Medicaid membership in the northern, and southern regions as of December 31, 1999 approximated 45,400 members and 16,300 members, respectively. The Indiana HMO did not have any membership in the central region as of December 31, 1999; however, effective March 2000 the Indiana HMO had enrolled approximately 1,100 members.

In 1996 the State of California began implementation of a new mandatory Medicaid managed care program which resulted in a publicly-sponsored health plan being established in Los Angeles County to serve the Medicaid population ("L.A. Care Health Plan"). L.A. Care Health Plan and Foundation Health (the commercial health plan) have both contracted with the State of California for this new managed care program. The California HMO has contracted for a three year term with L.A. Care Health Plan to provide HMO services under this program through April 2000. This program, which was designed in part as a replacement to the Medicaid fee for service and managed care programs in Los Angeles County, became operational during 1997. Effective January 1998 Medi-Cal beneficiaries with a mandatory enrollment code within certain aid categories were required to choose between the two authorized health plans. Those beneficiaries who made no choice were assigned to either L.A. Care Health Plan or Foundation Health. Beneficiaries assigned to L.A. Care Health Plan in turn were allocated among its subcontracting health plans including the Company's California HMO during this phase-in period. This new program has been fully implemented as of the fourth quarter of 1998.


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As of December 31, 1999 the Los Angeles County Medicaid program comprised approximately 89,000 members of the California HMO's total enrollment. Although the Company cannot be certain at this point in time of the effects from the ongoing operation of this program, it believes the California HMO will be awarded a new three year contract by L.A. Care Health Plan effective May 1, 2000 and the Los Angeles County Medicaid membership of the California HMO will remain relatively consistent in 2000 with the current membership level.

Effective July 1, 1997 the California HMO signed an agreement with Molina Medical Centers ("MMC") which assigned MMC's Medi-Cal contracts for the provision of services in San Bernardino and Riverside Counties (the "San Bernardino/Riverside Contract") and Sacramento County (the "Sacramento Contract") with the State of California to Maxicare. The California HMO entered into an agreement with MMC as a provider in those service areas effective July 1, 1997. As of December 31, 1998, the San Bernardino/Riverside Contract comprised approximately 11,100 members and the Sacramento Contract comprised approximately 20,000 members.

The State of California fully implemented in 1999 a new mandatory managed care program in the San Bernardino and Riverside Counties. Under this new program, the State of California has contracted on a multi-year basis with MMC as the commercial health plan and a publicly-sponsored health plan to provide HMO services to Medicaid recipients. This new program was designed in part as a replacement to the Medicaid fee for service and managed care programs in San Bernardino and Riverside Counties and upon transition to this new program the San Bernardino/Riverside Contract assigned to the Company was effectively discontinued upon the completion of the transition process. Effective September 30, 1999 the transition process was completed, and accordingly, the California HMO ceased to service Medicaid members in San Bernardino and Riverside Counties.

The California HMO arranged for the provision of services under the Sacramento Contract through the contract expiration date of December 31, 1998. The State of California solicited bids for a two-year contract period commencing January 1, 1999 for Sacramento County and the California HMO was successful in securing an award for a new two-year contract. The California HMO has arrangements with MMC and other providers for the provision of health care services in Sacramento County. As of December 31, 1999 the Sacramento Contract comprised approximately 19,700 members of the California HMO's total membership.

Medicare. The Company has entered into federally sponsored one year Medicare+Choice contracts to provide prepaid healthcare services to Medicare beneficiaries in California, Indiana and Louisiana. The programs, known as MAX 65 plus, provide Medicare recipients basic benefits defined by HCFA and preventive services not available under



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traditional fee for service Medicare for little or no out-of-pocket expense. MAX
65 plus pays all coinsurance and deductible amounts the recipient would have paid under standard Medicare coverage. The Company's Louisiana HMO contract for the provision of prepaid health care services through the MAX 65 plus program became operational in October 1999. The MAX 65 plus programs comprised approximately 4% of the Company's total enrollment as of December 31, 1999. (See "Item 1. Business - Government Regulation").

Health Care Services

In exchange for a predetermined monthly payment, an HMO member is entitled to receive a broad range of health care services. Various state and federal regulations require an HMO to offer its members physician and hospital services and adult and pediatric preventive care, and permit an HMO to offer certain supplemental services such as dental care and prescription drug services at additional cost.

The Company's members generally receive the following range of health care services:

     Primary Care Physician Services - medical care provided by primary care physicians (typically family practitioners, general internists and pediatricians). Such care generally includes periodic physical examinations, well-baby care and other preventive health services, as well as the treatment of illnesses not requiring referral to a specialist.

     Specialist Physician Services - medical care provided by specialist physicians on referral from the responsible primary care physicians. The most commonly used specialist physicians include obstetrician-gynecologists, cardiologists, surgeons and radiologists.

     Hospital Services - inpatient and outpatient hospital care including room and board, diagnostic tests, and medical and surgical procedures.

     Diagnostic Laboratory Services - inpatient and outpatient laboratory tests.

     Diagnostic and Therapeutic Radiology Services - X-ray and nuclear medicine services, including CT scans, MRI and therapeutic radiological procedures.

     Prescription Drug Services - outpatient prescription drugs for commercial, Medicaid and Medicare HMO members and certain over-the-counter drugs for Medicaid members.



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     Other Services - other related health care services such as ambulance, durable medical supplies and equipment, family planning and infertility services and health education (including prenatal nutritional counseling, weight-loss and stop-smoking programs).

Additional optional services available to HMO members may include inpatient psychiatric care, hearing aids, dental care, vision care, infertility services and chiropractic care.

Delivery of Health Care Services

The Company's HMOs arrange for the delivery of health care services to their members by contracting with physicians, either directly or through IPAs and medical groups, hospitals and other health care providers or contracting entity. The Company's HMOs typically pay to the IPA, medical group, hospital or other contracting entity a fixed monthly capitation fee for each member assigned to the contracting entity. The amount of the monthly capitation fee does not vary with the nature or extent of services utilized. The physicians employed by or contracting with the IPA, medical group or other contracting entity provide professional services to members, including providing or arranging for laboratory services and X-rays.

Members select a primary care physician to serve as their personal physician from a listing of contracting physicians or groups. This physician will oversee their medical care and refer them to a specialist when medically necessary. In order to attract new members and retain existing members, the Company's HMOs must retain a network of quality physicians and groups and continue to develop agreements with new physician groups.

The Company's HMOs contract for hospital services directly with various hospitals under a variety of arrangements, including fee-for-service, discounted fee-for-service, per diem and capitation. The Company's HMOs also contract through capitation arrangements with IPAs, medical groups or other contracting entities for the provision of hospital services in addition to capitated physician services. Except in emergency situations, a member's hospitalization must be approved in advance by the utilization review committee of the member's physician group and/or the Company's HMOs and must take place in hospitals contracted with the Company's HMOs. When HMO members encounter emergency situations requiring medical care by physicians or hospitals that are not contracted with the Company's HMOs or are out of area, the Company's HMOs generally assume financial responsibility for the cost of medically necessary care.

The Company's HMOs arrange for the delivery of health care services to their members primarily through a capitated network. As of January 1999



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and January 2000 approximately 87% and 80%, respectively, of the members of the
Company's continuing HMOs receive their health care services through a capitated provider arrangement for both physician and hospital services. The Company's HMOs perform various assessment and oversight activities with respect to health care providers contracted under capitation arrangements. These activities include assessments regarding member access to health care services, quality of service and care provided to the members, administrative and financial management expertise of the providers, and provider stability and solvency.

The Indiana HMO has an exclusive capitated contract arrangement with Managed Health Services, Inc. through December 31, 2000 in the northern and southern regions for the provision of health care services to approximately 61,700 Medicaid members who represent 13.2% of the Company's total membership as of December 31, 1999 and 33.7% of the Indiana HMO's total membership at December 31, 1999. The Indiana HMO has a multi-year capitated contract arrangement with Indiana ProHealth Network, Inc. for the provision of physician and hospital services to approximately 21,300 commercial members and 2,500 Medicare members which in the aggregate represents 5.1% of the Company's total membership as of December 31, 1999 and 13.6% of the Indiana HMO's total membership as of December 31, 1999. The California HMO has a multi-year capitated contract arrangement with Chauduri Medical Corporation for the provision of physician services to approximately 24,000 commercial members, 1,100 Medicare members and 4,100 Medicaid members which in the aggregate represents 6.3% of the Company's total membership as of December 31, 1999 and 10.5% of the California HMO's total membership at December 31, 1999. (See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations").

Quality Assurance

As required by federal and state law, the Company evaluates the quality and appropriateness of the medical care delivered to its members by its independently contracted providers. When considering whether to contract with a provider, the HMO evaluates the quality of the physician or group's medical facilities, professional qualifications and the capacity to accommodate membership demands. Among the means used to gauge the quality and appropriateness of care are: the performance of periodic medical care evaluation studies, the analysis of monthly utilization of certain services, the performance of periodic member satisfaction studies and the review and response to member and physician grievances.

The Company compiles a variety of statistical information concerning the utilization of various services, including emergency room care, outpatient care, out-of-area services, hospital services and physician visits. Under-utilization as well as over-utilization is closely


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evaluated in an effort to monitor the quality of care provided to the Company's members by participating physicians and physician groups.

The Company's HMOs have member services departments which deal directly with members concerning their health care questions, comments, concerns and/or grievances. The Company conducts annual surveys among members concerning their level of satisfaction with the services they receive. Management reviews any problems that are raised by members concerning the delivery of medical care and receives periodic reports summarizing member grievances.

The National Committee for Quality Assurance ("NCQA") is an independent, non-profit organization that reviews and accredits HMOs. NCQA performs an evaluation of an HMO's operations with respect to standards established for quality assurance, preventive health services, utilization management, reporting, members' rights, as well as other factors. HMOs that comply with NCQA's review requirements and quality standards receive NCQA accreditation. After an NCQA review is completed, NCQA will issue one of four designations. These are (i) accreditation for three years; (ii) accreditation for one year;
(iii) provisional accreditation for twelve to eighteen months to correct certain matters with a follow-up review to determine qualification for accreditation; and (iv) not accredited. In February 1999, the Company's Indiana HMO was awarded a one year accreditation. In February 2000, the Indiana HMO underwent a re-review by NCQA, the results of which are not expected to be released until the second quarter of 2000. The California HMO is scheduled for an initial accreditation review in March 2000. The Louisiana HMO is also in the process of preparing for NCQA accreditation.

Premium Structure and Cost Control

The Company generally sets its membership fees, or premiums, for employees and their dependents pursuant to a community rating system, thereby charging the same premium per class of subscriber within a geographic area for like services; however, groups which meet certain enrollment requirements are charged premiums which may take into account prior cost experience and/or adjustments to community rating (see "Item 1. Business - Government Regulation").

The Company manages health care costs primarily through contractual arrangements with health care providers who share the risk of certain health care costs. The Company's HMOs arrange for health care services primarily through capitation arrangements. Under capitation contracts, the HMO pays the IPA, medical group or hospital a fixed amount per member per month to cover the payment of all or most medical services regardless of utilization, thereby transferring the risk of certain health care costs to the provider organization. For the year ended December 31, 1998


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and 1999 approximately 87% and 80%, respectively, of the members of the
Company's continuing HMOs received their health care services through a capitated provider arrangement for both physician and hospital services. For the year ended December 31, 1998 and 1999 physician and hospital capitation for the Company's continuing HMOs represented approximately 76% and 73%, respectively of the total corresponding health care costs. During 1999 the Company assumed increased risk for hospital services that were previously provided through capitated arrangements. A primary factor contributing to this shift in risk was the assumption by the California HMO of hospital services risk formerly capitated with MedPartners Provider Network, Inc. (see "Item 1. Business - Risks and Cautionary Statements - MedPartners Provider Network, Inc.").

The focus for cost-efficient use of medical and hospital services in the Company's HMOs is the primary care physician or group who provide services and manage utilization of services by directing or approving hospitalization and referrals to specialists and other providers. In order to manage costs in situations where the Company assumes the financial responsibility for specialist referrals and hospital utilization, the Company may provide additional incentives to health care providers for the medically appropriate, yet efficient utilization of these services.

In addition to directing the Company's health care providers toward capitation arrangements, the Company has a variety of programs and procedures in place to encourage appropriate utilization. These programs and procedures are intended to address the utilization of inpatient services, outpatient services and referral services which: (i) verify the medical necessity of inpatient nonemergency treatment or surgery, (ii) establish whether services are appropriately performed in an inpatient setting or could be done on an outpatient basis; and
(iii) determine the appropriate length of stay for inpatient services, which may involve concurrent review, discharge planning and/or retrospective review. In addition, the Company monitors the administration, costs and utilization of its pharmacy plan, incorporating such features as drug formularies. The Company's outpatient prescription drug formulary is developed, monitored and updated by the Company's National Pharmacy and Therapeutics Committee. This Committee is comprised of the Company's Medical Directors for the health plans, the Vice President of Pharmacy Services and other representatives. The formulary is designed to serve as a guideline in promoting cost-effective, quality drug therapy for the Company's members.

For further information, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Item 8. Financial Statements and Supplementary Data-Consolidated Statements of Operations" included herein.



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Marketing

The Company markets its commercial product to employers or other groups through direct selling efforts and through contacts with insurance brokers and consultants. Commercial members typically join the Company's HMOs through an employer, who pays all or most of the monthly premium. In many instances, employers offer employees a choice of indemnity health insurance coverage or coverage with PPOs and HMOs such as those operated by the Company. The Company's PPO and HMO agreements with employers are generally for a term of 12 months, and automatically renew unless a termination notice is given. Once the Company's relationship with the employer is established, marketing efforts are then focused on the employees of these employers. During an annual "open enrollment period", employees may select their desired health care coverage. The primary annual open enrollment period occurs in the month of January. As of January 31, 2000, approximately 60% of the Company's commercial members had selected their desired health care coverage for the ensuing annual period. The Company's commercial membership is widely diverse, with no commercial employer group comprising 10% or more of the Company's total commercial enrollment with the exception of the State of Indiana employer group which has approximately 10.9% of the Company's commercial members as of December 31, 1999. The Company's 10 largest employer groups acccounted for approximately 33.1% of the Company's commercial members as of December 31, 1999. The Company's HMOs were offered by approximately 1,230 commercial employer groups as of December 31, 1999.

The Company believes that attracting employers is only the first step toward increasing enrollment at each of its HMOs. Ultimately, the Company's ability to retain and increase membership will depend upon how users of the health care system assess its benefit package, rates, quality of service, financial condition and responsiveness to user demands.

The Company markets its Medicare programs to employer groups with retiree groups and to eligible individuals through direct solicitation and cooperative advertising with participating medical groups. The Company markets its Medicaid programs pursuant to guidelines established by the various states. Medicaid and Medicare beneficiaries may disenroll at any time for any reason. The disenrollment may be effective as early as the first of the month following the date the notification is received.

Management Information Systems

All of the Company's HMOs are currently linked through a network of data lines to the corporate data center, allowing the Company to prepare and distribute management, accounting and health care services reports



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(including eligibility, billing, capitation, claims information and utilization reports) on an ongoing basis. System generated reports contain budgeted and actual monthly cost and utilization statistics relating to physician initiated services and hospitalization. Hospital utilization management reports, which are available on a daily basis, are further analyzed by the type of service, days paid, and actual and average length and cost of stay by type of admission. The Company's systems also support efficient transfer of information with providers and employer groups. The Company is currently in the process of a comprehensive evaluation of its information technology, data retrieval and management information systems with a view towards enhancing and upgrading its systems capabilities and improving operating efficiencies.

The Company has undergone a Year 2000 readiness program to upgrade and test its systems in preparation for the year 2000 and to assess Year 2000 issues relative to its computing information systems and related business processes. The Company did not experience any disruption to its computing information systems effective with the year 2000 and through March 24, 2000. There can be no assurance, however, that the Company will not experience Year 2000 disruptions or operational issues including those as a result of the Company's vendors and customers.(See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward Looking Information - Year 2000"). The corporate data center is located in Los Angeles.

Competition

Both the health care industry as a whole and the managed care industry in particular are increasingly competitive in all markets. HMOs operating in this highly competitive industry are subject to significant market- place changes from business consolidations, new and emerging strategic alliances, consumer initiatives and legislative reform. The Company competes in its regional markets for employers and members with other HMOs, indemnity health insurers and PPOs as well as employers who elect to self-insure. In addition, the Company competes with other HMOs and PPOs for quality health care providers including physician groups, specialists and hospitals. Many of these competitors are significantly larger and/or have greater financial resources than the Company. The level of competition varies from area to area depending on the variety and relative market share of indemnity insurance, HMO, POS and PPO health care services offered. The Company also faces competition from hospitals and other health care providers who have combined and formed their own networks to contract directly with employer groups and other prospective customers for the delivery of health care services. California, the largest market in which the Company operates, is served by a significant number of HMOs and is one of the most heavily penetrated markets by HMOs in the United States. Competition for members and market share in the

Company's markets has resulted in an increase in price competition and a corresponding increase in the difficulty of maintaining margins and market share.

The Company believes that the principal competitive factors in the managed health care industry are health care costs to members and employers, the quality and accessibility of contracted providers, the variety of health care coverage options offered and the quality of service to employers, members and providers. Competition may result in pressure to reduce premium rates or limit the growth potential of HMOs in a particular market. Employers, for example, are increasingly cost sensitive in selecting health care coverage for their employees, resulting in market pressures for the Company to keep its rates competitive. In addition to the above, the Company has recently faced increased competition from health care providers offering not only HMO services but PPO, POS and other health care services as well. In an effort to remain competitive, the Company offers a variety of health care services, including PPO and POS and is actively exploring offering more cost effective benefit plans and other services; however, due to competitive pressures it has become increasingly difficult to maintain profitable margins amongst certain blocks of business and/or geographic areas. In 1999, the Company's lack of market share and inability to improve margins necessitated its withdrawal from the commercial line of business in Sacramento.

Competition may also be affected by mergers and acquisitions in the managed care and general health care industries as companies and health care providers seek to expand their operating territories, gain economies of scale and increase market share. Many of the Company's markets, and the California market, in particular, have recently experienced a number of mergers and acquisitions among health care providers and/or managed care organizations. A significant number of the Company's principal competitors have substantially larger membership and/or greater financial resources than the Company.

Government Regulation

The federal government and each of the states in which the Company conducts its business have adopted laws and regulations that govern the business activities of the Company to varying degrees. The most important laws affecting the Company are the Federal Health Maintenance Organization Act of 1973, as amended (the "HMO Act"), and the regulations thereunder promulgated by the Secretary of Health and Human Services, and the various state regulations mandating compliance with certain net worth and other financial tests.

All of the Company's HMOs are federally qualified under the HMO Act. Under federal regulations, services to members must be provided substantially on a fixed prepaid monthly basis, without regard to the actual level of utilization of services. Premiums established by HMOs may vary from employer to employer through composite rate factors and special treatment of certain broad classes of members, including geographical location ("community rating"). Prospective experience rating of accounts (i.e., setting premiums for a group account based on that group's past use of health care services) is also permitted under federal regulations in certain circumstances. Pre-existing condition exclusions are prohibited under the HMO Act. From time to time, modifications to the HMO Act have been considered by Congress. The Company is unable to predict what, if any, modifications to the HMO Act will be passed into law or what effect, if any, such legislation would have upon the operations, profitability or business prospects of the Company.

Among other areas regulated by federal and state law, although not necessarily by each state, are the scope of benefits available to members, the manner in which premiums are structured, procedures for the review of quality assurance, enrollment requirements, the relationship between the HMO and its health care providers, procedures for resolving grievances, licensure, expansion of service area, financial condition, grounds for termination or non-renewal and patient rights. The HMOs are subject to periodic review and or audit by the federal and state licensing authorities regulating them.

A number of jurisdictions in which the Company's HMOs operate have enacted small group insurance and rating reforms which generally limit the ability of insurers and HMOs to use risk selection as a method of controlling costs for small group business. These laws may generally limit or eliminate use of pre-existing conditions exclusions, experience rating and industry class rating and may limit the amount of rate increases from year to year.

All of the Company's HMOs are licensed by pertinent state authorities and are subject to extensive state regulations which require periodic financial reports and compliance with minimum equity, capital, deposit and/or reserve requirements. These and other requirements limit the ability of the HMO subsidiaries to transfer funds to MHP. The Company has implemented administrative services agreements which provide for MHP to furnish various management, financial, legal, computer and telecommunication services to the HMOs pursuant to the terms of the agreement with each HMO.

The California HMO is subject to state regulation principally by the California Department of Corporations under the Knox-Keene Act. In 1999, California enacted a law transferring jurisdiction of the Knox-Keene Act to a new agency, the Department of Managed Care, which is anticipated to become effective no later than July 1, 2000.

MLH and the Company's Indiana and Louisiana HMOs are subject to regulation under state insurance holding company regulations. Such insurance holding company laws and regulations generally require registration with the state Department of Insurance and the filing of certain reports describing capital structure, ownership, financial condition, certain intercompany transactions and general business activities. Certain state insurance holding company laws and regulations require prior regulatory approval of, or in certain circumstances, prior notice of, certain transactions between the regulated companies and their affiliates.

The Company's HMOs have Medicare risk contracts which are subject to regulation by HCFA, a branch of the United States Department of Health and Human Services. HCFA has the right to audit HMOs operating under Medicare risk contracts to determine compliance with contract terms, regulations and laws governing the use of federal funds and to monitor the quality of care being rendered to the HMO's enrollees. HCFA also has the right to terminate the Company's Medicare contracts if the Company fails to meet established compliance standards. The Company's HMOs which have Medicaid contracts are subject to both federal and state regulation regarding services to be provided to Medicaid enrollees, payment for those services and other requirements of the Medicaid program.

All of the Company's HMOs have commercial contracts with the Federal Employees Health Benefit Plan ("FEHBP"). These contracts are subject to extensive regulation including complex rules relating to the premium rates charged. The FEHBP has the authority to retroactively audit the premium rates and seek adjustments thereto in accordance with specified guidelines.

In 1997 the Health Insurance Portability and Accountability Act of 1996 ("HIIPA") was enacted. HIIPA, among other things, requires the guaranteed issuance and renewability of health coverage for certain individuals and small groups, guaranteed renewability for large and small groups and certain individuals, limits pre-existing condition exclusions, limits the grounds for terminating coverage, provides for a demonstration project for medical savings accounts and imposes significant new regulations and penalties designed to prevent health care fraud and abuse.

In 1997 the Balanced Budget Act (the "Budget Act") was enacted which, among other things, replaced the Medicare risk contract program with the Medicare+Choice program. The legislation modified the method of federal reimbursement and the requirements for organizations participating in the

Medicare+Choice program. The federal reimbursement methodology for determining premiums paid by HCFA was revised to adopt a risk adjusted payment methodology based upon a blend of national and local health care cost factors. HCFA will be implementing payment under the risk adjusted payment methodology effective January 1, 2000 and payment under this methodology will be phased in over a five year period. The legislation includes a provision for a minimum increase of 2% annually in health plan Medicare reimbursement for the next five years. The legislation further provides for expedited licensure of provider-sponsored Medicare plans, a repeal in 1999 of the rule requiring health plans to have one commercial member for each Medicare or Medicaid member, and added program requirements related to provider contracting, quality assurance, utilization management, grievances and appeals. This legislation could have the effect of increasing competition in the Medicare market and increasing the Company's cost of administering its Medicare plans.

Government regulation of health care coverage products and services is a changing area of law that varies from jurisdiction to jurisdiction. Changes in applicable laws and regulations are continually being considered and the interpretations of existing laws and rules may also change from time to time. Regulatory agencies generally have broad discretion in promulgating regulations and in interpreting and enforcing laws and rules. The Company is unable to predict what regulatory changes may occur or what may be the impact on the Company of any particular change. In addition, the issue of health care reform on both a state and federal level continues to undergo discussion and examination within both the public and private sectors. Although the concept of managed care appears to be an integral part of many proposals, the Company cannot determine the effect, if any, these proposals or other reforms, if enacted, may have on the business or operations of the Company. The Company believes that it would benefit from legislative proposals encouraging the use of managed health care; however, there can be no assurance that the enactment of any such regulatory or legislative change would not materially and adversely affect the Company's financial position, results of operations, or cash flows. Although the Company intends to maintain its continuing HMOs' federal qualifications, state licenses, Medicare and Medicaid contracts, there can be no assurance that it can do so. The Company believes that it is currently in compliance in all material respects with the various federal and state regulations and contractual requirements applicable to its continuing operations (see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations").

Business Risks and Cautionary Statements

The Company is faced with various risks and uncertainties to its operations which include a variety of factors that may have a material effect on its operating results. (See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward Looking Information").

Health Care Costs -

The Company's results of operations are significantly impacted by the Company's ability to estimate and manage future health care costs over the related premium period. Many factors may adversely impact the Company's ability to estimate and manage future health care costs including increased utilization, high dollar claims, inflation, catastrophic events, epidemics, new mandated benefits, new technologies and health care practices, and inability to secure cost effective provider compensation arrangements.

Pharmaceutical Costs -

Prescription drug costs continue to rise at a rate in excess of most other health care services. Although the Company has implemented strategies to mitigate this cost trend there can be no assurance that the Company will be able to effectively manage this increasing trend or successfully recoup the increasing costs thereof.

Claims Reserves -

The Company's claims reserves are estimates of incurred health care costs based upon various assumptions and environmental factors. Given the inherent variability of such estimates, the actual development of such reserves could be materially different from amounts provided.

Health Care Provider Network -

The Company's marketability and profitability is dependent, in large part, upon its ability to attract and contract on a cost effective basis with hospitals, medical groups, physicians and other provider contracting entities. The Company contracts with providers and other provider contracting entities primarily through capitation arrangements. The inability of contracted provider entities to properly manage costs under capitation arrangements can result in financial instability and insolvency of such providers resulting in the termination of their relationship with the Company, and subject the Company to possible liability of unpaid claims. In addition, the potential loss of capitation arrangements subjects the Company to increased financial risk related to health care costs.

Competition and Marketing -

The Company operates in an environment where many of its competitors enjoy greater market share and greater capital resources. Competitive pressures have in the past and may continue to adversely affect the Company's ability to retain or increase its customer base, limit its pricing flexibility, and maintain or improve operating margins.

Concentration of Business -

The Company's Medicaid and Medicare lines of business are subject to the Company's ongoing ability to secure contracts with the respective contracting entities. In addition, the governmental programs are subject to extensive federal and state regulation. The Company's Medicaid and Medicare premium revenues represented approximately 28.5% and 12.9%, respectively, of the Company's total premium revenues for 1999. A failure to retain one or more of the largest governmental contracts could have a material adverse effect on the Company's business and operations.

Management Information Systems -

The Company's business operations are significantly dependent on the functionality and effectiveness of its management information systems. The Company is presently assessing various alternative initiatives regarding the implementation of significant system enhancements and/or conversions including internet-based systems. Any significant problems resulting from the implementation of such initiatives and/or conversions could result in a material adverse impact on the Company's business processes, customer and provider relationships, results of operations and financial condition.

Administrative and Management Structure -

An element of the Company's business strategy is to ensure its operations maintain an efficient administrative cost structure. However, the implementation of various business strategies such as the introduction of new products, geographic and/or service area expansion, information system enhancements and improved workflow processes involve operational challenges and the risk of unanticipated costs and related impact to the Company's workforce.

Governmental Regulation; Federal and State Legislation -

The health care industry is subject to extensive regulation, including, but not limited to requirements related to licensing, policy benefits design, member disclosure and enrollment, cash reserves, net worth and restrictions on dividending. In addition, the Company is subject to various reviews and audits regarding compliance with applicable laws and regulations. Future changes related to pending legislation or regulation could have a material adverse impact on the Company's business.

Litigation -

The Company is subject to various legal actions, including claims disputes with providers, breach of contract actions, and other matters primarily related to contractual arrangements of the Company. An adverse determination in one or more of these litigations could have a material adverse effect on the Company's business and operations (see "Item 3. Legal Proceedings").

MedPartners Provider Network, Inc. -

The Company's California HMO had a multi-year capitated contract arrangement with MedPartners Provider Network, Inc. ("MPN"), a wholly owned subsidiary of Caremark Rx, Inc., formerly know as Medpartners, Inc. ("MedPartners"), that as of June 30, 1999 provided health care services to approximately 29,700 commercial members, 1,800 Medicare members and 3,500 Medicaid members. In November 1998, MedPartners announced its intention to divest its physician groups and physician practice management business which includes the operations of MPN. On March 11, 1999 the California Department of Corporations (the "DOC") appointed a conservator to manage the operations of MPN; and the conservator, on behalf of MPN, filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court (the "Bankruptcy Court") for the Central District of California (the "DOC Actions"). In connection with MPN's Chapter 11 filing, certain non-contracted providers of MPN have asserted that the health plans contracting through MPN remain liable for any unpaid obligations of MPN related to the provision of covered health care services to the members of the respective health plans. Under an amended and restated settlement agreement among the DOC, MPN and MedPartners (the "Global Settlement"), MedPartners agreed to fund, subject to the satisfaction of certain conditions and funding commitment limitations, MPN's liabilities to its providers and liabilities of MedPartners' affiliated medical groups. The Global Settlement provided for the sale of MedPartners California physician practice groups (the "California Operations"). As of mid August 1999, MedPartners had completed the sales of its California Operations. In connection with the sale of certain of the California Operations, the Company's California HMO and other California HMOs have been asked to collectively loan $12 million for the benefit of the purchaser (the "Plan Loan") to assure that the purchaser has adequate working capital and that continuity of care can be maintained. If consented to, the California HMO's share of the Plan Loan would be approximately $500,000 and would depend on an acceptable agreement being reached on the terms and conditions for the Plan Loan by and among the California HMOs, Medpartners and the purchaser. The terms and provisions of the Plan Loan are subject to negotiations among the parties to the Plan Loan and have not been finalized. The Company has not yet determined if the California HMO will participate in such proposed Plan Loan.

Effective June 1, 1999 the California HMO assumed the financial risk for hospital services provided to its members assigned to MPN. MPN has filed a plan of reorganization with the Bankruptcy Court on November 5, 1999 (the "Proposed Plan"). The Proposed Plan has not been approved by MPN's creditors or the Bankruptcy Court. The Company cannot state what adverse effect, if any, the Proposed Plan will have on the Global Settlement. Neither the effect of the DOC Actions, the Global Settlement, the Proposed Plan nor the Company's potential business and financial risks associated with its contractual arrangement with MPN is known at this point in time; however, the effect of these risks could have a material adverse effect on the Company's operations, financial position, results of operations and cash flows.

History

The Company's HMO business originated in California in 1973. The Company began multi-state operations in June 1982 by purchasing 100% of CNA Health Plans, Inc. As part of its expansion strategy, the Company acquired all of the stock of HealthCare USA Inc. ("HealthCare") and HealthAmerica Corporation ("HealthAmerica") in the fourth quarter of 1986. At that time, HealthCare owned or managed HMOs in three states and HealthAmerica owned or managed HMOs in 17 states, including 11 states not previously served by the Company. As a result of these acquisitions, which were highly leveraged, and adverse industry conditions, the Company's financial condition deteriorated significantly culminating in MHP and forty-seven affiliated entities filing for protection under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in March and April of 1989.

Under the Bankruptcy Code, substantially all pre-petition liabilities, contingencies and other contractual obligations were discharged upon emergence from Chapter 11 on December 5, 1990, the "Effective Date" of the plan of reorganization (the "Reorganization Plan"). Pursuant to the Reorganization Plan, the Company made distributions of cash, Senior Notes and Common Stock to holders of allowed claims and interests under the Reorganization Plan. On January 13, 1998 the United States Bankruptcy Court entered an order closing all of the jointly administered bankruptcy cases of the Company, with the exception of the Penn Health Corporation bankruptcy case, having determined that the Reorganization Plan had been consummated. The Company believes the resolution of the Penn Health Corporation bankruptcy case and certain other matters relating to the Reorganization Plan will not adversely impact the Company's ongoing business and operations. (See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Item 8. Financial Statements and Supplementary Data - Note 9 to the Company's Consolidated Financial Statements").

Shareholder Rights Plan

On February 24, 1998, the Board of Directors of the Company (the "Board") adopted a Shareholder Rights Plan (the "Rights Plan") designed to assure that in the event of an unsolicited or hostile attempt to acquire the Company, the Board would have the opportunity to consider and implement a course of action which would best maximize shareholder value. Additionally, on February 24, 1998, the Board declared a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The dividend is payable to the stockholders of record on March 16, 1998, and with respect to Common Stock issued thereafter, until the Distribution Date (as defined below) and, in certain circumstances, with respect to Common Stock issued after the Distribution Date. Each Right shall entitle the holder thereof to purchase 1/500th of a share of the Company's Series B Preferred Stock (the "Series B Preferred") for $45.00 (the "Exercise Price"). Each 1/500th Series B Preferred share (the "Preferred Fraction") shall be entitled to one vote in all matters being voted on by the holders of Common Stock and shall also be entitled to a liquidation preference of $0.20.

The Rights will initially be attached to the Company's Common Stock and will not be exercisable until a shareholder or group of shareholders acting together, without the approval of the Board, announce their intent to become a 15% or more owner in the Company's Common Stock. At that time, certificates evidencing the Rights shall be distributed to shareholders (the "Distribution Date"), the Rights shall detach from the Common Stock and shall become exercisable. When such buyer acquires 15% or more of the Company's Common Stock, all Rights holders, except the non-approved buyer, will be entitled to acquire an amount of the Preferred Fraction at a rate equal to twice the Exercise Price divided by the then market price of the Common Stock. In addition, if the Company is acquired in a non-approved merger, after such an acquisition, all Rights holders, except the aforementioned 15% or more buyer, will be entitled to acquire stock in the surviving corporation at a 50% discount in accordance with the Rights Plan.

The Rights shall attach to all common shares held by the Company's shareholders of record as of the close of business on March 16, 1998.

Shares of Common Stock that are newly-issued after that date will also carry Rights until the Rights become detached from the Common Stock. The rights will expire on February 23, 2008. The Company may redeem the Rights for $.01 each at any time before a non-approved buyer acquires 15% or more of the Company's Common Stock. Heartland Advisors, Inc. ("Heartland") was the beneficial owner of approximately 18.5% of the Company's Common Stock as of the date the Rights Plan was adopted and was "grandfathered" with respect to their existing position, including allowance for certain small incremental additions thereto. As of December 31, 1999, Heartland was the beneficial owner of 19.8% of the Company's Common Stock. In addition, in 1999 the Board waived the implementation of the Rights Plan in connection with Snyder Capital Management, L.P.'s ("SCMLP") acquiring beneficial ownership of up to 20% of the Company's Common Stock. As of December 31, 1999, SCMLP was the beneficial owner of 19.5% of the Company's Common Stock (see "Item 12. Security Ownership of Certain Beneficial Owners and Management").

Consent Solicitation and Related Matters

On March 19, 1998, Paul R. Dupee, Jr. ("Mr. Dupee") and certain other entities holding in the aggregate approximately 5% of the Company's outstanding shares began an action to solicit written consents of shareholders of the Company by filing preliminary consent material with the Securities and Exchange Commission (the "SEC"), and issuing a press release (the "Dupee Consent Solicitation"). The Dupee Consent Solicitation proposed to enact the following proposals (the "Dupee Proposals"): (i) to repeal any amendments to the Company's Bylaws adopted by the Board since February 1, 1998; (ii) to amend Article III, Section 2 of the Company's Bylaws through the addition of ten new directors, thereby increasing the number of directors eligible to serve on the Board to 17, and to confirm that the existing Bylaw provisions of Article II, Section 14 were not applicable to the Dupee Consent Solicitation; and (iii) to fill the new directorships created by the increase in the authorized number of directors with the ten nominees proposed by Mr. Dupee, including Mr. Dupee and Mr. Robert M. Davies. At the same time, Mr. Dupee filed litigations against the Company in Federal court and against the Company and its directors in State court (the "Dupee Litigations").

In response to the Dupee Consent Solicitation, the Board filed an opposition preliminary consent solicitation with the SEC, filed answers and counterclaims in the Dupee Litigations, and, in March 1998 amended certain provisions of the Bylaws (the "March Bylaw Amendments"). The effect of the March Bylaw Amendments was to make the adoption of the Dupee Proposals more difficult. When the March Bylaw Amendments were added, the Board also amended Mr. Ratican's employment agreement and the Company's Supplemental Executive Retirement Plan. (See "Item 11.

Executive Compensation - Ratican Employment Agreements and Supplemental Executive Retirement Plan").

Prior to either the Company or Mr. Dupee sending definitive consent solicitation material to the shareholders, Mr. Dupee and certain entities affiliated with the Dupee Consent Solicitation (the "Dupee Group"), entered into a settlement agreement with the Company dated May 8, 1998 (the "Settlement Agreement") pursuant to which Mr. Dupee terminated the Dupee Consent Solicitation. In accordance with the Settlement Agreement, the Board authorized an increase in the number of directors to serve on the Board from seven to nine. The three vacancies (one existed prior to the increase by the Board) were filled by Messrs. Paul R. Dupee, Jr., Robert M. Davies and Elwood I. Kleaver, Jr. In addition, Mr. Dupee became a member of the Company's Executive Committee which was expanded to four members. Messrs. Dupee and Kleaver were classified as Class II directors and as Nominees for the 1998 Annual Meeting of Shareholders. Mr. Davies has been classified as a Class I director with a term which will expire in 2000. In addition, the members of the Dupee Group agreed not to initiate or support any written consent or other shareholder solicitations for a special meeting prior to the 1999 Annual Meeting of Shareholders. Pursuant to the Settlement Agreement, the Company scheduled the 1998 Annual Meeting of Shareholders for July 30, 1998 and agreed to hold the 1999 Annual Meeting of Shareholders no later than June 30, 1999 (the "Termination Date").

Under the Settlement Agreement, the Dupee Litigations have been dismissed with prejudice, provided, that such dismissals shall not preclude a claim arising from any action or failure to take any action on and after May 8, 1998 by the Company, the Board, Mr. Dupee, or any other current or future shareholder of the Company. Pursuant to the Settlement Agreement, the Company agreed not to take certain actions with respect to the issuance of its voting securities prior to the Termination Date.

The Company's 1998 Annual Meeting of Shareholders was held on July 30, 1998 at which the Company's shareholders approved by ballot and by proxy all five proposals provided for in the Settlement Agreement, including the election of three new Directors, Ms. Florence F. Courtright, Mr. Paul R. Dupee, Jr. and Mr. Elwood I. Kleaver, Jr. to serve until the year 2001 Annual Meeting of Shareholders. The Company's shareholders also approved an amendment to the Rights Plan to eliminate the "dead hand" (continuing Directors) provision of the Rights Plan and agreed to the reimbursement for an aggregate of $444,135 representing certain expenses incurred by Mr. Dupee and others in connection with the Dupee Consent Solicitation. The Company's shareholders also adopted certain amendments to the Company's Certificate of Incorporation and Bylaws which were agreed to in the Settlement Agreement.

Employees

As of December 31, 1999 the Company employed approximately 500 full-time employees. None of the Company's employees are represented by a labor union or covered by a collective bargaining arrangement. The Company believes its employee relations are good.

Directors and Executive Officers of the Registrant

The directors and executive officers of the Company at December 31, 1999 were as follows:


     Name                     Age              Position
     ----                     ---              --------

Paul R. Dupee, Jr.             56            Chairman of the Board of
                                             Directors, Chief Executive
                                             Officer

Richard A. Link                45            Chief Operating Officer,
                                             Chief Financial Officer,
                                             Executive Vice President -
                                             Finance and Administration

Alan D. Bloom                  53            Senior Vice President,
                                             Secretary and General
                                             Counsel

Patricia A. Fitzpatrick        48            Treasurer

Warren D. Foon                 43            Vice President, General
                                             Manager - Maxicare
                                             California

Kenneth D. Kubisty             34            Acting Vice President,
                                             General Manager -
                                             Maxicare Indiana

Sanford N. Lewis               56            Vice President -
                                             Administrative Services

George H. Bigelow              57            Director

Claude S. Brinegar             73            Director

Florence F. Courtright         68            Director

Robert M. Davies               49            Director

Thomas W. Field, Jr.           66            Director

Elwood I. Kleaver, Jr.         57            Director

Charles E. Lewis, M.D.         71            Director

Simon J. Whitmey               53            Director

Paul R. Dupee, Jr. was appointed Chairman of the Board of Directors in June 1999 and Chief Executive Officer of the Company in August 1999. For more than five years prior hereto, Mr. Dupee has been a private investor. He has served as a Director of the Lynton Group, Inc. since 1996 and has been Chairman since 1998. From 1986 through 1996, Mr. Dupee was Director and Vice Chairman of the Boston Celtics Limited Partnership, which owns the National Basketball Association team, the Boston Celtics. Mr. Dupee has been a director of the Company since May 1998.

Richard A. Link was appointed Chief Operating Officer in August 1999 in addition to his appointment as Chief Financial Officer, Executive Vice President - Finance and Administration of the Company in December 1997. Mr. Link served as Chief Accounting Officer and Senior Vice President - Accounting of the Company from September 1988 to December 1997. He has a Bachelor's degree in Business Administration from the University of Southern California and is a certified public accountant.

Alan D. Bloom has been Senior Vice President, Secretary and General Counsel to the Company since July 1987. Mr. Bloom joined the Company as General Counsel in 1981. Mr. Bloom received a Bachelor's degree in Biology from the University of Chicago, a Master of Public Health from the University of Michigan, and a J.D. degree from American University.

Patricia A. Fitzpatrick has served as Treasurer of the Company since July 1998. Previously, Ms. Fitzpatrick served as Assistant Treasurer of the Company from July 1988 to July 1998. Ms. Fitzpatrick received a Bachelor of Science Degree in Management from Pepperdine University.

Warren D. Foon was appointed Vice President, General Manager of the California HMO in May 1995. Mr. Foon was Vice President - Plan Operations of the Company from March 1989 through April 1995 and Vice President - National Provider Relations from October 1986 through February 1989. Mr. Foon received a Doctor of Pharmacy and a Masters in Public Administration from the University of Southern California and a Bachelor of Arts in Biology from the University of California at Los Angeles.

Kenneth D. Kubisty was appointed Acting Vice President, General Manager of Maxicare Indiana, Inc. in November 1999. Mr. Kubisty served as Director of Governmental Programs and Provider Relations from April 1998 through October 1999. Prior to joining Maxicare, Mr. Kubisty served as a provider services manager for Managed Care Solutions, Inc. from March 1997 through March 1998 and served as a policy analyst for the state of Indiana's Medicaid managed care program from June 1996 through March 1997. Prior to June 1996 Mr. Kubisty pursued undergraduate and graduate studies and received a Master of Health Administration degree from Indiana University and a Bachelor of Arts in Health Management from the Governors State University.

Sanford N. Lewis was appointed Vice President - Administrative Services of the Company in February 1996. He was Associate Vice President - Underwriting from July 1993 to January 1996 and prior to that National Director Data Control. Mr. Lewis has been with the Company since 1987.

George H. Bigelow has been a managing member of Americana Group, LLC, a real estate investment advisor since January 1998. Previously, he was the President, Chief Operating Officer and Director of Americana Hotels and Realty Corporation, a publicly traded real estate investment trust located in Boston, Massachusetts, from 1986 to 1998 and he became Chief Financial Officer in March 1997. Mr. Bigelow has been a director of the Company since June 1999.

Claude S. Brinegar is the retired Vice Chairman of the board of directors and Chief Financial Officer of Unocal Corporation. Prior to his retirement Mr. Brinegar had been with Unocal for 39 years. Mr. Brinegar is currently a member of the board of directors of CSX Corporation and served on the board of directors of Conrail, Inc. from 1990 to 1998. Mr. Brinegar has been a director of the Company since June 1991.

Florence F. Courtright has been a private investor for more than the last five years. She is a founding Limited Partner of Bainco International Investors, l.p. and a Trustee of Loyola Marymount University. Further, Ms. Courtright is the former co-owner of the Beverly Wilshire Hotel. Ms. Courtright has been a director of the Company since November 1993.

Robert M. Davies has been Managing Director of The Menai Group LLC, a merchant banking firm since April 1998. Mr. Davies was the Vice President of Wexford Capital Corporation, an investment manager to several private investment funds, from 1994 to March 1997. From September 1993 to May 1994 he was Managing Director of Steinhardt Enterprises, Inc., an investment company, and from 1987 to August 1993 he was Executive Vice President of The Hallwood Group Incorporated, a merchant banking firm. Mr. Davies is a Director and Chairman of Oakhurst Company, Inc., a Director of its majority-owned subsidiary, Steel City

Products, Inc. and a Director of Industrial Acoustics Company, Inc. Mr. Davies has been a director of the Company since May 1998.

Thomas W. Field, Jr. has been President of Field & Associates, a management consulting firm, since October 1989. Mr. Field served as Chairman of the Board of ABCO Markets from December 1991 through January 1996. ABCO Markets is in the grocery business. Mr. Field also holds directorships at Campbell Soup Company and Stater Bros. Markets. Mr. Field has been a director of the Company since April 1992.

Elwood I. Kleaver, Jr. served as Interim Chief Operating Officer of the Company from April 1999 through July 1999. He has been a private investor and self-employed health care consultant specializing in turnaround situations. He also serves as the President and Director of Alcohol Detection Services LLC ("ADS"), a start-up biotech company, and is a Director of Independent Care and Harmony Health Plan, HMOs specializing in care to the chronically disabled and Medicaid beneficiaries, respectively. In 1995, Mr. Kleaver became an officer and Director of Early Detection, Inc. ("EDI"), a start-up biotech company which in 1998 underwent liquidation under Chapter 128 of the Wisconsin law. ADS is the successor of the operations formerly operated by EDI. From January 1993 through January 1995, Mr. Kleaver was President and Director of CareNetwork, a Wisconsin based HMO. Mr. Kleaver has been a director of the Company since May 1998.

Charles E. Lewis has been a Professor of Medicine, Public Health and Nursing at the University of California at Los Angeles, since 1970. As of July 1993, he was appointed Director of the Center of Health Promotion and Disease Prevention. He is a member of the Institute of Medicine, National Academy of Sciences and is a graduate of the Harvard Medical School and of the University of Cincinnati School of Public Health where he received a Doctorate of Science degree. Dr. Lewis is a Regent of the American College of Physicians and a member of the Board of Commissioners of the Joint Commission on Accreditation of Health Care Organizations. Dr. Lewis has been a director of the Company since August 1983.

Simon J. Whitmey has served as President and Chief Executive Officer of Acralight, Inc., a privately owned California corporation (and a California licensed contractor) that manufactures and installs glazing systems since 1995. Mr. Whitmey was self-employed as a real estate developer from 1992 to 1995. Mr. Whitmey has been a director of the Company since June 1999.

The Board of Directors (the "Board") is classified into Class I, Class II and Class III directors. Class I directors include Dr. Lewis, Mr. Brinegar and Mr. Davies and they will serve until the 2000 annual meeting of stockholders and until their successors are duly qualified and elected. Class II directors include Ms. Courtright, Mr. Dupee and Mr. Kleaver and they will serve until the 2001 annual meeting of stockholders and until their successors are duly qualified and elected. Class III directors include Mr. Bigelow, Mr. Field and Mr. Whitmey and they will serve until the 2002 annual meeting of stockholders and until their successors are duly qualified and elected. Officers are elected annually and serve at the pleasure of the Board, subject to all rights, if any, under certain contracts of employment (see "Item 11. Executive Compensation").

Item 2.  Properties

The Company's operating facilities are held through leaseholds. At December 31, 1999, the Company leased approximately 212,000 square feet at 13 locations with an aggregate current monthly rental expense of approximately $174,000. These leases have remaining terms of up to 4 years. The Company's leased properties include administrative locations for its HMOs and corporate facilities and other miscellaneous facilities.

In June 1994, and effective as of that date, the Company entered into a lease with a term of 72 months for new office space in Los Angeles for its corporate and California HMO operations. Effective June 1999, the Company amended the lease agreement with a 36 month term through May 2002. (the "1999 Amended Lease"). The 1999 Amended Lease is for approximately 83,000 square feet with a monthly rental expense of approximately $81,000 excluding the Company's percentage share of all increases in the landlord's operating cost of the building.

Item 3.  Legal Proceedings

a. ALPHA HEALTH SYSTEMS, INC. AND CALIFORNIA FAMILY CARE SERVICES, INC.

1. Arbitration Proceedings

On or about November 20, 1998 California Family Care Services, Inc.,("Cal") and Alpha Health Systems, Inc. ("Alpha") each filed a separate Demand For Arbitration (collectively, the "First Demands") with the American Arbitration Association ("AAA") in Los Angeles, California, seeking arbitration of a breach of contract dispute with Maxicare, a California corporation ("California Plan"), the Company's California subsidiary. At the time the First Demands were filed with the AAA, Cal and Alpha were participating providers in the California Plan's Los Angeles County Medi-Cal program pursuant to their Medi-Cal provider contracts with the California Plan ("Provider Agreement"). In the First Demands Cal and Alpha contended that the California Plan: (a) overcharged them for stop loss coverage and administrative fees; (b) miscalculated capitation payments paid to them for the month of May 1997; (c) failed to submit adequate documentation for pharmacy charges; and (d) caused them to lose revenue because of administrative delays in credentialing physicians and performing physician site evaluations and because the California Plan failed to offer them as health care providers to the California Plan's commercial members ("Allegations"). Cal and Alpha also requested in the First Demands that the arbitrators determine whether, by reason of the Allegations, the California Plan breached the covenant of good faith and fair dealing or statutes and regulations to which the California Plan is subject. In the First Demands compensatory damages were claimed in the approximate amounts of $3.9 million and $4.2 million, for Cal and Alpha respectively, and pre and post arbitration award interest and attorneys' fees were also sought. In January 1998 the California Plan filed a motion to dismiss each of the arbitration proceedings on the grounds that the First Demands were untimely under the arbitration provisions contained in Cal and Alpha's respective provider contracts with the California Plan.

In August 1999 the California Plan terminated its separate Provider Agreements with Cal and Alpha as a result of their material breaches of the agreements. In December 1999, Cal and Alpha each served a pre- arbitration notice of dispute ("Dispute Notices") and demands for indemnification ("Indemnification Demands") on the California Plan. In the Dispute Notices Cal and Alpha notified the California Plan of disputes involving, among other things, (i) overcharges in administrative fees; (ii) the failure to pay capitation increases; (iii) the cancellation of the Provider Agreements without cause and in bad faith resulting in lost revenue; (iv) a loss of revenue due to a refusal to grow Alpha's lives base in conformity to other networks; (v) the termination of the Provider Agreements in bad faith and without cause, resulting in costs of rebuilding the network to pre-termination size; and (vi) indemnification for damages for which Cal and Alpha may be liable, alleged to be the result of the California Plan's purported breaches and wrongful cancellation of the Provider Agreements. In the Dispute Notices Cal and Alpha claim unpaid capitation, lost revenue and other damages in the respective amounts of $80 million and $76 million. In the Indemnification Demands Cal and Alpha seek indemnification for the same items identified in the Dispute Notices. In January 2000 the California Plan responded to the Dispute Notices and the Indemnification Demands and denied all of the allegations set forth in the Dispute Notices and Indemnification Demands. The California Plan also denied that it is obligated, liable, or indebted to Cal or Alpha in any amount on account of the issues, matters, or claims purported to be set forth in the Dispute Notices.

By ruling dated January 24, 2000 the arbitrator in the Cal arbitration granted the California Plan's motion to dismiss the arbitration initiated by the filing of the Cal First Demand with prejudice ("Dismissal Ruling"). On or about March 17, 2000, the California Plan received a demand for arbitration dated March 12, 2000, asserting a claim based on the Cal Dispute Notice

By ruling dated January 31, 2000 the Alpha arbitrator denied the California Plan's motion to dismiss the arbitration initiated by the filing of the Alpha First Demand. Following the arbitrator's ruling the California Plan filed its answer and counterclaims in the Alpha arbitration. Alpha has objected to the California Plan's answer and counterclaims contending they are untimely and that the California Plan's counterclaims were filed without the consent of the arbitrator. Alpha has also requested that the arbitrator give it leave to amend and update Alpha's First Demand to assert the claims identified in Alpha's Dispute Notice. The California Plan asserts that its answer was timely, the filing of its counter claims proper, and that Alpha's request to amend the Demand is inconsistent with the arbitration provision in the Provider Contract.

2. State Court Proceedings

On December 3, 1998, Cal and Alpha filed a complaint in the Superior Court for Los Angeles County ("Superior Court") that named the California Plan as a defendant and asserted breach of contract, breach of the covenant of good faith and fair dealing, fraud, intentional interference with prospective economic advantage and negligence. No damages were specified in the complaint. (Case No. B.C. 201751). On January 25, 1999, the Superior Court granted the California Plan's motion to compel arbitration of the claims asserted in the complaint and ordered arbitration of such claims. The California Plan believes that at least certain of the breach of contract claims asserted in the complaint overlap with the claims asserted in First Demands. To the extent the breach of contract claims are encompassed in the dismissed Cal First Demand, such claims are barred by the Dismissal Ruling.

On August 5, 1999, Cal and Alpha filed a complaint with the Superior Court that named Mr. Warren Foon and Mr. Walter Gray, two of the California Plan's officers, as defendants, and asserted claims for conversion and interference with contract. On March 13, 2000 the Superior Court granted the California Plan's motion to stay the action and to compel arbitration of the claims asserted in the complaint on the ground that the claims were claims against the California Plan and directed that such claims be adjudicated through arbitration with the California Plan.

The Company believes that all of the claims asserted by Cal and Alpha in the arbitration proceedings and the State Court proceedings are without merit, intends vigorously to contest the claims in the arbitration proceedings and believes it will prevail in the arbitrations. Notwithstanding the foregoing, if there is an adverse determination in any material aspect of the arbitrations, such determination could have a material adverse effect on the Company.

b. CALIFORNIA MEDICAL ASSOCIATION

On July 15, 1999, the California Medical Association, a California nonprofit corporation ("CMA"), commenced an action in San Diego County Superior Court against seven California HMOs and the Company (the "Defendants"), entitled:
"California Medical Association, California nonprofit corporation, Plaintiff, v. Aetna U.S. Healthcare, Blue Cross of California, Blue Shield of California, Healthnet, Maxicare Health Plans, Inc., Pacificare of California, Prudential Healthcare, United Health Care of California, Inc., and DOES 1-100, Defendants" (the "Action")(Case No. 732614). The Defendants have entered into a joint defense agreement among themselves which, among other things, permits the sharing of crucial information relating to the defense of the Action on an attorney-client privileged basis.

The Defendants' joint demurrer to the first amended complaint was sustained by the Court pursuant to an order entered on January 7, 2000. On January 24, 2000 the CMA filed its second amended complaint in the Action asserting a quantum meruit claim against the Defendants ("Second Amended Complaint"). Pursuant to a stipulation the Company's California subsidiary, Maxicare, a California corporation ("California Plan"), was added as a named defendant and the Company was dismissed from the Action.

In the Second Amended Complaint, the CMA purporting to sue as the assignee of certain physicians and physician medical groups, has asserted a claim for quantum meruit against the Defendants, to recover payment for medical services that were not paid by the purported intermediaries with which the physicians contracted. In the Action CMA seeks recovery from the Defendants even though the Defendants have paid the intermediaries and certain of the physicians' contracts with the purported intermediaries require that they only seek payment from the intermediaries. The CMA seeks approximately $270,000 in damages from the California Plan.

The Defendants, including the California Plan, have filed a joint demurrer to the Second Amended Complaint seeking dismissal of the complaint. The hearing on the joint demurrer is scheduled for April 7, 2000.

The Company believes that the Action is without merit, intends to contest the Action vigorously and believes it will prevail in the Action. Notwithstanding the foregoing, while the Company does not believe that an adverse determination in the Action in and of itself will have a material adverse effect on the Company, if a subsequent adverse appellate decision were to ensue and a multiplicity of similar claims from physicians and other providers were subsequently asserted against the California Plan, such claims could have a material adverse effect on the Company.

c. MANAGED HEALTH SERVICES

On June 30, 1999, Maxicare Indiana, Inc. ("Maxicare Indiana"), a wholly-owned subsidiary of Maxicare Health Plans, Inc., received a "Written Notice of Dispute" from Coordinated Care Corporation of Indiana, Inc. d.b.a. Managed Health Services ("MHS") concerning a capitated contract arrangement between MHS and Maxicare Indiana, effective as of July 1, 1998, in which MHS agreed to administer Maxicare Indiana's Medicaid program for the Southern Region of Indiana (the "MHS Contract"). Thereafter, on August 31, 1999, MHS filed a Complaint in Marion Superior Court No. 11 in Indianapolis, Indiana against Maxicare Indiana under Cause No. 49D11 9908 CP001241 (the "Complaint").

In the Complaint, MHS alleged that Maxicare Indiana misrepresented certain facts upon which MHS relied when negotiating the MHS Contract. MHS also alleged that Maxicare Indiana acted in bad faith in negotiating the MHS Contract. MHS amended the Complaint on or about September 24, 1999, to include a demand of approximately $6 million in contractual damages, as well as punitive damages and rescission of the MHS Contract.

MHS and Maxicare Indiana have entered into a settlement that fully resolves the claims at issue in MHS' Written Notice of Dispute and the

Complaint. The settlement between MHS and Maxicare Indiana is comprised of an Amendment to the MHS Contract (the "Amendment") and a full Release Agreement (the "Release"). Pursuant to the Amendment, MHS specifically acknowledges and affirms that MHS will remain a party to the MHS Contract until the expiration of the regular term on December 31, 2000. The Amendment also calls for some slight modifications to the capitation payment terms, which will not have a material adverse effect on Maxicare Indiana. Under the Release between MHS and Maxicare Indiana the parties have completely released each other from all claims and liabilities arising from the factual and legal claims made in MHS' Written Notice of Dispute and the Complaint. The Release also states that the parties acknowledge that Maxicare Indiana admits no liability for the claims raised in MHS' Written Notice of Dispute and the Complaint, and that settlement was reached for the sole purpose of avoiding the time and expense associated with further litigation. As required under the release, MHS has stipulated to dismissal of the MHS Complaint, with prejudice. Accordingly, the Company will no longer be reporting on this matter.

d. OTHER LITIGATION

The Company is a defendant in a number of other lawsuits arising in the ordinary course from its operations, including cases in which the plaintiffs assert claims against the Company or third parties that assert breach of contract, indemnity or contribution claims against the Company for malpractice, negligence, bad faith in the failure to pay claims on a timely basis or denial of coverage seeking compensatory, fraud and, in certain instances, punitive damages in an indeterminate amount which may be material and/or seeking other forms of equitable relief. The Company does not believe that the ultimate determination of these cases will either individually or in the aggregate have a material, adverse effect on the Company's business or operations.

Item 4. Submission of Matters to a Vote of Security Holders

No matter was submitted to a vote of security holders during the three months ended December 31, 1999.

                                    PART II


Item 5. Market for the Registrant's Common Stock and Related
        Stockholder Matters

(a) Market Information

The Company's Common Stock trades on The Nasdaq Stock Market ("Nasdaq") under the trading symbol MAXI.

The following table sets forth the high and low sale prices per share on Nasdaq. The quotations are interdealer prices without retail mark-ups, markdowns, or commissions, and may not represent actual transactions.


Common Stock                         Sale Price
                                   ---------------
                                    High     Low
                                   ------   ------
1998     First Quarter             $13.13   $ 7.00

         Second Quarter            $12.63   $ 6.00

         Third Quarter             $ 8.81   $ 2.63

         Fourth Quarter            $ 6.81   $ 2.75

1999     First Quarter             $ 7.00   $ 3.81

         Second Quarter            $ 5.88   $ 3.75

         Third Quarter             $ 6.00   $ 4.25

         Fourth Quarter            $ 4.88   $ 2.31


(b) Holders

There were 17,150 holders of record of the Company's Common Stock as of December 31, 1999.

(c) Dividends

The Company has not paid any cash dividends on its Common Stock and has no current intention of doing so in the foreseeable future (see "Item 8. - Financial Statements and Supplementary Data - Note 5 to the Company's Consolidated Financial Statements").

Item 6. Selected Financial Data

                                                                     For The Years Ended December 31,
(Amounts in thousands except per share and         -------------------------------------------------------------------
membership data)                                     1999          1998           1997           1996            1995
                                                   ---------     ---------      ---------     ---------      ---------
REVENUES
    Premiums ................................     $ 704,996      $ 727,220      $ 658,080      $ 554,970     $ 467,130
    Investment income .......................         3,777          5,403          7,481          6,528         6,299
    Other income ............................         4,865          2,530          5,743          7,795           214
                                                  ---------      ---------      ---------      ---------     ---------
TOTAL REVENUES ..............................       713,638        735,153        671,304        569,293       473,643
                                                  ---------      ---------      ---------      ---------     ---------
EXPENSES
    Health care expenses ....................       652,274        684,362        630,869        503,006       414,296
    Marketing, general and administrative
       expenses .............................        63,955         61,068         55,765         48,850        44,051
    Depreciation and amortization ...........         1,173            756            751          1,279         1,245
    Loss contracts, divestiture costs,
      litigation, management settlement and
      other charges (1)  ....................         8,500         16,500          9,000
                                                  ---------      ---------      ---------      ---------     ---------
TOTAL EXPENSES ..............................       725,902        762,686        696,385        553,135       459,592
                                                  ---------      ---------      ---------      ---------     ---------

INCOME (LOSS) FROM OPERATIONS ...............       (12,264)       (27,533)       (25,081)        16,158        14,051

INCOME TAX BENEFIT ..........................                                                      3,267         3,625
                                                  ---------      ---------      ---------      ---------     ---------
NET INCOME (LOSS)  ..........................     $ (12,264)     $ (27,533)     $ (25,081)       $ 19,42     $  17,676
                                                  =========      =========      =========      =========     =========

NET INCOME (LOSS) PER COMMON SHARE:
Basic:
    Basic earnings (loss) per common share ..     $    (.68)     $   (1.54)     $   (1.40)     $    1.11     $    1.09
                                                  =========      =========      =========      =========     =========
    Weighted average number of common shares
      outstanding ...........................        17,925         17,928         17,897         17,520        16,158

Diluted:
    Diluted earnings (loss) per common share      $    (.68)     $   (1.54)     $   (1.40)     $    1.05     $     .97
                                                  =========      =========      =========      =========     =========
    Weighted average number of common and
      common dilutive potential shares
      outstanding ...........................        17,925         17,928         17,897         18,415        18,137



                                                                           At December 31,
                                                 --------------------------------------------------------------------
                                                    1999           1998          1997           1996          1995
                                                 ---------      ---------      ---------      ---------     ---------
BALANCE SHEET DATA:
   Total assets ............................     $133,215       $136,254       $167,422       $174,522      $152,836
   Total indebtedness (2) ..................     $ 90,059       $ 83,298       $ 86,386       $ 68,276      $ 68,131
   Shareholders' equity ....................     $ 43,156       $ 52,956       $ 81,036       $106,246      $ 84,705

MEMBERSHIP DATA:
   Number of members .......................      466,600        512,000        514,000        423,000       345,000

                        Notes to Selected Financial Data


The selected financial data should be read in conjunction with "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Item 8. Financial Statements and Supplementary Data."

(1) A $3.0 million charge for loss contracts related to the Carolinas commercial line of business and a $5.5 million charge for management settlement costs were recorded in the first quarter of 1999. A $10.0 million charge for loss contracts and divestiture costs and a $6.5 million charge for litigation, provider insolvency/impairment, and an increase to the loss contracts and divestiture costs reserve were recorded in the second and fourth quarters of 1998, respectively. A $6.0 million litigation charge was recorded in the first quarter of 1997 as a result of a ruling by the Commonwealth of Pennsylvania Board of Claims denying the Company recovery on its receivable of $5.0 million due the Company from the Pennsylvania Department of Public Welfare in connection with the operation of a Medicaid managed care program from 1986 through 1989 by a subsidiary of the Company, and related litigation costs. A $3.0 million management restructuring charge was recorded in the fourth quarter of 1997 for termination expenses primarily related to the settlement of certain obligations pursuant to the former chief financial officer's employment agreement. (See "Item 8. Financial Statements and Supplementary Data - Note 9 to the Company's Consolidated Financial Statements").

(2) Includes long-term liabilities of $2,985, $565, $195, $511, and $1,155, in 1999, 1998, 1997, 1996, and 1995, respectively.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

The year ended December 31, 1999 compared to the year ended December 31, 1998

The Company reported a net loss of $12.3 million for the year ended December 31, 1999 which included a $3.0 million charge for loss contracts related to the Carolinas commercial line of business, a $5.5 million charge for management settlement costs and $4.1 million of other income from a litigation settlement, compared to a net loss of $27.5 million for 1998 which included a $12.5 million charge for loss contracts and divestiture costs related to health plans identified for disposition, a $2.0 million charge for litigation and a $2.0 million charge for provider insolvency/impairment related to certain of the Company's capitated provider arrangements. Net loss per common share was $.68 for 1999 compared to a net loss per common share of $1.54 for 1998.

In 1999, the Company completed its restructuring program to exit unprofitable markets by asset sales or plan closings and concentrate on its continuing health care businesses in California, Indiana and Louisiana (the "continuing operations"). As of December 31, 1999, the continuing operations accounted for commercial membership of approximately 279,400 members, Medicaid membership of approximately 170,300 members and Medicare membership of approximately 16,900 members.

The Company is presently undergoing a strategic assessment which includes a variety of initiatives to improve the Company's market position, strengthen its medical management, claims payment administration and other critical business processes. In addition, the Company is presently assessing various alternative initiatives regarding the implementation of significant system enhancements and/or conversions including internet-based systems. The execution of this restructuring program may be dependent upon the Company's ability to secure additional capital financing and may result in restructuring costs to be incurred upon implementation. Premium revenues for the year ended December 31, 1999 decreased by $22.2 million to $705.0 million, a decrease of 3.1% as compared to 1998. This decrease was a result of a $77.1 million decrease in premium revenues related to the Company's discontinued operations which have been fully divested as of September 30, 1999 offset in part by a $54.9 million increase in premium revenues related to the Company's continuing operations.

Commercial premiums for the year ended December 31, 1999 decreased $53.1 million to $412.5 million as compared to $465.6 million for 1998. The

Company's commercial premiums for its continuing operations increased by $12.7 million to $412.0 million for 1999 as compared to $399.3 million for 1998 primarily due to premium rate increases offset in part by a decrease in membership. The Company's commercial membership for its continuing operations of 279,400 members as of December 31, 1999 decreased by 3,900 members as compared to the prior year period primarily as a result of pricing discipline. The average commercial premium revenue per member per month ("PMPM") increased 6.5% as compared to 1998.

Medicaid premiums for the year ended December 31, 1999 decreased $3.3 million to $201.2 million as compared to $204.5 million for 1998. The Company's Medicaid premiums for its continuing operations increased by $8.0 million primarily as a result of premium rate increases in California and Indiana. As of December 31, 1999 the California and Indiana health plans had 108,600 and 61,700 Medicaid members, respectively as compared to 125,400 and 69,500 Medicaid members, respectively as of December 31, 1998. The decline in California is primarily attributable to the California health plan not having ongoing participation in the new managed care program in San Bernardino and Riverside counties which was fully implemented and transitioned effective September 30, 1999. The decline in Indiana is primarily attributable to the Indiana health plan not participating in the central region after January 1999 due to the loss of its capitated network provider. Effective March 2000 the Indiana health plan had restructured its provider network in the central region and had commenced enrollment of members. The average Medicaid premium PMPM for the continuing operations increased by 4.3%, primarily due to premium rate increases in California and Indiana.

Medicare premiums for the year ended December 31, 1999 increased $34.1 million to $91.3 million as compared to 1998 as a result of premium rate increases and membership growth in both the California and Indiana health plans and the start up of Medicare operations in the Company's Louisiana health plan. As of December 31, 1999 the California, Indiana and Louisiana health plans had 10,500, 5,800 and 600 Medicare members, respectively, representing an increase in membership of 6,000 from 1998 primarily as a result of growth in California. The average Medicare premium PMPM increased by 5.7% due to premium rate increases in both California and Indiana and due to greater membership growth in California, which has a higher average Medicare premium PMPM as compared to that of Indiana.

Investment income for the year ended December 31, 1999 decreased by $1.6 million to $3.8 million as compared to 1998 due to lower cash and investment balances as well as lower investment yields.

Health care expenses for the year ended December 31, 1999 were $652.3 million as compared to $684.4 million for 1998. This decrease of $32.1 million was primarily due to the decrease in health care expenses associated with the divestitures of the Company's Illinois, Wisconsin and Carolinas health plans offset in part by an increase to health care expenses as a result of growth in the continuing operations and an increase to pharmacy costs. Although prescription drug costs are expected to continue to rise, the Company continues to implement strategies to mitigate this trend through benefit design changes and enhanced procedures and controls to promote cost effective use of prescription drug benefits. Included in health care expenses for the year ended December 31, 1999 was a $6.0 million charge recorded in the fourth quarter to increase health care claims reserves.

Marketing, general and administrative ("M,G&A") expenses for the year ended December 31, 1999 increased $2.9 million to $64.0 million as compared to $61.1 million for 1998. M,G&A expenses for the year ended December 31, 1998 excluded approximately $3.7 million of maintenance and divestiture costs which were applied against the reserve for loss contracts and divestiture costs. Including the $3.7 million of maintenance costs, M,G&A expenses were 9.1% and 8.9% of premium revenues for the year ended December 31,1999 and 1998, respectively.

For the year ended December 31, 1999, the Company reported a provision for income taxes of $55,000 and an offsetting income tax benefit of $55,000 due to the Company increasing its deferred tax asset. For the year ended December 31, 1998, the Company reported a provision for income taxes of $106,000 and an offsetting income tax benefit of $106,000 due to the Company increasing its deferred tax asset. (See "Item 8. Financial Statements and Supplementary Data -
Note 7 to the Company's Consolidated Financial Statements").

The year ended December 31, 1998 compared to the year ended December 31, 1997

The Company reported a net loss of $27.5 million for the year ended December 31, 1998 after recording charges of $16.5 million related to loss contracts and divestiture costs, litigation and provider insolvency/impairment costs. This compares to a net loss of $25.1 million for 1997 which included charges of $9.0 million related to litigation and management restructuring costs.

In December 1997, the Company began a comprehensive restructuring of the Company's operations and businesses with a view towards enhancing and focusing on the Company's operations which have generated substantially all of the membership growth in recent years. As a result of assessing various strategic alternatives, the Company concluded that the divestiture of the Company's operations in Illinois, the Carolinas and Wisconsin through either a sale or closure of these operations was in its best interest as the Company was unable to predict a return to profitability for these health plans in a reasonable time frame.

Additionally, the Company initiated the restructuring of its commercial and Medicaid provider network arrangements in Southern Indiana to improve the operating margins in this region. Accordingly, the Company recorded in the second quarter of 1998 a $10.0 million charge for anticipated continuing losses primarily related to contracts in Illinois and the Carolinas for which the anticipated future health care costs and associated maintenance costs exceed the related premiums, and certain other costs associated with the divestiture of these health plans. On September 30, 1998, the Company completed the sale of its Wisconsin health plan which had approximately 4,700 commercial members and approximately 10,200 Medicaid members. On October 16, 1998, the Company completed the sale of its Illinois health plan which had approximately 22,600 commercial members. In addition, on September 30, 1998, the Company announced it would cease offering in North and South Carolina, all commercial health care lines of business, including its commercial health maintenance organization, preferred provider organization and point of service product lines. The Company's Carolinas health plans ceased providing commercial and Medicaid health care coverage as of March 31, 1999 and September 30, 1999, respectively.

The Company's reported loss of $27.5 million for 1998 was, among other factors, significantly impacted by the specific operations targeted in the Company's restructuring plan which was implemented in 1998. The significant factors contributing to the loss of $27.5 million were the following: 1) $22.3 million of losses associated with the Wisconsin, Illinois and Carolinas health plans, 2) $7.3 million of losses associated with the Southern Indiana Medicaid line of business (the provider network arrangement has been restructured effective July 1998 from a fee for service network to a capitated risk arrangement,, 3) $3.8 million of losses associated with the commercial line of business in Southern Indiana (as of January 1, 1999 the Indiana health plan is no longer providing health care coverage to the member base which generated these losses; accordingly, the Company has mitigated its ongoing financial risk in this marketplace), 4) $2.0 million provider insolvency/impairment charge, and 5) $1.2 million of costs associated with a shareholder action. In the aggregate these aforementioned factors accounted for approximately $36.6 million in losses for the year ended December 31, 1998 which were in part offset by other operating results of the Company. Premium revenues for the year ended December 31, 1998 increased by $69.1 million to $727.2 million, an increase of 10.5% as compared to 1997. The Company's premium revenues for its continuing operations increased by $93.8 million as a result of premium rate increases and enrollment growth in the commercial, Medicaid and Medicare lines of business primarily generated by the California and Indiana health plans.

Commercial premiums for the year ended December 31, 1998 increased $8.0 million to $465.6 million as compared to $457.6 million for 1997. The Company's commercial premiums for its continuing operations increased by

$28.9 million to $399.1 million for 1998 as compared to $370.2 million for 1997 primarily due to a 5.5% membership increase. The Company's commercial membership for its continuing operations of 283,300 members as of December 31, 1998 increased by 10,600 members as a result of increases in California, Indiana and Louisiana. The average commercial premium revenue per member per month ("PMPM") increased 2.2% as compared to 1997.

Medicaid premiums for the year ended December 31, 1998 increased $44.6 million to $204.5 million as compared to $159.9 million for 1997. The Company's Medicaid premiums for its continuing operations increased by $48.4 million as a result of premium rate increases in Los Angeles County and Sacramento and a 37.2% membership increase. As of December 31, 1998 the California and Indiana health plans had 125,400 and 69,500 members, respectively, representing an increase in membership of 30,200 from 1997 primarily as a result of the growth in Los Angeles County. The average Medicaid premium PMPM for the continuing operations decreased by 2.0% due to the greater membership growth in Los Angeles County which has a lower premium PMPM as compared to that of Indiana and other California counties.

Medicare premiums for the year ended December 31, 1998 increased $16.5 million to $57.1 million as compared to 1997 as a result of premium rate increases and membership growth in both the California and Indiana health plans. As of December 31, 1998 the California and Indiana health plans had 6,200 and 4,700 members, respectively, representing an increase in membership of 3,000 from 1997 primarily as a result of growth in California. The average Medicare PMPM increased by 4.9% due to premium rate increases in both California and Indiana and due to greater membership growth in California, which has a higher average Medicare premium PMPM as compared to that of Indiana.

Investment income for the year ended December 31, 1998 decreased by $2.1 million to $5.4 million as compared to 1997 due to lower cash and investment balances as well as lower investment yields.

Health care expenses for the year ended December 31, 1998 were $684.4 million as compared to $630.9 million for 1997. This increase in health care expenses was in part a result of growth in all continuing operations lines of business and an increase in pharmacy costs reduced by approximately $8.3 million of health care costs applied against the reserve for loss contracts and divestiture costs established in 1998. Although prescription drug costs are expected to continue to rise, this trend was somewhat mitigated by enhanced procedures and controls implemented from June 1998 through September 1998 to promote cost effective use of prescription drug benefits.

Marketing, general and administrative ("M,G&A") expenses for the year ended December 31, 1998 increased $5.3 million to $61.1 million as compared to $55.8 million for 1997. M,G&A expenses for 1998, including approximately $1.2 million of costs recorded in the second quarter of 1998 related to a shareholder action and excluding approximately $3.7 million of maintenance and divestiture costs applied against the reserve for loss contracts and divestiture costs, were 8.4% of premium revenues as compared to 8.5% of premium revenues for 1997.

For the year ended December 31, 1998, the Company recorded $16.5 million of charges composed of 1) a $12.5 million charge for loss contracts and divestiture costs related to the discontinued health plans, 2) a $2.0 million litigation charge substantially related to the Company's former Illinois health plan and 3) a $2.0 million charge for provider insolvency/impairment related to certain of the Company's capitated provider arrangements including the arrangement with MedPartners Provider Network, Inc. (see "Item 1. Business - Business Risks and Cautionary Statements - MedPartners Provider Network, Inc."). For the year ended December 31, 1997, the Company recorded $9.0 million of charges composed of 1) a $6.0 million litigation charge as a result of a ruling by the Commonwealth of Pennsylvania Board of Claims denying the Company recovery on its receivable of $5.0 million due the Company from the Pennsylvania Department of Public Welfare and 2) a $3.0 million management restructuring charge for termination expenses primarily related to the settlement of certain obligations pursuant to the former chief financial officer's employment agreement.

For the year ended December 31, 1998, the Company reported a provision for income taxes of $106,000 and an offsetting income tax benefit of $106,000 due to the Company increasing its deferred tax asset. For the year ended December 31, 1997, the Company reported a provision for income taxes of $61,000 and an offsetting income tax benefit of $61,000 due to the Company increasing its deferred tax asset. (See "Item 8. Financial Statements and Supplementary Data -
Note 7 to the Company's Consolidated Financial Statements").

Liquidity and Capital Resources

Cash provided by operations for the year ended December 31, 1999 was $5.7 million as compared to cash used for operations of $39.6 million for the year ended December 31, 1998. This improvement in cash flow is primarily attributable to the reduced net loss for 1999, a reduction in 1999 in premium receivables and an increase in estimated claims and other health care costs payable. The $4.1 million increase in 1999 in estimated claims and other health care costs payable is largely attributable to an increase to the California HMO's claims reserve as a result of the health plan assuming financial risk for hospital services for members assigned to MPN (see "Item 1. Business - Business Risks and Cautionary Statements - MedPartners Provider Network, Inc.") partially offset by the payment in

1999 of the claims payable related to the Company's divested Wisconsin, Illinois and Carolinas health plans.

All of MHP's operating subsidiaries are direct subsidiaries of MHP. The operating HMOs and MLH currently pay monthly fees to MHP pursuant to administrative services agreements for various management, financial, legal, computer and telecommunications services. The Company's HMOs are federally qualified and are licensed in the states where they operate. MLH is licensed in 35 states as of December 31, 1999 including the states in which the Company's HMOs operate. The Company's HMOs and MLH are subject to state regulations which require compliance with certain statutory deposit, dividend distribution and net worth requirements. To the extent the operating HMOs and MLH must comply with these regulations, they may not have the financial flexibility to transfer funds to MHP. MHP's proportionate share of net assets (after inter-company eliminations) which, at December 31, 1999 may not be transferred to MHP by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party is referred to as "Restricted Net Assets". Restricted Net Assets of these operating subsidiaries were $29.9 million at December 31, 1999, with deposit requirements and limitations imposed by state regulations on the distribution of dividends representing $6.4 million and $7.6 million of the Restricted Net Assets, respectively, and net worth requirements in excess of deposit requirements and dividend limitations representing the remaining $15.9 million. In addition to the $.8 million in cash, cash equivalents and marketable securities held by MHP, approximately $.8 million in funds held by operating subsidiaries could be considered available for transfer to MHP at December 31, 1999 (collectively, the "Available Cash"). MHP made $8.3 million and $22.5 million in capital contributions in 1999 and 1998, respectively, to ensure that the operating subsidiaries had adequate statutory net worth as of December 31, 1999 and 1998. Additionally, MHP received $10.7 million and $11.7 million in dividends from its operating subsidiaries in 1999 and 1998, respectively. In March 2000 the Indiana HMO obtained approval from the Indiana Department of Insurance to dividend $1.5 million to MHP; accordingly, these funds were distributed to MHP in March 2000 and as a result have supplemented the liquidity position of MHP. (See "Item 8. Financial Statements and Supplementary Data" and "Item 14. Exhibits, Financial Statement Schedules, and Reports on Form 8-K -
Schedule I").

In September and October 1998, MHP completed the sale of its Wisconsin and Illinois health plans. Under the terms of the respective stock sales agreements, MHP retained certain assets and liabilities of the health plans (including premium receivables and estimated claims payable) which related to the operations of the health plans prior to October 1, 1998. In September 1998, the Company announced it would cease offering in North and South Carolina commercial health care coverage beyond March 1999. The Company ceased commercial and Medicaid health care coverage in the

Carolinas as of March 31, 1999 and September 30, 1999, respectively. As of December 31, 1999 the Company's estimated claims payable related to the Wisconsin, Illinois and Carolinas health plans (the "divested health plans") aggregated approximately $.2 million. As of December 31, 1999 the divested health plans had cash and cash equivalents and marketable securities of approximately $40,000 and restricted investments of $1.1 million. The restricted investment balances of $.8 million and $.3 million are on deposit with the North Carolina Department of Insurance and South Carolina Department of Insurance, respectively. Subsequent to December 31, 1999 the North Carolina Department of Insurance released $.3 million of the $.8 million restricted investment and the South Carolina Department of Insurance released the entire $.3 million restricted investment. The Company believes the cash resources of the divested health plans and the Available Cash will be adequate to fund the payment of the estimated claims payable balance as of December 31, 1999 of the divested health plans.

Although the Company believes it currently has sufficient resources to fund ongoing operations and obligations and remain in compliance with statutory financial requirements for its California, Indiana and Louisiana HMOs and MLH, the lack of liquidity and available cash poses operational risk. Continuing losses and/or unforeseen cash requirements in the future could leave the Company without sufficient resources to fund its operations. In response to the need to secure additional capital resources, the Company is exploring various financing alternatives including raising debt or equity capital or other source of financing to provide it with additional working capital. However, the Company cannot state with any degree of certainty at this time whether it could obtain such source of financing, and if available, whether such financing would be at terms and conditions acceptable to the Company. In the event the Company is unable to obtain such financing, the Company's liquidity and capital resources may be insufficient to fund the operational requirements of MHP and the Company and the ability of the Company to maintain compliance with statutory financial requirements for its California, Indiana and Louisiana HMOs and MLH.

Forward Looking Information

General - This Annual Report on Form 10-K contains and incorporates by reference forward looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the discussions set forth under "Item 1. Business" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations". Such statements are based on certain assumptions and current expectations that involve a number of risks and uncertainties, many of which are beyond the Company's control. These risks and uncertainties include limitations on premium levels, greater than anticipated increases in healthcare expenses, loss of contracts with providers and other contracting entities, insolvency of providers and other contracting entities, benefit mandates, variances in anticipated enrollment as a result of competition or other factors, changes to the laws or funding of Medicare and Medicaid programs, and increased regulatory requirements for dividending, minimum capital, reserve and other financial solvency requirements. The effects of the aforementioned risks and uncertainties could have a material adverse impact on the liquidity and capital resources of MHP and the Company. These statements are forward looking and actual results could differ materially from those projected in the forward looking statements, which statements involve risks and uncertainties. In addition, past financial performance is not necessarily a reliable indicator of future performance and investors should not use historical performance to anticipate results or future period trends. Shareholders are also directed to disclosures in this and other documents filed by the Company with the SEC.

Business Strategy - The Company's business strategy includes strengthening its position in the markets it serves by: marketing an expanded range of managed care products and services, providing superior service to the Company's members and employer groups, enhancing long-term relationships and arrangements with health care providers, and selectively targeting geographic areas within a state for expansion through increased penetration or development of new areas. The Company continually evaluates opportunities to expand its business as well as evaluates the investment in these businesses.

Year 2000 - The Company has undergone a Year 2000 readiness program to upgrade and test its systems in preparation for the year 2000 and to assess Year 2000 issues relative to its computing information systems and related business processes. As a result of the assessment process, necessary changes and/or augmentations to the Company's systems were made including selected systems being retired and replaced with packaged software from large vendors that is Year 2000 compliant. The total estimated cost of the program incurred since 1997 through December 31, 1999 was approximately $1.5 million and projected future costs of the program are estimated to be minimal. As of December 31, 1999, the Company's core legacy systems were complete as to testing and confirmation as Year 2000 compliant. The Company did not experience any disruption to its computing information systems effective with the year 2000 and through March 24, 2000. There can be no assurance, however, that the Company will not experience Year 2000 disruptions or operational issues including those as a result of the Company's vendors and customers. The Company continues to keep business process contingency plans in place in the event a significant Year 2000 matter should occur.

Item 7a. Quantitative and Qualitative Disclosures About Market Risk

As of December 31, 1999, the Company has approximately $78.9 million in cash and cash equivalents, marketable securities and restricted investments. Marketable securities of $1.7 million are classified as available-for-sale investments and restricted investments of $8.1 million is classified as held-to-maturity investments. These investments are primarily in fixed income, investment grade securities. The Company's investment policies emphasize return of principal and liquidity and are focused on fixed returns that limit volatility and risk of principal. Because of the Company's investment policies, the primary market risk associated with the Company's portfolio is interest rate risk.

As of December 31, 1999, the Company did not have any outstanding bank borrowings or debt obligations.

Item 8. Financial Statements and Supplementary Data

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders
Maxicare Health Plans, Inc.

We have audited the accompanying consolidated balance sheets of Maxicare Health Plans, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the information with respect to the financial statement schedules listed in the index at Item 14(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Maxicare Health Plans, Inc. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                   ERNST & YOUNG LLP


Los Angeles, California
March 24, 2000

                          MAXICARE HEALTH PLANS, INC.
                          CONSOLIDATED BALANCE SHEETS
                    (Amounts in thousands except par value)

                                                                              December 31,
                                                                        ----------------------
                                                                          1999          1998
                                                                        ---------     --------
CURRENT ASSETS
         Cash and cash equivalents - Note 2 ......................     $  69,117      $  48,507
         Marketable securities - Note 2 ..........................         1,702         11,345
         Accounts receivable, net - Note 2 .......................        28,212         36,587
         Deferred tax asset - Note 7 .............................                        5,082
         Prepaid expenses ........................................         4,826          5,502
         Other current assets ....................................           202            470
                                                                       ---------      ---------
             TOTAL CURRENT ASSETS ................................       104,059        107,493
                                                                       ---------      ---------
PROPERTY AND EQUIPMENT
         Leasehold improvements ..................................         5,462          5,450
         Furniture and equipment .................................        18,689         17,717
                                                                       ---------      ---------
                                                                          24,151         23,167
         Less accumulated depreciation and amortization ..........        21,899         21,714
                                                                       ---------      ---------
             NET PROPERTY AND EQUIPMENT ..........................         2,252          1,453
                                                                       ---------      ---------
LONG-TERM ASSETS

         Restricted investments - Note 2 .........................         8,075         13,749
         Deferred tax asset - Note 7 .............................        18,222         13,085
         Intangible assets, net ..................................           607            474
                                                                       ---------      ---------
             TOTAL LONG-TERM ASSETS ..............................        26,904         27,308
                                                                       ---------      ---------

             TOTAL ASSETS ........................................     $ 133,215      $ 136,254
                                                                       =========      =========
CURRENT LIABILITIES
         Estimated claims and other health care costs payable ....     $  66,571      $  62,494
         Accounts payable ........................................           703          1,591
         Deferred income .........................................        11,226          7,416
         Accrued salary expense ..................................         1,974          2,157
         Other current liabilities ...............................         6,600          9,075
                                                                       ---------      ---------
         TOTAL CURRENT LIABILITIES ...............................        87,074         82,733
LONG-TERM LIABILITIES ............................................         2,985            565
                                                                       ---------      ---------
             TOTAL LIABILITIES ...................................        90,059         83,298
                                                                       ---------      ---------
COMMITMENTS AND CONTINGENCIES - Note 3 and 4

SHAREHOLDERS' EQUITY
         Common stock, $.01 par value - 40,000 shares authorized,
          1999 - 17,925 shares and 1998 - 17,925 shares issued and
           outstanding - Note 5 ..................................           179            179
         Additional paid-in capital ..............................       254,250        254,250
         Notes receivable from shareholders - Note 6 .............        (2,651)        (5,159)
         Accumulated deficit .....................................      (208,612)      (196,348)
         Accumulated other comprehensive income (loss) ...........           (10)            34
                                                                       ---------      ---------
             TOTAL SHAREHOLDERS' EQUITY ..........................        43,156         52,956
                                                                       ---------      ---------
             TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ..........     $ 133,215      $ 136,254
                                                                       =========      =========


                 See notes to consolidated financial statements.

                          MAXICARE HEALTH PLANS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in thousands except per share data)

                                                                         Years ended December 31,
                                                                 ---------------------------------------
                                                                    1999          1998           1997
                                                                 ---------      ---------      ---------
REVENUES
         Commercial premiums ...............................     $ 412,496      $ 465,562      $ 457,628
         Medicaid premiums .................................       201,218        204,515        159,858
         Medicare premiums .................................        91,282         57,143         40,594
                                                                 ---------      ---------      ---------
              TOTAL PREMIUMS ...............................       704,996        727,220        658,080

         Investment income .................................         3,777          5,403          7,481
         Other income ......................................         4,865          2,530          5,743
                                                                 ---------      ---------      ---------
              TOTAL REVENUES ...............................       713,638        735,153        671,304
                                                                 ---------      ---------      ---------
EXPENSES
         Physician services ................................       271,045        292,648        267,604
         Hospital services .................................       263,647        268,659        244,540
         Outpatient services ...............................       101,934        108,635        101,854
         Other health care expense .........................        15,648         14,420         16,871
                                                                 ---------      ---------      ---------
              TOTAL HEALTH CARE EXPENSES ...................       652,274        684,362        630,869

         Marketing, general and administrative expenses ....        63,955         61,068         55,765
         Depreciation and amortization .....................         1,173            756            751
         Loss contracts, divestiture costs, litigation,
           management settlement and other charges - Note 9          8,500         16,500          9,000
                                                                 ---------      ---------      ---------
              TOTAL EXPENSES ...............................       725,902        762,686        696,385
                                                                 ---------      ---------      ---------
LOSS FROM OPERATIONS .......................................       (12,264)       (27,533)       (25,081)

INCOME TAX BENEFIT .........................................
                                                                 ---------      ---------      ---------
NET LOSS ...................................................     $ (12,264)     $ (27,533)     $ (25,081)
                                                                 =========      =========      =========
NET LOSS PER COMMON SHARE - Note 2:

Basic:
         Basic Loss Per Common Share .......................     $    (.68)     $   (1.54)     $   (1.40)
                                                                 =========      =========      =========
         Weighted average number of common shares
                  outstanding ..............................        17,925         17,928         17,897
                                                                 =========      =========      =========

Diluted:
         Diluted Loss Per Common Share .....................     $    (.68)     $   (1.54)     $   (1.40)
                                                                 =========      =========      =========
         Weighted average number of common and common
                  dilutive potential shares outstanding ....        17,925         17,928         17,897
                                                                 =========      =========      =========


                See notes to consolidated financial statements.

                          MAXICARE HEALTH PLANS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Amounts in thousands)

                                                                                       Years ended December 31,
                                                                                  -------------------------------------
                                                                                    1999          1998          1997
                                                                                  --------      ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss ....................................................................     $(12,264)     $(27,533)     $(25,081)
Adjustments to reconcile net loss to net cash provided
by (used for) operating activities:
         Depreciation and amortization ......................................        1,173           756           751
         Benefit from deferred income taxes .................................          (55)         (106)          (61)
         Amortization of restricted stock ...................................                         58           426
         Loss contracts, divestiture costs, litigation, management
                  settlement and other charges ..............................        4,948         2,281         9,000
         Changes in assets and liabilities:
                  (Increase) decrease in accounts receivable ................        8,375       (10,563)       (7,917)
                  Increase (decrease) in estimated claims and other health
                    care costs payable ......................................        4,077        (4,840)       15,040
                  Increase (decrease) in deferred income ....................        3,810           196           (14)
                  Changes in other miscellaneous assets and liabilities .....       (4,337)          184        (4,303)
                                                                                  --------      --------      --------
Net cash provided by (used for) operating activities ........................        5,727       (39,567)      (12,159)
                                                                                  --------      --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
         Purchases of property and equipment ................................         (494)         (745)         (301)
         Dispositions of property and equipment .............................          420
         (Increase) decrease in restricted investments ......................        5,674           386           (36)
         (Increase) decrease in long-term receivables .......................                        509          (400)
         Proceeds from sales and maturities of marketable securities ........       13,799        48,972        52,946
         Purchases of marketable securities .................................       (4,200)      (12,440)      (42,139)
         Loans to shareholders ..............................................                                   (4,458)
                                                                                  --------      --------      --------
Net cash provided by investing activities ...................................       15,199        36,682         5,612
                                                                                  --------      --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
         Payments on capital lease obligations ..............................         (316)         (305)         (384)
         Stock options exercised ............................................                        160         3,613
         Repurchase of restricted stock .....................................                       (344)         (369)
                                                                                  --------      --------      --------
Net cash provided by (used for) financing activities ........................         (316)         (489)        2,860
                                                                                  --------      --------      --------
Net increase (decrease) in cash and cash equivalents ........................       20,610        (3,374)       (3,687)
Cash and cash equivalents at beginning of year ..............................       48,507        51,881        55,568
                                                                                  --------      --------      --------
Cash and cash equivalents at end of year ....................................     $ 69,117      $ 48,507      $ 51,881
                                                                                  ========      ========      ========

Supplemental disclosures of cash flow information:
                  Cash paid during the year for -
                  Interest ..................................................     $    185      $     68      $     57
                  Income taxes ..............................................     $     63                    $    100

Supplemental schedule of non-cash investing activities:
                  Capital lease obligations incurred for purchase of property
                    and equipment and intangible assets .....................     $  1,479      $     64      $    150

                  Forgiveness of note receivable from shareholder ...........     $    145

                  Allowance for forgiveness of note receivable from
                    shareholder .............................................     $  2,542

                 See notes to consolidated financial statements.

                          MAXICARE HEALTH PLANS, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                             (Amounts in thousands)

                                                                                                Accumulated
                                Number of               Additional                                Other
                                  Common      Common      Paid-in                 Accumulated  Comprehensive
                                  Shares      Stock       Capital        Other      Deficit        Income       Total
                                ---------   ---------   ----------      -------   -----------  ------------- -----------
Balances at December 31,
  1996 .....................      17,565    $     176    $ 249,804         --      $(143,734)        --      $ 106,246

  Net loss .................        --           --           --           --        (25,081)        --        (25,081)

  Stock options exercised ..         403            4        3,609         --           --           --          3,613

  Restricted stock amortized        --           --            426         --           --           --            426

  Retirement of restricted
  stock ....................         (32)          (1)        (368)        --           --           --           (369)

  Adjustment to paid-in
  capital for deferred
  compensation .............        --           --            905         --           --           --            905

  Notes receivable from
  shareholders .............        --           --           --      $  (4,704)        --           --         (4,704)
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------
Balances at December 31,
    1997 ...................      17,936          179      254,376       (4,704)    (168,815)        --         81,036

  Comprehensive income
    (loss)
    Net loss ...............        --           --           --           --        (27,533)        --        (27,533)
    Other comprehensive
    income, net of tax,
    related to unrealized
    gains on marketable
    securities .............        --           --           --           --           --      $      34           34
    Comprehensive income
    (loss)  ................     (27,499)
  Stock options exercised ..          20         --            160         --           --           --            160

  Restricted stock amortized        --             58         --           --           --           --             58

  Retirement of restricted
  stock ....................         (31)        --           (344)        --           --           --           (344)

  Notes receivable from
  shareholders .............        --           --           --           (455)        --           --           (455)
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------
Balances at December 31,
   1998 ....................      17,925          179      254,250       (5,159)    (196,348)          34       52,956

  Comprehensive income
    (loss)
    Net loss ...............        --           --           --           --        (12,264)        --        (12,264)
    Other comprehensive
    income, net of tax,
    related to unrealized
    gains on marketable
    securities .............        --           --           --           --           --            (44)         (44)

    Comprehensive income
    (loss) .................        --           --           --           --           --           --        (12,308)

  Notes receivable from
  shareholders .............        --           --           --           (179)        --           --           (179)

  Forgiveness of note
  receivablefrom
  shareholder ..............        --           --           --          2,687         --           --          2,687
                               ---------    ---------    ---------    ---------    ---------    ---------    ---------
Balances at December 31,
 1999 ......................      17,925    $     179    $ 254,250    $  (2,651)   $(208,612)   $     (10)   $  43,156
                               =========    =========    =========    =========    =========    =========    =========


                See notes to consolidated financial statements.

                          MAXICARE HEALTH PLANS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - BUSINESS DESCRIPTION

Maxicare Health Plans, Inc., a Delaware corporation ("MHP"), is a holding company which owns various subsidiaries, primarily health maintenance organizations ("HMOs"). MHP conducts ongoing HMO operations in California, Indiana and Louisiana (see Note 9). All of MHP's HMOs are federally qualified by the United States Department of Health and Human Services and are generally regulated by the Department of Insurance of the state in which they are domiciled (except the California HMO, which is regulated by the California Department of Corporations).

Maxicare Life and Health Insurance Company ("MLH"), a licensed insurance company and wholly-owned subsidiary of MHP, operates preferred provider organizations ("PPOs") in California, Indiana and Louisiana which constitute approximately 1% of the consolidated enrollment of MHP and subsidiaries (the "Company") at December 31, 1999. In addition, MLH writes policies for group life and accidental death and dismemberment insurance; however, these lines of business make up less than 1% of the Company's revenues for the year ended December 31, 1999.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

Segment Information

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 131 "Disclosures about Segments of an Enterprise and Related Information." Management evaluates and assesses the Company's operations as a single segment; accordingly, the Company has not included the additional disclosures required by SFAS No. 131.

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments that are both readily convertible into known amounts of cash and mature within 90 days from their date of purchase to be cash equivalents.

Cash and cash equivalents consist of the following at December 31:

                                      1999        1998
  (Amounts in thousands)            --------    --------
    Cash ......................     $13,557     $ 4,768
    Certificates of deposit ...       2,571       3,717
    Commercial paper ..........      22,134       9,632
    Money market funds ........      28,712      20,421
    Repurchase agreements .....         149       1,985
    U.S. Government obligations       1,994       7,984
                                    -------     -------
                                    $69,117     $48,507
                                    =======     =======

Investments

Realized gains and losses and unrealized losses judged to be other than temporary with respect to available-for-sale and held-to-maturity securities are included in the determination of net income. The cost of securities sold is based on the specific identification method. Fair values of marketable securities are based on published or quoted market prices.

The Company has designated its marketable securities included in current assets as available-for-sale. Such securities have been recorded at fair value, and unrealized holding gains and losses, net of related tax effects, are reported as accumulated other comprehensive income (loss) in the Consolidated Statements of Changes in Shareholders' Equity until realized.

The Company's restricted investments consist of securities restricted to specific purposes as required by various governmental regulations. These securities have been designated as held-to-maturity as the Company has the intent and the ability to hold them to maturity. These securities are stated at amortized cost.

During 1999, the Company sold available-for-sale marketable securities having a book value of $3.0 million, realizing a net gain of approximately $2,500. During 1998, the Company sold available-for-sale marketable securities having a book value of $15.5 million, realizing a net gain of approximately $43,000. During 1997, the Company sold marketable available-for-sale securities having a book value of $15.9 million, realizing a net gain of approximately $178,000.

The following is a summary of investments at December 31(gross unrealized gains and losses are immaterial):

                                                              1999                    1998
                                                      ---------------------    ---------------------
                                                                  Estimated                Estimated
                                                       Amortized     Fair      Amortized     Fair
(Amounts in thousands)                                   Cost        Value       Cost        Value
                                                       ---------   --------    ---------   ---------
Available-for-sale:
   U.S. Government obligations ......................   $ 1,709       1,699     $11,295     $11,329

   Other ............................................         3           3          16          16
                                                        -------     -------     -------     -------
                                                        $ 1,712     $ 1,702     $11,311     $11,345
                                                        =======     =======     =======     =======

Held-to-maturity:
   U.S. Government obligations ......................   $ 7,000     $ 6,956     $11,674     $11,715

   Other ............................................     1,075       1,075       2,075       2,075
                                                        -------     -------     -------     -------
                                                        $ 8,075     $ 8,031     $13,749     $13,790
                                                        =======     =======     =======     =======

The contractual maturities of investments at December 31, 1999 were as follows:


                                                                                   Estimated
                                                                       Amortized     Fair
(Amounts in thousands)                                                    Cost      Value
                                                                       ---------   ---------
Available-for-sale:
   Due in one year or less .........................................     $ 1,322    $  1,321

   Due after one year through five years ...........................         390         381
                                                                         -------     -------
                                                                         $ 1,712     $ 1,702
                                                                         =======     =======
Held-to-maturity:
   Due in one year or less .........................................     $ 7,029     $ 7,002

  Due after one year through five years ............................       1,046       1,029
                                                                         -------     -------
                                                                         $ 8,075     $ 8,031
                                                                         =======     =======

Accounts Receivable

Accounts receivable consisted of the following at December 31:


                                              1999         1998
  (Amounts in thousands)                    -------       -------
  Premiums receivable....................   $22,368       $35,020
  Allowance for retroactive
    billing adjustments.................     (1,892)       (5,481)
                                            -------       -------
  Premiums receivable, net...............    20,476        29,539

  Other..................................     7,736         7,048
                                            -------       -------
  Accounts receivable, net...............   $28,212       $36,587
                                            =======       =======

Property and Equipment

Property and equipment are recorded at cost and include assets acquired through capital leases and improvements that significantly add to the productive capacity or extend the useful lives of the assets. Costs of maintenance and repairs are charged to expense as incurred. Depreciation for financial reporting purposes is provided on the straight-line method over the estimated useful lives of the assets. The costs of major remodeling and improvements are capitalized as leasehold improvements. Leasehold improvements are amortized using the straight-line method over the shorter of the remaining term of the applicable lease or the life of the asset.

Intangible Assets

Intangible assets consist primarily of purchased computer software and are amortized using the straight-line method over five years. Accumulated amortization of intangible assets at December 31, 1999 and 1998 is $2.3 million and $2.1 million, respectively.

Revenue Recognition

Premiums are recorded as revenue in the month for which enrollees are entitled to health care services. Premiums collected in advance are deferred. A portion of premiums is subject to possible retroactive adjustment. Provision has been made for estimated retroactive adjustments to the extent the probable outcome of such adjustments can be determined. Any other revenues are recognized as services are rendered.

Health Care Expense Recognition

The cost of health care services is expensed in the period the Company is obligated to provide such services. The Company's HMOs arrange for the provision of health care services primarily through capitation arrangements and to a lesser degree shared risk arrangements. Under capitation contracts, the HMO pays the health care provider or providers a fixed amount per member per month to cover the payment of all or most physician and hospital services regardless of utilization. Under shared risk arrangements where the Company retains the financial responsibility for specialist referrals, hospital utilization, pharmacy and other health care costs, the Company establishes an accrual for estimated claims payable including claims reported as of the balance sheet date and estimated (based upon utilization trends and projections of historical developments) costs of health care services rendered but not reported. Estimated claims payable are continually monitored and reviewed and, as settlements are made or accruals adjusted, differences are reflected in current operations.

Insurance

The Company is self-insured for medical malpractice claims, and risks on certain medical and hospital claims incurred by members covered by the HMOs or MLH. MLH and Health Care Assurance Company Limited, a wholly owned subsidiary of MHP, provide various reinsurance and medical malpractice coverage to the affiliated HMOs of the Company.

Premium Deficiencies

Estimated future health care costs and maintenance expenses under a group of contracts in excess of estimated future premiums and reinsurance recoveries on those contracts are recorded as a loss when determinable. As of December 31, 1998 the Company reserved for premium deficiencies through March 31, 1999 related to the commercial line of business for the North Carolina and South Carolina HMOs (see Note 9). No other premium deficiencies existed at December 31, 1998 and 1999.

Net Income Per Common Share

Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding, after giving effect to stock options with an exercise price less than the average market price for the period.

The following is a reconciliation of the numerators and denominators used in the calculation of basic and diluted earnings per share for each period presented in the financial statements:

                                                       Years ended December 31,
                                              ----------------------------------------
                                                 1999            1998           1997
                                              ----------      ----------      --------
Basic loss per common share:

Numerator - Net loss .....................     $ (12,264)     $ (27,533)     $(25,081)
                                               =========      =========      ========
Denominator -
  Weighted average number of common shares
    outstanding ..........................        17,925         17,928        17,897
                                               =========      =========      ========

Basic loss per common share ..............     $    (.68)     $   (1.54)     $  (1.40)
                                               =========      =========      ========

Diluted loss per common share:

Numerator - Net loss .....................     $ (12,264)     $ (27,533)     $(25,081)
                                               =========      =========      ========
Denominator -
  Weighted average number of common shares
    outstanding ..........................        17,925         17,928        17,897
  Dilutive stock options
                                               ---------      ---------      --------
                                                  17,925         17,928        17,897
                                               =========      =========      ========

Diluted loss per common share ............     $    (.68)     $   (1.54)     $  (1.40)
                                               =========      =========      ========


Stock options are excluded from the calculation of diluted loss per share for 1999, 1998 and 1997 because the inclusion of stock options would have an anti-dilutive effect.

Stock Options

The Company measures stock option compensation expense by using the intrinsic value method prescribed by APB Opinion No. 25 "Accounting for Stock Issued to Employees". With respect to stock options granted at an exercise price which is less than the fair market value on the date of grant, the difference between the option exercise price and market value at date of grant is charged to operations over the period the options vest. Income tax benefits attributable to stock options are credited to Additional Paid-in Capital when exercised.

Restrictions on Fund Transfers

The operating HMOs and MLH currently pay monthly fees to MHP pursuant to administrative services agreements for various management, financial, legal, computer and telecommunications services. The Company's HMOs and MLH are subject to state regulations which require compliance with certain statutory deposit, dividend distribution and net worth requirements. To the extent the operating HMOs and MLH must comply with these regulations, they may not have the financial flexibility to transfer funds to MHP. MHP's proportionate share of net assets (after inter-company eliminations) which, at December 31, 1999, may not be transferred to MHP by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party is referred to as "Restricted Net Assets". Restricted Net Assets of these operating subsidiaries were $29.9 million at December 31, 1999, with deposit requirements and limitations imposed by state regulations on the distribution of dividends representing $7.6 million and $6.4 million of the Restricted Net Assets, respectively, and net worth requirements in excess of deposit and dividend limitations representing the remaining $15.9 million. In addition to the $.8 million in cash, cash equivalents and marketable securities held by MHP, approximately $.8 million in funds held by operating subsidiaries could be considered available for transfer to MHP at December 31, 1999.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of investments in marketable securities and premiums receivable. The Company's investments in marketable securities are managed by internal investment managers within the guidelines established by the board of directors, which, as a matter of policy, limit the amounts which may be invested in any one issuer. Concentrations of credit risk with respect to premiums receivable are limited due to the large number of employer groups comprising the Company's customer base. As of December 31, 1999 management believes that the Company had no significant concentrations of credit risk.

NOTE 3 - LITIGATION

Two former Medi-Cal provider groups of the California HMO have asserted various claims against the California HMO alleging breaches of their former provider contracts including improper termination of the contracts and are seeking substantial monetary damages. Although the Company cannot estimate the range of possible damages, an adverse determination on one or more of the claims could have a material adverse effect on the Company's consolidated financial position, results of operations and cash flows. The Company believes that the claims asserted by the former provider groups are without merit, intends to vigorously contest the claims and believes it will prevail in the actions.

The Company is involved in other litigations arising in the normal course of business, which, in the opinion of management, will not have a material adverse effect on the Company's consolidated financial position, results of operations and cash flows.

NOTE 4 - COMMITMENTS AND CONTINGENCIES

Leases

The Company has operating leases, some of which provide for initial free rent and all of which provide for subsequent rent increases. Rental expense is recognized on a straight-line basis with rental expense of $1.8 million, $2.5 million and $2.3 million reported for the years ended December 31, 1999, 1998 and 1997, respectively.

Assets held under capital leases at December 31, 1999 and 1998 of $1,323,000 and $469,000, respectively, (net of $1,229,000 and $850,000 , respectively, of accumulated amortization) are comprised primarily of equipment leases. Amortization expense for capital leases is included in depreciation expense.

Future minimum lease commitments for noncancelable leases at December 31, 1999 were as follows:

                                    Operating   Capitalized
(Amounts in thousands)               Leases       Leases
                                    ----------  ----------
 2000 .........................      $2,162      $  461
 2001 .........................       2,462         391
 2002 .........................       1,328         385
 2003 .........................         340         288
 2004 .........................         178           9
                                     ------      ------
 Total minimum
    obligations ...............      $6,470       1,534
                                     ======

Amount representing interest ..        --           250

Less current obligations ......        --           351
                                                 ------
Long-term obligations .........        --        $  933
                                                 ======


NOTE 5 - CAPITAL STOCK

On March 9, 1992 the shareholders voted to amend MHP's current Restated Certificate of Incorporation to increase the authorized Capital Stock of the Company from 18.0 million shares to 45.0 million shares through: (i) an increase in the amount of authorized Common Stock of the Company, par value $.01, from
18.0 million shares to 40.0 million shares, and (ii) the authorization of 5.0 million shares of Preferred Stock, par value $.01, of which 2.5 million shares were designated the Series A Stock.

Preferred Stock

In the first quarter of 1992 MHP issued 2,400,000 shares of Series A Cumulative Convertible Preferred Stock (the "Series A Stock") and redeemed certain Senior Notes issued in conjunction with the Company's joint plan of reorganization, as modified (the "Reorganization Plan"). In the first quarter of 1995, the Company redeemed all of the remaining 2.29 million outstanding shares of the Series A Stock of which 2.27 million shares were converted into 6.25 million shares of Common Stock and the remaining .02 million shares were redeemed for cash.

Common Stock

The Company is authorized to issue 40.0 million shares of $.01 par value Common Stock. Under the Reorganization Plan 10.0 million shares of the Company's Common Stock were issued for the benefit of holders of allowed claims, interest and equity claims. An additional 6.6 million shares were issued upon the conversion of Series A Stock in 1994 and 1995, and .4 million shares were issued in connection with the exercise of warrants issued pursuant to the Reorganization Plan. As of December 31, 1998 approximately 17.9 million shares of the Company's Common Stock were outstanding. The Certificate of Incorporation of the Company prohibits the issuance of certain non-voting equity securities as required by the United States Bankruptcy Code.

Shareholder Rights Plan

On February 24, 1998, the Board of Directors of MHP (the "Board") adopted a Shareholder Rights Plan (the "Rights Plan") designed to assure that in the event of an unsolicited or hostile attempt to acquire the Company, the Board would have the opportunity to consider and implement a course of action which would best maximize shareholder value. Additionally, on February 24, 1998, the Board declared a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The dividend is payable to the stockholders of record on March 16, 1998, and with respect to Common Stock issued thereafter, until the Distribution Date (as defined below) and, in certain circumstances, with respect to Common Stock issued after the Distribution Date. Each Right shall entitle the holder thereof to purchase 1/500th of a share of the Company's Series B Preferred Stock (the "Series B Preferred") for $45.00 (the "Exercise Price"). Each 1/500th Series B Preferred (the "Preferred Fraction") share shall be entitled to one vote in all matters being voted on by the holders of Common Stock and shall also be entitled to a liquidation preference of $0.20.

The Rights will initially be attached to the Company's Common Stock and will not be exercisable until a shareholder or group of shareholders acting together, without the approval of the Board, announce their intent to become a 15% or more owner in the Company's Common Stock. At that time, certificates evidencing the Rights shall be distributed to shareholders (the "Distribution Date"), the Rights shall detach from the Common Stock and shall become exercisable. When such buyer acquires 15% or more of the Company's Common Stock, all Rights holders, except the non-approved buyer, will be entitled to acquire an amount of the Preferred Fraction at a rate equal to twice the Exercise Price divided by the then market price of the Common Stock. In addition, if the Company is acquired in a non-approved merger, after such an acquisition, all Rights holders, except the aforementioned 15% or more buyer, will be entitled to acquire stock in the surviving corporation at a 50% discount in accordance with the Rights Plan. The Rights shall attach to all common shares held by the Company's shareholders of record as of the close of business on March 16, 1998. Shares of Common Stock that are newly-issued after that date will also carry Rights until the Rights become detached from the Common Stock. The rights will expire on February 23, 2008. The Company may redeem the Rights for $.01 each at any time before a non-approved buyer acquires 15% or more of the Company's Common Stock. Any current holder that has previously advised the Company of owning an amount in excess of 15% of the Company's Common Stock as of the date hereof has been "grandfathered" with respect to their current position, including allowance for certain small incremental additions thereto.

Stock Option Plans

Pursuant to the Reorganization Plan, Mr. Peter J. Ratican, formerly Chief Executive Officer and President, and Mr. Eugene L. Froelich, formerly Chief Financial Officer and Executive Vice President - Finance and Administration ("Senior Management") each received stock options, which are all currently exercisable and which expire on December 5, 2000, to purchase up to 277,778 shares of Common Stock at a price of $6.54 per option share. As of January 1, 1992, the Company entered into employment agreements with Senior Management. Under the terms of these employment agreements, each member of Senior Management received a grant of stock options on February 25, 1992, to purchase up to 150,000 shares of Common Stock at a price of $8.00 per option share; both Mr. Ratican and Mr. Froelich exercised these options in February 1997.

In December 1990, the Company approved the 1990 Stock Option Plan (the "1990 Plan"). Under the terms of the 1990 Plan, as amended, the Company may issue up to an aggregate of 1,000,000 nonqualified stock options to directors, officers and other employees. In July 1995, the Company approved the 1995 Stock Option Plan (the "1995 Plan"). Under the terms of the 1995 Plan, the Company may issue up to an aggregate of 1,000,000 nonqualified or incentive stock options to directors, officers and other employees. In June 1999, the Company approved the 1999 Stock Option Plan (the "1999 Plan"). Under the terms of the 1999 Plan, the Company may issue up to an aggregate of 750,000 nonqualified or incentive stock options to directors, officers and other employees. Under the 1990 Plan, the 1995 Plan and the 1999 Plan, stock options granted to date have been nonqualified stock options which expire no later than 10 years from the date of grant and vest in equal installments on the first, second and third anniversaries from the date of grant. Stock options granted to date under the 1990 Plan, the 1995 Plan and the 1999 Plan have been at an exercise price equal to the fair market value of the stock at the date of grant.

In July 1996, the Company approved the Outside Directors 1996 Formula Stock Option Plan (the "Formula Plan"). Under the terms of the Formula Plan, the Company may issue up to an aggregate of 125,000 nonqualified stock options to directors who are not employees or officers of the Company (the "Outside Directors"). On the date the Formula Plan was adopted, each Outside Director received a grant of stock options to purchase 5,000 shares of Common Stock. Commencing January 2, 1997, and each January 2nd thereafter, each Outside Director then serving on the Board shall receive a grant of stock options to purchase 5,000 shares of Common Stock. Options granted under the Formula Plan are at an exercise price equal to the fair market value of the stock at the date of grant, vest six months from the date of grant and expire 10 years from the date of grant.

In July 1996, the Company approved the Senior Executives 1996 Stock Option Plan (the "Senior Executives Plan"). Under the terms of the Senior Executives Plan, the Company may issue up to an aggregate of 700,000 nonqualified stock options to Mr. Ratican and Mr. Froelich (the "Senior Executives" and individually the "Senior Executive"). On the date the Senior Executives Plan was adopted, each Senior Executive received a grant of stock options to purchase 70,000 shares of Common Stock. Commencing January 1, 1997, and each January 1st thereafter through and including January 1, 2000, each Senior Executive then employed by the Company shall receive a grant of stock options to purchase 70,000 shares of Common Stock. Mr. Froelich's continuing participation in the Senior Executives Plan ceased when his employment with the Company was terminated in December 1997. Mr. Ratican's continuing participation in the Senior Executives Plan ceased when his employment with the Company terminated effective June 30, 1999. Options granted under the Senior Executives Plan are at an exercise price equal to the fair market value of the stock at the date of grant, vest immediately and expire 10 years from the date of grant.

A summary of the Company's stock option activity, and related information for the years ended December 31 follows:

                                        1999                        1998                     1997
                            -------------------------- -------------------------  ------------------------
                            Options  Weighted-Average  Options  Weighted-Average  Options  Weighted-Average
                             (000)    Exercise Price    (000)     Exercise Price   (000)    Exercise Price
                            -------  ----------------  -------  ----------------  -------  ----------------
Outstanding beginning
    of year ...........       2,202        $11.46       1,760        $13.13        2,063       $11.92
  Granted (a) .........         711          4.70         758          8.50          185        22.18
  Exercised ...........        --            --           (20)         8.00         (403)        8.96
  Forfeited ...........        (227)        12.63        (216)        15.61          (85)       20.96
  Expired .............         (88)        13.21         (80)         9.79
Outstanding end of year       2,598          9.41       2,202         11.46        1,760        13.13
Exercisable end of year       1,784         10.99       1,490         12.51        1,478        12.21


(a) The weighted-average fair value of options granted during 1999, 1998 and 1997 was $2.40, $4.06 and $10.23, respectively.

The following table summarizes information about stock options outstanding at December 31, 1999:


                        Options Outstanding                                    Options Exercisable
-------------------------------------------------------------------   ----------------------------------
                     Number     Weighted-Average                         Number
                  Outstanding      Remaining                          Exercisable
   Range of       at 12/31/99   Contractual Life    Weighted-Average   at 12/31/99      Weighted-Average
Exercise Prices      (000)       (# of Months)       Exercise Price       (000)           Exercise Price
---------------   -----------   ----------------    ----------------  ------------      ----------------
$ 4.50 - $12.63      1,970            77                 $ 6.48          1,162               $ 6.80
$13.25 - $14.75        299            79                  14.53            299                14.53
$20.50 - $28.38        329            82                  23.05            323                23.08
                     -----                                               -----
$ 4.50 - $28.38      2,598            78                   9.41          1,784                10.99
                     =====                                               =====

The Company has elected to follow APB Opinion No. 25 and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123 requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income (loss) and earnings (loss) per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1999, 1998 and 1997, respectively: volatility factors of the expected market price of the Company's common stock of .53, .49, and .43; a weighted-average expected life of the options of 5.0 years; risk-free interest rates of 5.7%, 5.2%, and 6.0% and dividend yield of 0%.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Pro forma disclosures required by SFAS No. 123 include the effects of all stock option awards granted by the Company from January 1, 1995 through December 31, 1999. During the initial phase-in period, the effects of applying this Statement for generating pro forma disclosures are not likely to be representative of the effects on pro forma net income for future years, for example, because options may vest over several years and additional awards generally are made each year. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows for the years ended December 31 (in thousands except for earnings per share information):

                                         1999             1998            1997
                                      ---------        ---------        ---------
Pro forma net loss                    $(13,996)        $(29,046)        $(28,047)

Pro forma loss per common share:
  Basic                               $   (.78)        $  (1.62)        $  (1.57)
  Diluted                             $   (.78)        $  (1.62)        $  (1.57)

Restricted Stock

On February 27, 1995 the Board approved Restricted Stock Grant Agreements awarding 65,000 shares of Restricted Stock each to Mr. Ratican and Mr. Froelich (individually the "Executive"). Mr. Froelich's Restricted Stock vested upon the termination of his employment with the Company on December 11, 1997. Mr. Ratican's Restricted Stock vested on February 27, 1998 upon the expiration of the three-year vesting period.

The Company has measured the total compensation cost of the Restricted Stock awards as the excess of the quoted market price of similar but unrestricted shares of stock at the award date, subject to certain adjustments, over the purchase price, if any, of the Restricted Stock.

The quoted market price of shares of the Company's Common Stock at the date of grant was $16.125, and the Restricted Stock was awarded to the Executives at no cost. The total compensation cost of the Restricted Stock grants recognized through December 31, 1998 was $1,764,000.

NOTE 6 - NOTES RECEIVABLE FROM SHAREHOLDERS

On February 18, 1997 the Company entered into recourse loan agreements with Peter J. Ratican and Eugene L. Froelich the Chief Executive Officer and Chief Financial Officer of the Company, respectively (collectively the "Executives" and individually the "Executive"), whereby the Company loaned to each Executive $2,229,028 in connection with the exercise of certain stock options granted to the Executives on February 25, 1992 (individually the "1997 Ratican Note" and the "1997 Froelich Note", respectively). The 1997 Ratican Note and the 1997 Froelich Note are evidenced by a secured Promissory Note which provides for interest compounding monthly at the one year London Interbank Offered Rate plus 50 basis points in effect from time to time and subject to certain adjustments in the event the Company enters into a transaction to borrow funds. The interest rate in effect as of February 18, 1997 and for all of 1997 was 6.25%, the interest rate in effect for 1998 was 6.44% and the interest rate in effect for 1999 was 5.60%. All principal and accrued interest is due at the maturity date of April 1, 2001 or upon an event of default; provided however, that if Executive shall sell any shares of the Company's Common Stock serving as security under the loan agreement, the Executive shall pay a pro rata share of the proceeds to the Company to be applied against any outstanding principal and accrued interest balances of such Executive as of such date. In connection with the Ratican Settlement Agreement (see Note 9), as of April 24, 1999, the 1997 Ratican Note and related loan documents were amended extending the term from April 1, 2001 to June 30, 2003 (the Restated 1997 Ratican Note). The Restated 1997 Ratican Note provides that on the maturity date, in lieu of payment of the original principal balance and all accrued interest thereon (the "Maturity Balance"), Ratican may fully satisfy his obligations under the Restated 1997 Ratican Note through the payment to the Company for payment to the applicable state and Federal tax authorities the applicable minimum state and federal withholding amounts and FICA taxes due from Mr.Ratican resulting from the reduction of the Maturity Balance to zero.

The principal and accrued interest of notes receivable from shareholders at December 31, 1999 and 1998 has been reflected as a reduction of shareholders' equity.

NOTE 7 - INCOME TAXES

The benefit for income taxes for the year ended December 31 consisted of the following:

                              1999        1998         1997
(Amounts in thousands)       -------     ------      -------
Current:
  Federal ..............      $                       $ (12)
  State ................         55       $ 106          73
                              -----       -----       -----
                                 55         106          61

                              -----       -----       -----
Deferred:
  Federal
  State ................        (55)       (106         (61)

                                (55)       (106)        (61)
Benefit for income taxes      $  --       $  --       $  --
                              =====       =====       =====

The federal and state deferred tax liabilities (assets) are comprised of the following at December 31:

                                       1999            1998
(Amounts in thousands)               ---------        ---------
Current deferred tax assets:

   Loss carryforwards ..........      $    --         $  (5,082)
                                      =========       =========

Non-current deferred tax assets:

   Loss carryforwards ..........      $(137,638)      $(110,496)
   Depreciation ................         (1,319)         (1,528)
   Other .......................         (5,249)         (4,504)
                                      ---------       ---------

   Gross deferred tax assets ...       (144,206)       (116,528)
                                      ---------       ---------

    Deferred tax assets
      valuation allowance ......        125,984         103,443
                                      ---------       ---------

    Deferred tax assets ........      $ (18,222)      $ (13,085)
                                      =========       =========


The differences between the benefit for income taxes at the federal statutory rate of 34% and that shown in the Consolidated Statements of Operations are summarized as follows for the years ended December 31:

                                         1999            1998           1997
(Amounts in thousands)                 -------         --------       --------
Tax provision (benefit)
  at statutory rate .............      $ (4,170)       $(9,362)       $(8,528)
State income taxes ..............            55            106             73
Exercise of nonqualified stock
  options .......................          --             --           (1,755)

Anticipation of future benefit of
  NOLs ..........................           (55)          (106)           (61)
Limitation on current-year tax
  benefit due to unrealized NOL
  carryforwards .................         4,170          9,362         10,271
                                       --------       --------       --------
Benefit for income taxes ........      $   --         $   --         $   --
                                       ========       ========       ========

The Company's net operating loss (NOL) carryforwards increased due to a $7.0 million NOL for tax purposes incurred in 1999. At December 31, 1999, the Company had NOL carryforwards for federal tax purposes expiring as follows (amounts are in millions):


                    Year of
                  Expiration                    NOL
                  ----------                --------
                     2003                   $ 166.2
                     2004                      92.7
                     2005                       9.3
                     2006                       2.5
                     2007                       1.5
                     2012                      35.9
                     2018                      92.4
                     2019                       7.0
                                            -------
         Total NOL carryforwards            $ 407.5


On December 5, 1990 (the "Effective Date") the Company emerged from protection under Chapter 11 pursuant to the Company's joint plan of reorganization, as modified (the "Reorganization Plan"). Upon the Effective Date of the Reorganization Plan, the Company experienced a "change of ownership" pursuant to applicable provisions of the Internal Revenue Code (the "IRC"). As a result of the ownership change, the Company's pre-change NOL carryforwards of approximately $325 million are subject to limitation under provisions of Section 382 of the IRC. From the Effective Date through December 31, 1995 the Company has recognized for financial statement reporting purposes an annual limitation for its NOLs of approximately $6.3 million per year. In 1996, the Company determined its annual limitation for its pre-change NOLs is $9.2 million per year or an aggregate amount of $139 million over the carryover period. The Company also determined during 1996 that $182 million of additional limitation is available for income tax return purposes under other provisions of Section 382 of the IRC. Accordingly, the Company believes approximately $321 million of the total pre-change NOLs of $325 million will be available for utilization for federal income tax return purposes over the carryover period. In the event the current limitation amount is not fully utilized, the Company is allowed to carryover such amount to subsequent years during the carryover period. From December 5, 1990 through December 31, 1999 the Company has utilized approximately $55 million of the pre-change NOLs for federal income tax return purposes and has recognized approximately $105 million of pre-change NOLs for financial statement reporting purposes. The Company is unable to quantify to what extent, if any, the Company may be able to fully utilize its remaining pre-change NOLs prior to their expiration. Should the Company experience a second "change of ownership", the limitation under Section 382 of the IRC on NOLs would be recalculated.

SFAS No. 109 "Accounting for Income Taxes" requires that the tax benefit of such NOLs be recorded as an asset to the extent that management assesses the utilization of such NOLs to be more likely than not. Management has estimated, based on the Company's recent history of operating results and its expectations for the future and available tax planning strategies, that future taxable income of the Company will more likely than not be sufficient to utilize a minimum of approximately $45 million of NOLs. Accordingly, the Company has recognized an aggregate deferred tax asset of $18.2 million as of December 31, 1999 related to anticipated future utilization of NOLs.

NOTE 8 - EMPLOYEE BENEFIT PLANS

The Company adopted the Maxicare Health Plans, Inc. Savings Incentive Plan (the "Savings Plan") in January 1985. The Savings Plan is a defined contribution 401(k) profit sharing plan covering employees of the Company who have satisfied the eligibility requirements. The primary eligibility requirement is that an employee must have completed one year of eligible service.

The cost of the Savings Plan is shared by the participants and the Company. Eligible employees may defer from 1% to 15% of base compensation on a before-tax basis in accordance with Section 401(k) of the IRC. The Savings Plan calls for the Company to match up to 3% of total compensation, not to exceed the employee's contribution. The Company's contributions were approximately $380,000, $390,000 and $400,000 for the years ended December 31, 1999, 1998 and
1997, respectively.

Effective January 1, 1997 the Company adopted the Maxicare Health Plans, Inc. Supplemental Executive Retirement Plan (the "SERP") which covers key executives as selected by the Board. Benefits are based on years of service and average compensation in the last three years of employment. Compensation expense recognized in connection with the SERP was $282,000 $284,000 and $984,000 for the years ended December 31, 1999, 1998 and 1997. Of the compensation expense recognized in 1999, $500,000 related to the immediate recognition of the discounted present value of vested retirement benefits for the Company's former Chief Executive Officer which was included in the management settlement charge recorded in 1999 (see Note 9). Of the compensation expense recognized in 1997, $700,000 related to the immediate recognition of the discounted present value of vested retirement benefits for the Company's former Chief Financial Officer and an additional former executive which was included in the management settlement charge recorded in 1997 (see Note 9).

NOTE 9 - LOSS CONTRACTS, DIVESTITURE COSTS, LITIGATION, MANAGEMENT SETTLEMENT AND OTHER CHARGES

In the first quarter of 1999, the Company incurred charges of $3.0 million for loss contracts associated with the Company's commercial healthcare operations in North and South Carolina. The Company has ceased offering commercial health care coverage in the Carolinas health plans as of March 31, 1999. In addition, the Company recorded in the first quarter of 1999 a $5.5 million management settlement charge related to a settlement with the Company's Chief Executive Officer, Peter J. Ratican pursuant to which Mr. Ratican agreed to retire as President and CEO of the Company and agreed not to seek re-election to the Board of Directors. The charge primarily relates to an allowance for the forgiveness of approximately $2.7 million of notes receivable, including accrued interest, due the Company from Mr. Ratican and the accrual of other settlement costs related to a consulting agreement and other benefits. Under the settlement agreement, a promissory note from Mr. Ratican to the Company in the principal amount of $2.2 million and accrued interest thereon will be forgiven on June 30, 2003 upon certain conditions being satisfied. The Company has made the determination that it is probable these conditions will be satisfied and the note forgiven; accordingly, the Company has recorded the charge associated with the forgiveness of the note receivable in the current period.

In December 1997, the Company began a restructuring of the Company's operations and businesses with a view towards enhancing and focusing on the Company's operations in California and Indiana which have generated substantially all of the membership growth in recent years. As a result of assessing various strategic alternatives, the Company concluded that the divestiture of the Company's operations in Illinois, the Carolinas and Wisconsin through either a sale or closure of these operations was in its best interest as the Company was unable to predict a return to profitability for these health plans in a reasonable time frame. Accordingly, the Company recorded in the second quarter of 1998 a $10.0 million charge for anticipated continuing losses primarily related to contracts in Illinois and the Carolinas for which the anticipated future health care costs and associated maintenance costs exceed the related premiums, and certain other costs associated with the divestiture of these health plans. In the fourth quarter of 1998 the Company recorded a $6.5 million charge composed of 1) a $2.5 million increase to the reserve for loss contracts and divestiture costs related to the divestiture of the Carolina's commercial line of business extending beyond December 1998 through March 1999 and higher than anticipated costs in the non-continuing health plans, 2) a $2.0 million charge for litigation substantially related to the Company's former Illinois health plan and 3) a $2.0 million charge for provider insolvency/impairment related to certain of the Company's capitated provider arrangements. For the year ended December 31, 1998, the Company applied against the $12.5 million reserve for loss contracts and divestiture costs approximately $8.3 million of health care costs and $3.7 million of associated maintenance and divestiture costs which exceeded the related premiums.

On September 30, 1998, the Company completed the sale of its Wisconsin health plan which had approximately 4,700 commercial members and approximately 10,200 Medicaid members. On October 16, 1998, the Company completed the sale of its Illinois health plan which had approximately 22,600 commercial members. In addition, on September 30, 1998, the Company announced it would cease offering in North and South Carolina, all commercial health care lines of business, including its commercial health maintenance organization, preferred provider organization and point of service product lines. The Company's Carolinas health plans did not provide commercial health care coverage beyond March 1999.

In the fourth quarter of 1997 the Company recorded a $3.0 million management settlement charge for termination expenses primarily related to the settlement of certain obligations pursuant to the employment agreement of Eugene L. Froelich, the Company's former Chief Financial Officer.

In March 1997 the Company received a ruling from the Commonwealth of Pennsylvania Board of Claims (the "Claims Board") denying the Company any recovery on its claims against the Pennsylvania Department of Public Welfare (the "DPW") in connection with the operation of a Medicaid managed care program from 1986 through 1989 by Penn Health Corporation, a subsidiary of the Company. Accordingly, the Company recorded in the first quarter of 1997 a $6.0 million non-cash litigation charge to fully reserve for the recorded estimate of $5.0 million due the Company from the DPW and related litigation costs. On April 24, 1997, the Company filed an appeal with the Commonwealth of Pennsylvania Commonwealth Court seeking to overturn the Claims Board's order and to award the Company damages. DPW filed a cross-appeal, appealing the portion of the Claims Board's order imposing liability upon the DPW for breach of contract. In addition, the Company pursued claims against certain providers who participated in the Medicaid programs for breach of the Company's Reorganization Plan in the United States Bankruptcy Court in California. The Company has reached a settlement with the DPW regarding the Company's claims against the DPW (the "DPW Settlement"). A settlement was also reached by the Company of the Company's claims in the Bankruptcy Court against certain providers (the "Provider Settlement"). The DPW Settlement and the Provider Settlement (collectively, the "Global Settlement") provide for the dismissal of the pending litigation against the settling parties and for DPW's payment to the Company of $4.7 million (including approximately $300,000 held in escrow for the Company's benefit), plus accrued interest thereon. On March 26, 1999, the United States Bankruptcy Court approved the Global Settlement and the Company's agreement with the Creditors' Committee to pay $400,000 to the Penn Health bankruptcy estate for distribution to creditors pursuant to the Reorganization Plan. Pursuant to the DPW Settlement, the $300,000 held in escrow was released to the Company and payment of an additional $4.5 million (inclusive of accrued interest) was made to the Company in early May 1999. From these settlement funds the Company funded $400,000 to the Penn Health bankruptcy estate resulting in the recognition of $4.1 million in other income recorded in the first quarter of 1999.

Quarterly Results of Operations (Unaudited)

The following is a tabulation of the quarterly results of operations for the years ended December 31, 1999 and 1998:


(Amounts in thousands,                                   Three months ended,
except per share data)                -------------------------------------------------------
----------------------                  March 31        June 30        Sept 30        Dec 31
                                       ---------       ---------      ---------     ---------
1999
----
Revenues                                $ 179,168      $ 175,703      $ 178,101     $ 180,666

Income (loss) from operations (1)          (7,680)         1,061          1,251        (6,896)

Net income (loss)                          (7,680)         1,061          1,251        (6,896)

Net income (loss) per common share:
  Basic                                 $    (.43)     $     .06      $     .07     $    (.38)
  Diluted                               $    (.43)     $     .06      $     .07     $    (.38)

1998
----
Revenues                                $ 181,989      $ 187,113      $ 188,612     $ 177,439

Income (loss) from operations (1)          (2,717)       (19,761)           634        (5,689)

Net income (loss)                          (2,717)       (19,761)           634        (5,689)

Net income (loss) per common share:
  Basic                                 $    (.15)     $   (1.10)     $     .04     $    (.32)
  Diluted                               $    (.15)     $   (1.10)     $     .04     $    (.32)


(1) A $3.0 million charge for loss contracts related to the Carolinas commercial line of business and a $5.5 million charge for management settlement costs were recorded in the first quarter of 1999. A $6.0 million charge to increase health care claims reserves was recorded in the fourth quarter of 1999. A $10.0 million charge for loss contracts and divestiture costs and a $6.5 million charge for litigation, provider insolvency/impairment, and an increase to the loss contracts and divestiture costs reserve were recorded in the second and fourth quarters of 1998, respectively (See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Item 8. Financial Statements and Supplementary Data - Note 9 to the Company's Consolidated Financial Statements").

Item 9. Changes in and Disagreements with Accountants on

        Accounting and Financial Disclosures

        None.

                                    PART III

Item 10. Directors, Executive Officers, Promoters and Control

         Persons of the Registrant

The information set forth in the table, the notes thereto and the paragraphs thereunder, in Part I, Item 1. of this Form 10-K under the caption "Directors and Executive Officers of the Registrant" is incorporated herein by reference.

Compliance with Section 16(A) of the Securities Exchange Act of 1934

Based upon its review of such reports received by it and written representations of reporting persons, the Company believes that, its executive officers and directors filed all required reports on a timely basis.

Item 11. Executive Compensation

Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1999, 1998 and 1997, of those persons who were, at December 31, 1999 (i) the chief executive officer, (ii) the other four most highly compensated executive officers of the Company or (iii) would have been among the four most highly compensated executive officers of the Company had they held such title at December 31, 1999 (collectively the "Named Officers"): Summary Compensation Table


                           SUMMARY COMPENSATION TABLE
                                                                                         Long-Term
                                              Annual Compensation                      Compensation
                                   ----------------------------------------     --------------------------
                                                                                 Stock
                                                    Reorganization              Options
                                                        Plan                     Awards       All Other
Name and Principal Position         Year     Salary    Bonus(1)    Bonus(2)       (#)      Compensation(3)
---------------------------         ----    --------   --------    --------     --------   ---------------
Paul R. Dupee (4)                   1999    $ 42,000                            155,000
Chairman of the Board
Of Directors, Chief
Executive Officer


Richard A. Link (5)                 1999    $342,000                $100,000     50,000         $4,800
Chief Operating Officer             1998    $275,000                            145,000         $4,800
Chief Financial Officer             1997    $220,000                                            $4,800
Executive Vice President -
Finance and Administration


Alan D. Bloom                       1999    $230,000                             15,000         $4,800
Senior Vice President,              1998    $225,000                             17,500         $4,800
Secretary and General               1997    $218,000                                            $4,800
Counsel

Warren D. Foon                      1999    $200,000                             30,000         $4,800
Vice President, General             1998    $190,000                             45,000         $4,800
Manager - Maxicare                  1997    $185,000                                            $4,800
California

Sanford N. Lewis                    1999    $155,000                             25,000         $4,673
Vice President                      1998    $150,000                             25,000         $4,600
Administrative - Services           1997    $135,000                                            $4,050

Peter J. Ratican (6)                1999    $250,000                             70,000         $4,800
Chairman of the Board               1998    $500,000                             70,000         $4,800
of Directors, Chief                 1997    $500,000    $ 71,993                 70,000         $4,800
Executive officer and
President

Vicki F. Perry (7)                  1999    $200,000                                           $4,800
Vice President, General             1998    $190,000                              25,000       $4,800
Manager-Maxicare Indiana            1997    $180,000                                           $4,800



(1) This bonus was payable pursuant to the Reorganization Plan and was paid from funds held by the Disbursing Agent in a segregated account and were not paid out of the Company's available cash.

(2)  This amount was paid pursuant to Mr. Link's employment agreement.

(3) These amounts represent contributions made by the Company on behalf of the Named Officer under the Company's 401(k) Savings Incentive Plan.

(4) In connection with Mr. Dupee's appointment as Chief Executive Officer and the services to be performed thereunder, the Company agreed to the payment of Mr. Dupee's reasonable business expenses including his living expenses in Los Angeles which approximated $169,000 in 1999.

(5) Mr. Link served as Senior Vice President - Accounting and Chief Accounting Officer until December 11, 1997 when he was named Executive Vice President
     - Finance and Administration and Chief Financial Officer. In August 1999 Mr. Link was given the additional position of Chief Operating Officer.

(6) Mr. Ratican resigned his position as Chairman of the Board of Directors, President and Chief Executive Officer of the Company effective June 30, 1999. On that date he also resigned as a director of the Company.

(7)  Ms. Perry resigned her position with the Company effective November 1999.

Option Grants

Shown below is further information on grants of stock options pursuant to the Senior Executives Plan, the 1990 Plan, the 1995 Plan and the 1999 Plan during the year ended December 31, 1999, to the Named Officers which are reflected in the Summary Compensation Table.

                             Number of      Percentage of                                   Potential Realizable
                            Securities      Total Options                                    Value at Assumed
                            Underlying       Granted to     Exercise or                     Annual Rates of Stock
                             Options         Employees in    Base Price    Expiration        Price Appreciation
       Name                  Granted         Fiscal 1999    ($/share)(1)      Date           for Option Term (2)
-------------------        -----------      -------------   ------------   ------------     ----------------------
                                                                                                5%           10%
                                                                                            --------    ----------
Paul R. Dupee, Jr.          150,000           22.34%          $ 4.50      Sept. 17, 2009    $424,504    $1,075,776
                              5,000             .74%          $ 6.00      Jan. 2, 2009      $ 18,867    $   47,812

Richard A. Link              50,000            7.45%          $ 4.50      Sept. 17, 2009    $141,501    $  358,592

Alan D. Bloom                15,000            2.23%          $ 4.50      Sept. 17, 2009    $ 42,450    $  107,578

Warren D. Foon               30,000            4.47%          $ 4.50      Sept. 17, 2009    $ 84,901    $  215,155

Sanford N. Lewis             25,000            3.72%          $ 4.50      Sept. 17, 2009    $ 70,751    $  179,296

Peter J. Ratican             70,000(3)        10.42%          $ 5.38      Jan. 1, 2009      $236,842    $  600,203

(1) The option exercise price is subject to adjustment in the event of a stock split or dividend, recapitalization or certain other events.

(2) The actual value, if any, the Named Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by the Named Officer will be at or near the value estimated. This amount is net of the option exercise price.

(3) Options were automatically granted under the Senior Executives Plan as of January 1, 1999 and vest upon date of grant.

Option Exercises and Fiscal Year-End Values

No stock options were exercised by Named Officers in 1999. Shown below is information with respect to the unexercised options to purchase the Company's Common Stock granted in fiscal 1999 and prior years under employment agreements, the 1990 Plan, the 1995 Plan, the 1999 Plan and the Senior Executives Plan to the Named Officers and held by them at December 31, 1999.

                               Number of Unexercised           Value of Unexercised
                                   Options Held At            In-the-Money Options At
                                  December 31, 1999            December 31, 1999 (1)
                           ------------------------------   ----------------------------
       Name                Exercisable      Unexercisable   Exercisable    Unexercisable
-------------------        -----------      -------------   -----------    -------------
Paul R. Dupee, Jr.            130,000           25,000        $    0         $     0
Richard A. Link               129,933          135,067        $    0         $     0
Alan D. Bloom                  10,833           26,667        $    0         $     0
Warren D. Foon                 55,000           60,000        $    0         $     0
Sanford N. Lewis               28,333           41,667        $    0         $     0
Peter J. Ratican              557,778                0        $    0         $     0


(1) Based on the closing price on the NASDAQ-NMS on that date ($2.875), net of the option exercise price.

Ratican Employment Agreements

The Company entered into a new five-year employment agreement with Peter J. Ratican (the "Executive") as of April 1, 1996, and as amended on February 11, 1997 (the "Ratican Employment Agreement"). The Ratican Employment Agreement superseded a five-year employment agreement entered into with Executive as of January 1, 1992, and as amended on February 27, 1995. The Ratican Employment Agreement provided for an annual base compensation of $500,000 for Executive, subject to increases and bonuses, as may be determined by the Board based on annual reviews.

The Ratican Employment Agreement provided that upon the termination of Executive by (i) the Company for reasons other than death, incapacity, or "Cause" or (ii) voluntary termination for "Good Reason" ((i) and (ii) collectively defined as "Without Cause"), Executive would be entitled to receive (a) a payment equal to the balance of the Executive's annual base salary which would have been paid over the remainder of the term of the Ratican Employment Agreement; (b) an additional one year's annual base salary; (c) payment of any performance bonus amounts which would have otherwise been payable over the remainder of the term of the Ratican Employment Agreement; (d) immediate vesting of all stock options; and (e) the continuation of the right to participate in any profit sharing, bonus, stock option, pension, life, health and accident insurance, or other employee benefit plans including a car allowance through March 31, 2001. "Cause" was defined as: (i) the willful or habitual failure to perform requested duties commensurate with his employment without good cause; (ii) the willful engaging in misconduct or inaction materially injurious to the Company; or (iii) the conviction of a felony or of a crime involving moral turpitude, dishonesty or theft. "Good Reason" was defined as the voluntary termination by Executive, as a result of the occurrence, without Executive's express written consent, of a substantial, material and adverse change in conditions of employment imposed by the Company; including but not limited to: (a) the assignment by the Company of any duties materially inconsistent with, or the diminution of, Executive's positions, titles, offices, duties and responsibilities with the Company, or any removal or any failure to re-elect Executive to, any titles, offices or positions held by Executive hereunder, including membership on the Board; or (b) a reduction by the Company in Executive's base salary or any other compensation or benefit provided for herein; provided, however, that the occurrence of any of the foregoing would not constitute "Good Reason" to the extent that such occurrence is part of a change in benefits, compensation, policies or practices that affect substantially all of the employees of the Company; or (c) a change or relocation of Executive's place of employment, without his written consent, other than within thirty (30) miles of such location; or (d) the failure of the Company to obtain the explicit assumption in writing of its obligation under the Ratican Employment Agreement by any successor entity.

In the event of a "Change of Control" of the Company, Executive was entitled to elect to terminate the Ratican Employment Agreement within 120 days after such "Change of Control" (the "Change of Control Period") in which case the Executive would have been entitled to receive a payment equal to 2.99 times Executive's average annualized compensation from all sources from and relating to the Company, which was includable in Executive's gross income (including the value of unexercised options) for the most recent five taxable years ending with and including the calendar year in which the "Change of Control" occurs, (the "Change of Control Payment").

Under the Ratican Employment Agreement, a "Change of Control" was defined as:
(i) any transaction or occurrence which results in the Company ceasing to be publicly owned with at least 300 stockholders; (ii) any person or group becoming beneficial owner of more than 40% of the combined voting power of the Company's outstanding securities; (iii) "Continuing Directors", defined as directors as of April 1, 1996 or any subsequent director nominated by a vote of a majority of the Continuing Directors then in office, ceasing to be a majority of the Board;
(iv) the merger or consolidation of the Company with or into any other non-affiliated entity whereby the Company's equity security holders, immediately prior to such transaction, own less than 60% of the equity; or (v) the sale or transfer of all or substantially all of the Company's assets. In the event of death or incapacity prior to June 30, 1999, the Executive or his estate shall receive the equivalent of 90 days base salary and, in the case of incapacity, the continuation of health and disability benefits. The Ratican Employment Agreement also provided that in the event Executive did not receive an offer for a new employment agreement containing terms at least as favorable as those contained in the existing Ratican Employment Agreement before the expiration of such Ratican Employment Agreement, Executive would have been entitled to receive a payment equal to one year's base salary under the terminating agreement. Under the Ratican Employment Agreement, Executive was entitled to receive an annual performance bonus, which is based on the Company's annual pre-tax earnings, before extraordinary items, over $10 million (the "Performance Bonus"). The Performance Bonus could not exceed $2,000,000 for any year and was to be in an amount equal to 2% of the pre-tax earnings in excess of $10 million, 2 1/2% of pre-tax earnings in excess of $15 million and 3% of pre-tax earnings in excess of $20 million. In addition, upon the sale of the Company, a sale of substantially all of its assets or a merger where the Company shareholders cease to own a majority of the outstanding voting capital stock (a "Sale"), Executive would have been entitled to a sale bonus which is based on a percentage of the excess sale value of the Company over an initial value of $147 million in an amount equal to 1% of the sale value in excess of $147 million, 1 1/2% of the sale value in excess of $197 million, 2% of the sale value in excess of $247 million and 2 1/2% of the sale value in excess of $347 million (the "Sale Bonus"). Executive would have been entitled to a Sale Bonus if a Sale occurs during the term of the Ratican Employment Agreement or thereafter if a definitive agreement with respect to a Sale, which is consummated, is entered into within 90 days after the termination of the Ratican Employment Agreement Without Cause.

Effective March 28, 1998, the Board approved an amendment to the Ratican Employment Agreement to clarify that the Change of Control Payment in the Ratican Employment Agreement would also be payable if Executive was terminated Without Cause, died or became disabled during the 120 day period within which he is able to voluntarily terminate the Ratican Employment Agreement after a Change of Control. This amendment did not affect the amount payable under the Ratican Employment Agreement in connection with a Change of Control Payment. The purpose of this amendment was to ensure that Executive would not feel that he would be required to terminate the Ratican Employment Agreement immediately upon a Change of Control for fear of losing his rights. The Ratican Employment Agreement was also amended at that time to revise the Sale Bonus provision to provide that after a Change of Control a Sale Bonus would be payable in the event a Sale occurs: (i) within one year if Executive terminates voluntarily or (ii) through the end of the Ratican Employment Agreement if it is terminated Without Cause. The amount of the Sale Bonus payable to Executive under the Ratican Employment Agreement was not amended. The purpose of this amendment was to reflect Executive's contribution to increasing the value of the Company during his tenure as Chief Executive Officer and President by extending the time period in which the Sale Bonus was to be payable to Executive. In addition, Executive would be entitled to a Sale Bonus if after a Change of Control a definitive agreement with respect to a Sale, which is consummated, was entered into (a) within one year if Executive elects to terminate the Ratican Employment Agreement as a result of the Change of Control or the Ratican Employment Agreement terminates during the Change of Control Period as a result of Executive's death or incapacity or (b) on or before March 31, 2001 if the Ratican Employment Agreement is terminated Without Cause after a Change of Control.

If any payment under the Ratican Employment Agreement, either alone or together with other amounts which Executive has the right to receive from the Company, (the "Affected Payment") would have constituted an "excess parachute payment" (as defined in the Internal Revenue Code), then Executive would have been entitled to receive an additional cash payment (the "Additional Payment") which, when added to the Affected Payment provides a net benefit to the Executive, after payment of the excise tax imposed by Section 4999 of the Internal Revenue Code and penalties and interest thereon, and payment of any federal, state and local income taxes and penalties and interest thereon attributable to such Additional Payment, equal to the Affected Payment before such Additional Payment.

In connection with its approval of the Settlement Agreement with Mr. Dupee and certain other shareholders in May 1998, the Board on May 8, 1998 amended the Ratican Employment Agreement and the 1997 Link Employment Agreement, discussed below, to clarify that although the New Directors were elected to the Board by a majority of the "Continuing Directors" as such term is defined in such employment agreements, they would not be considered "Continuing Directors" for the purposes of determining whether a "Change of Control" had occurred under such employment agreements. As a result of the 1998 Amendment to the Ratican Employment Agreement, the election of a shareholder slate at the Annual Meeting which did not contain two Board nominees would trigger the "Change of Control" provisions to the Ratican Employment Agreement.

Ratican Settlement and Consulting Agreements

On April 16, 1999, the Company and Peter J. Ratican ("Ratican"), entered into a Settlement Agreement dated April 16, 1999 (the "Ratican Settlement Agreement") pursuant to which Ratican agreed to resign as Chairman of the Board, CEO and President of the Company. In order to ensure an orderly transition, the Company and Ratican agreed that such resignations would become effective on June 30, 1999 (the "Termination Date"). In addition, Ratican agreed not to stand for reelection to the Board when his term expired at the Annual Meeting. The Ratican Settlement Agreement, which was negotiated between Ratican and representatives of the Board over a two month period, outlines the terms of the agreements between Ratican and the Company, including the amendment to Ratican's Employment Agreement and certain other existing agreements and the terms of a new consulting agreement (the "Related Agreements"). The Ratican Settlement Agreement also provided that Ratican and the Company exchange releases. On April 24, 1999 (the "Effective Date") the Ratican Settlement Agreement and each of the Related Agreements became effective.

In connection with the Ratican Settlement Agreement, Ratican and the Company entered into Amendment No. 4 ("Amendment No. 4") dated April 16, 1999 to the Ratican Employment Agreement, which became effective as of the Effective Date, pursuant to which Ratican and the Company agreed; (i) to shorten the termination date of the Ratican Employment Agreement from April 1, 2001 to the Termination Date; (ii) that Ratican would no longer be entitled to future or potential Performance Bonuses, Sale Bonuses, severance pay upon the expiration of the term of the Ratican Employment Agreement, or stock option grants under the terms of the Ratican Employment Agreement; (iii) that during the period from the Effective Date through the Termination Date, Ratican's powers and duties would be limited to those powers and duties designated by the Executive Committee of the Board (the "Executive Committee"); and (iv) the termination of Ratican's employment pursuant to Amendment No. 4 on the Termination Date and the election of the New Directors at the Annual Meeting would not trigger any Change of Control Payment to Ratican.

Pursuant to the Ratican Settlement Agreement, Ratican and the Company have entered into a four year non-exclusive consulting agreement commencing July 1, 1999 (the "Commencement Date") at an annual consulting fee of $500,000 (the "Consulting Fee") and the provision by the Company to Ratican of certain health and other benefits comparable to those currently being received by Ratican under the Ratican Employment Agreement (the "Ratican Consulting Agreement"). The Ratican Consulting Agreement provides that Ratican's consulting services shall not interfere with his other business activities and he will be free to engage in such other business activities as he desires; provided, however, he shall be prohibited from rendering services to an HMO competitor of the Company in California,

Indiana or Louisiana during the first year of the Ratican Consulting Agreement. After the Commencement Date, the Ratican Consulting Agreement may be terminated voluntarily by Ratican or for "Cause", as defined in the Consulting Agreement, by the Company in which case no further payments would be due Ratican thereunder. In the event of a termination of the Consulting Agreement after the Commencement Date as a result of Ratican's death or incapacity, Ratican or his estate would receive the Consulting Fee due for the remainder of the four year term. The Ratican Consulting Agreement provides for indemnification by the Company to Ratican under appropriate circumstances and the advancement of legal fees and expenses for indemnification actions and in the event of a dispute thereunder subject to certain requirements.

If the Company, after notice and time to cure, fails to pay the Ratican Consulting Fee and is determined to be in breach of the Ratican Consulting Agreement (a "Company Default"), (i) Ratican may terminate the Ratican Consulting Agreement, declare the remaining balance due thereunder immediately payable and receive the discounted value thereof; (ii) the Amended Note (as defined below) will become non-recourse; and (iii) Ratican will continue to accrue benefits under the SERP (as defined below) through June 30, 2003.

In connection with the Ratican Settlement Agreement, as of the Effective Date adjustments were also made to Ratican's outstanding option agreements. Ratican's Senior Executive Stock Option Agreement (the "1996 Option Agreement") with respect to options granted under the 1996 Senior Executives Option Plan (the "1996 Option Plan") was amended so that: (i) the term of the options granted thereunder (the "1996 Plan Options") was shortened to January 1, 2005 (the "Option Term"); (ii) the exercise price of the options granted on July 26, 1996, January 1, 1997 and January 1, 1998 was reduced from $14.75, $22.25 and 10.88, respectively, to $7.2875 or $1.875 over the average closing trading price of the Company's common stock for April 19, 1999 through April 23, 1999 or $5.412 per share and (iii) the 1996 Plan Options would remain exercisable through the Option Term, notwithstanding the termination of Ratican's employment with the Company or the termination of the Ratican Consulting Agreement. In addition, as of the Effective Date, the Company and Ratican entered into Amendment No. 2 dated April 16, 1999 to the 1989 Option Agreement pursuant to which the 1989 Option Agreement was amended to extend Ratican's ability to exercise the options granted thereunder (the "1989 Options") until December 5, 2000 (the original option term of the 1989 Options under the 1989 Option Agreement), notwithstanding the termination of Ratican's employment with the Company on the Termination Date.

In connection with the Ratican Settlement Agreement, as of the Effective Date, the terms of the SERP and Ratican's promissory note to the Company dated February 17, 1997 were also amended, see "Supplemental Executive Retirement Plan" below and "Item 13. Certain Relationships and Related Transactions".

Other Employment Agreements

Effective August 1999, Paul R. Dupee, Jr. was appointed Chief Executive Officer of the Company by the Board. Mr. Dupee has not entered into an employment agreement with the Company; however, upon his appointment as Chief Executive Officer the Board authorized the Company to 1) pay Mr. Dupee an annual salary not to exceed $100,000 per annum, 2) granted options to Mr. Dupee to purchase 150,000 shares of the Company's Common Stock and 3) pay Mr. Dupee's reasonable business expenses including his living expenses in Los Angeles.

As of August 1, 1999, the Company entered into a new employment agreement with Richard A. Link ("Link") for a period of 29 months commencing as of August 1, 1999 through December 31, 2001 wherein Link is employed as Chief Operating Officer of the Company in addition to his position of Executive Vice President - Finance and Administration and Chief Financial Officer (the "Link Employment Agreement"). The Link Employment Agreement superceded a three-year employment agreement the Company entered into with Link as of December 11, 1997 upon his appointment as Executive Vice President - Finance and Administration and Chief Financial Officer (the "1997 Link Employment Agreement"). The 1997 Link Employment Agreement provided for an annual base salary of $275,000, subject to increases and bonuses as may be determined from time to time by the Company's Chief Executive Officer. Link's base salary in 1999 was $300,000 per annum under the 1997 Link Employment Agreement. The Link Employment Agreement provides for an annual base salary of $400,000, subject to increases and bonuses as may be determined from time to time by the Company's Board of Directors. The Link Employment Agreement also provided for the payment of a $100,000 bonus upon execution of the agreement. In addition, upon the sale of the Company, a sale of 80% or more of the Company's assets or a merger or other transaction(s) where the Company shareholders cease to own a majority of the outstanding voting stock, Link is entitled to a sale bonus of 1% of the excess sale value over an initial value of $80 million. The Link Employment Agreement further provides that upon the termination of Mr. Link by the Company without cause or the voluntary termination of employment by Mr. Link for certain reasons as set forth in the Link Employment Agreement Mr. Link will be entitled to receive (i) a payment equal to the balance of his annual base salary which would have been paid over the remainder of the term of the Link Employment Agreement; (ii) an additional one year's annual base salary; (iii) immediate vesting of all stock options; and (iv) the continuation of the right to participate in any profit sharing, pension, life, health and accident insurance, or other employee benefit plans including a car allowance through December 31, 2001. Cause is defined as: (i) the continued failure or refusal to substantially perform duties pursuant to the terms of the Link Employment Agreement; (ii) the engaging in misconduct or inaction materially injurious to the Company; or (iii) the conviction of a felony or of a crime involving moral turpitude. In the event of a "Change of Control" of the Company, Mr. Link may elect to terminate the Link Employment Agreement within 120 days after such Change in Control in which case he will be entitled to receive a payment equal to 2.99 times his annualized compensation, as defined. In the event of death or incapacity, Mr. Link, or his estate, shall receive the equivalent of 90 days base salary and in the case of incapacity, the continuation of health and life insurance benefits. The Link Employment Agreement also provides that in the event Mr. Link does not receive an offer for a new employment agreement containing terms at least as favorable as those contained in the existing employment agreement, Mr. Link will be entitled to receive a payment equal to one year's base salary under the terminating agreement.

As of December 1, 1998, the Company entered into a new employment agreement with Alan D. Bloom with a term through December 31, 1999 which provides for an annual base salary of $225,000 through December 31, 1998 and $230,000 from January 1, 1999 through December 31, 1999, subject to increases and bonuses, as may be determined from time to time by the Chief Executive Officer of the Company. As of October 1, 1999 the Company entered into a new employment agreement with Mr. Bloom with a term through December 31, 2000 which provides for an annual base salary of $230,000 through December 31, 1999 subject to increases and bonuses, as may be determined from time to time by the Chief Executive Officer or Chief Operating Officer of the Company.

As of December 1, 1998, the Company entered into a new employment agreement with Patricia A. Fitzpatrick with a term through December 31, 1999 which provides for an annual base salary of $131,000 through December 31, 1998 and $134,500 from January 1, 1999 through December 31, 1999, subject to increases and bonuses, as may be determined from time to time by the Chief Executive Officer of the Company. As of October 1, 1999 the Company entered into a new employment agreement with Patricia A. Fitzpatrick with a term through December 31, 2000 which provides for an annual base salary of $134,500 through December 31, 1999, subject to increases and bonuses, as may be determined from time to time by the Chief Executive Officer or Chief Operating Officer.

As of December 1, 1998, the Company entered into a new employment agreement with Warren D. Foon with a term through December 31, 2001 which provides for an annual base salary of $190,000 through December 31, 1998 and $200,000 from January 1, 1999 with such increases and bonuses as may be determined from time to time by the Chief Executive Officer of the Company.

As of October 1, 1999, the Company entered into an employment agreement with Kenneth D. Kubisty for a term through December 31, 2000 which provides for an annual base salary of $86,000 to be adjusted to $100,000 in the event he is appointed as Acting Vice President, General Manager of Maxicare Indiana, Inc., subject to increases and bonuses, as may be determined from time to time by the Chief Executive Officer or Chief Operating Officer of the Company. In November 1999 Mr. Kubisty was appointed Acting Vice President, General Manager of Maxicare Indiana, Inc.

As of December 1, 1998, the Company entered into an employment agreement with Sanford N. Lewis with a term through December 31, 2000 which provides for an annual base salary of $150,000 through December 31, 1998 and $155,000 from January 1, 1999 with such increase and bonuses as may be determined from time to time by the Chief Executive Officer of the Company.

Pursuant to these respective agreements, in the event that either Mr. Bloom, Ms. Fitzpatrick, Mr. Foon, Mr. Kubisty or Mr. Lewis is terminated without cause as set forth in the respective agreements, he or she will be entitled to receive
(a) the greater of the base salary through the expiration date of the agreement or six months base salary and (b) health, dental, disability and life insurance benefits he or she was receiving prior to such termination.

Kleaver Consulting Agreement

In connection with the Ratican Settlement Agreement, Elwood I. Kleaver, Jr. ("Kleaver"), a current board member, agreed to become the Company's Interim Chief Operating Officer ("COO") beginning April 24, 1999 (the "Kleaver Commencement Date") pursuant to a consulting agreement with the Company dated April 16, 1999 (the "Kleaver Consulting Agreement"). Under the Kleaver Consulting Agreement, Kleaver has agreed to serve as COO for a period of no less than four months (the "Initial Term") at $40,000 per month (the "Kleaver Consulting Fees"). The Kleaver Consulting Agreement was subject to termination
(i) upon Kleaver's death or disability; (ii) for "Cause", as defined in the Kleaver Consulting Agreement; (iii) for any reason other than (i) and (ii) as set forth above or (iv) after August 24, 1999, upon thirty days prior notice. In the event of a termination of the Kleaver Consulting Agreement pursuant to (iii) Kleaver would be entitled to receive either the unpaid portion of the Kleaver Consulting Fee for the Initial Term or if the termination is after the Initial Term, $40,000.

Pursuant to the terms of the Kleaver Consulting Agreement, the Company has granted Kleaver, effective as of the Commencement Date, options to purchase 50,000 shares of the Company's stock (the "Kleaver Options") pursuant to the Company's 1995 Stock Option Plan at $5.31 per share, the closing market price of the Company's common stock on the last trading day immediately preceding the effectiveness of the option grant. The Kleaver Options have a ten year term and vest at a rate of 6,000 shares per month during the Initial Term and 4,000 shares per month thereafter. All vested options will be exercisable for a period of one year after the termination of Kleaver's consulting services to the Company (or employment by the Company, if applicable).

Effective July 30, 1999 Kleaver resigned as Interim Chief Operating Officer and the Kleaver Consulting Agreement terminated effective August 31, 1999.

Supplemental Executive Retirement Plan

Effective January 1, 1997 the Company adopted the Maxicare Health Plans, Inc. Supplemental Executive Retirement Plan (the "SERP"), an unfunded retirement plan which covers key executives of the Company as designated by the Board (the "Participants"). As of December 31, 1999 there were seven participants in the SERP of which four were employed by the Company as of that date. Messrs. Link, Bloom, Foon and Lewis are designated Participants. The SERP provides for a retirement benefit equal to 25% of the Participant's average compensation (the average of the Participant's base salary and annual bonus for the final three years of service) to be reduced by 1/15 for each year of service by which the Participant's years of service are less than 15 years. The retirement benefit fully vests upon the Participant reaching the age of 55 or upon a "Change of Control" if the Participant's employment with the Company is terminated within two years after the "Change of Control". On March 28, 1998 the SERP was amended to provide for full vesting to Participants who elect to terminate their employment with the Company pursuant to a "Change of Control" clause in their employment agreement. In connection with the Ratican Settlement Agreement, the SERP was further amended effective as of April 24, 1999 to provide that Ratican will continue to accrue benefits under the SERP during the term of the Ratican Consulting Agreement. The normal retirement benefit is payable at age 65; however, the Participant may elect to receive an early retirement benefit whereupon, such benefit will be reduced by 1/240 for each month by which the distribution precedes the normal retirement date. In addition, the SERP provides for a pre- retirement death benefit equal to 200% of the Participant's average compensation.

Compensation of Directors

During 1999, non-employee directors of the Company (the "Outside Directors") received compensation for their services as directors. These members were Claude
S. Brinegar, Florence F. Courtright, Robert M. Davies, Paul R. Dupee, Jr.(prior to his appointment as Chief Executive Officer), Thomas W. Field, Jr., Elwood I. Kleaver, Jr., Charles E. Lewis, Alan S. Manne (through June 30, 1999), George H. Bigelow (subsequent to

June 30, 1999) and Simon J. Whitmey (subsequent to June 30, 1999). During 1999, Mr. Brinegar earned $35,250; Ms. Courtright earned $30,750; Mr. Davies earned $30,750; Mr. Dupee earned $22,500; Mr. Field earned $35,250; Mr. Kleaver earned $30,250; Mr. Lewis earned $30,750; Mr. Manne earned $12,000; Mr. Bigelow earned $18,000; and Mr. Whitmey earned $18,750. During 2000, the Outside Directors will receive cash compensation for their services in the amount of $30,000 per year, plus $750 per meeting. In addition, directors are entitled to be reimbursed for all reasonable out-of-pocket expenses incurred in connection with their services as directors of the Company.

The Outside Directors have received options to purchase shares of Common Stock at an exercise price equal to the market price at the date of grant. Set forth below is a schedule of the outstanding options at December 31, 1999 held by the Outside Directors, the date of grant and the exercise price of such options:

                             # of                      Exercise Price
      Director             Options   Date of Grant      Per Share
---------------------      -------   ----------------  -------------
Claude S. Brinegar          5,000     July 26, 1996      $14.75
                            5,000     January 2, 1997    $22.25
                            5,000     January 2, 1998    $10.88
                            5,000     January 2, 1999    $ 6.00

Florence F. Courtright      5,000     July 26, 1996      $14.75
                            5,000     January 2, 1997    $22.25
                            5,000     January 2, 1998    $10.88
                            5,000     January 2, 1999    $ 6.00

Robert M. Davies            5,000     January 2, 1999    $ 6.00

Paul R. Dupee, Jr.          5,000     January 2, 1999    $ 6.00

Thomas W. Field             5,000     July 26, 1996      $14.75
                            5,000     January 2, 1997    $22.25
                            5,000     January 2, 1998    $10.88
                            5,000     January 2, 1999    $ 6.00

Elwood I. Kleaver, Jr.      5,000     January 2, 1999    $ 6.00
                           24,000     April 24, 1999     $ 5.31

Charles E. Lewis            5,000     July 26, 1996      $14.75
                            5,000     January 2, 1997    $22.25
                            5,000     January 2, 1998    $10.88
                            5,000     January 2, 1999    $ 6.00


For those outstanding options granted prior to July 26, 1996 the options vested at the date of grant and expire five years from the date of grant provided these directors continue to serve as directors of the Company. If the directorship is terminated, such options expire 30 days from the date of such termination.

The options granted July 26, 1996 and thereafter (with the exception of those granted to Mr. Kleaver on April 24, 1999, which were granted under the 1995
Plan) were issued under the Formula Plan. Commencing January 2, 1997, and each January 2nd thereafter, each Outside Director then serving on the Board shall receive a grant of stock options to purchase 5,000 shares of Common Stock pursuant to the terms and provisions of the Formula Plan. The options vest six months from the date of grant and expire ten years from the date of grant provided the director continues to serve as a director of the Company. In the event of termination of the directorship, such options expire one year from the date of such termination.

Compensation Committee Interlocks and Insider Participation

Peter J. Ratican, the Company's President and Chief Executive Officer, through June 30, 1999, served as an ex-officio member of the Compensation Committee of the Company through that date. Although Mr. Ratican served as an ex-officio member of this Compensation Committee, he did not participate in any decisions regarding his own compensation as an executive officer. The Company's Board as a whole determined Mr. Ratican's total compensation package.

Paul R. Dupee, Jr., the Company's Chief Executive Officer, served as an ex-officio member of the Compensation Committee of the Company for the year ended December 31, 1999. Although Mr. Dupee served as an ex-officio member of this Compensation Committee, he did not participate in any decisions regarding his own compensation as an executive officer. The Company's Board as a whole determines Mr. Dupee's total compensation package.

Item 12. Security Ownership of Certain Beneficial Owners and

         Management

The following table sets forth the number and percentage of the outstanding shares of Common Stock owned beneficially as of December 31, 1999 by each director, by the Company's Chief Executive Officer ("CEO"), by the four other most highly compensated executive officers other than the CEO, by all directors and executive officers as a group, and by each person who, to the knowledge of the Company, beneficially owned more than 5% of any class of the Company's voting stock on such date.


                                               Amount and Nature of
                                              Beneficial Ownership(1)
                                            ---------------------------
                                                             Percentage
                                             Common          of Common
Name and Address of Person or Group          Stock(2)         Stock(3)
-----------------------------------         ---------        ----------
Heartland Advisors, Inc. (4)                3,549,900            19.8%
  790 North Milwaukee Street
  Milwaukee, Wisconsin  53202

Snyder Capital Management, L.P. (5)         3,503,000            19.5%
  Snyder Capital Management, Inc.
  350 California Street, Suite 1460
  San Francisco, Ca  94104

J O Hambro Capital Management               1,869,500            10.4%
  (Holdings) Limited (6)
  10 Park Place
  London, SW1A 1 LP
  England

Bear, Stearns & Co. Inc. (7)                1,700,714             9.5%
  245 Park Avenue
  New York, New York 10167

Paul R. Dupee, Jr. (8)                        812,000             4.5%
  1149 South Broadway Street
  Los Angeles, California 90015



                                               Amount and Nature of
                                              Beneficial Ownership(1)
                                            ---------------------------
                                                             Percentage
                                             Common          of Common
Name and Address of Person or Group          Stock(2)         Stock(3)
-----------------------------------         ---------        ----------
Peter J. Ratican (9)                          708,078            3.8%
  1149 South Broadway Street
  Los Angeles, California  90015

Richard A. Link (10)                          158,159             *
  1149 South Broadway Street
  Los Angeles, California  90015

Warren D. Foon (11)                            60,031             *
  1149 South Broadway Street
  Los Angeles, California 90015

Elwood I. Kleaver, Jr.(12)                     51,839             *
  1149 South Broadway Street
  Los Angeles, California 90015

Thomas W. Field, Jr. (13)                      30,000             *
  1149 South Broadway Street
  Los Angeles, California  90015

Claude S. Brinegar (13)                        24,000             *
  1149 South Broadway Street
  Los Angeles, California  90015

Charles E. Lewis (13)                          20,018             *
  1149 South Broadway Street
  Los Angeles, California  90015

Florence F. Courtright (13)                    20,000             *
  1149 South Broadway Street
  Los Angeles, California  90015



                                               Amount and Nature of
                                              Beneficial Ownership(1)
                                            ---------------------------
                                                             Percentage
                                             Common          of Common
Name and Address of Person or Group          Stock(2)         Stock(3)
-----------------------------------         ---------        ----------
Alan D. Bloom (14)                             13,745              *
  1149 South Broadway Street
  Los Angeles, California  90015

Robert M. Davies (15)                          15,000              *
  1149 South Broadway Street
  Los Angeles, CA  90015


George H. Bigelow                               1,000
  1149 South Broadway Street
  Los Angeles, CA  90015

All Directors and Executive Officers
  as a Group (14 persons) (16)              1,956,480            10.3%


----------
* - less than one percent

(1) Except as otherwise set forth herein, all information pertaining to the holdings of persons who beneficially own more than 5% of any class of the Company's voting stock (other than the Company or its executive officers and directors) is based on filings with the Securities and Exchange Commission (the "SEC") and information provided by the record holders.

(2) In setting forth "beneficial" ownership, the rules of the SEC require that shares underlying currently exercisable options, including options which become exercisable within 60 days, held by a described person be treated as "beneficially" owned and further require that every person who has or shares the power to vote or to dispose of shares of stock be reported as a "beneficial" owner of all shares as to which any such sole or shared power exists. As a consequence, shares which are not yet outstanding are, if obtainable upon exercise of an option which is exercisable or will become exercisable within 60 days, nevertheless treated as "beneficially" owned by the designated person, and several persons may be deemed to be the "beneficial" owners of the same securities if they share the power to vote or dispose of them.

(3) Assumes 17,925,381 shares of Common Stock outstanding, and, with respect to each listed beneficial owner, the exercise or conversion of any option or right held by each such owner exercisable or convertible within 60 days.

(4) Heartland Advisors, Inc. is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940. All shares are held in various investment advisory accounts of Heartland Advisors, Inc. As a result, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities. The interests of one such account, Heartland Value Fund, a series of Heartland Group, Inc., a registered investment company, relate to more than 5% of the class. These beneficial owners have sole voting power with respect to 2,469,150 shares and sole dispositive power with respect to 3,549,900 shares. The above information presented in regards to the beneficial ownership of the Company's Common Stock by Heartland Advisors, Inc. is based upon a Schedule 13G filed by Heartland Advisors, Inc. with the SEC on January 20, 2000.

(5) Snyder Capital Management, L.P. ("SCMLP") is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Snyder Capital Management, Inc. ("SCMI") is the sole general partner of SCMLP. Both SCMLP and SCMI are wholly owned by Nvest Companies, L.P. ("Nvest Companies"), a limited partnership affiliated with Nvest, L.P., a publicly traded limited partnership. The general partner of Nvest, L.P. and the managing general partner of Nvest Companies is an indirect, wholly owned subsidiary of Metropolitan Life Insurance Company ("MetLife"). As of June 30, 1998, MetLife beneficially owned all of the general partner interests in Nvest Companies and Nvest, L.P. and, in the aggregate, general partner and limited partner interests of Nvest Companies and Nvest, L.P. representing approximately 47% of the economic interests in the business of Nvest Companies. SCMI and Nvest Companies operate under an understanding that all investment and voting decisions regarding advisory accounts managed by SCMLP are to be made by SCMI and SCMLP and not by Nvest Companies or any entity controlling Nvest Companies. Accordingly, SCMI and SCMLP do not consider Nvest Companies or any entity controlling Nvest Companies to have any direct or indirect control over the securities held in managed accounts. These filers have shared voting power with respect to 3,128,800 of these shares, and shared dispositive power with respect to 3,503,000 of these shares. The above information presented in regards to the beneficial ownership of the Company's Common Stock by these filers is based upon a Schedule 13G/A filed by these filers with the SEC on February 14, 2000.

(6) J O Hambro Capital Management (holdings) Limited is a Corporation organized under the laws of England. It functions as the ultimate holding company for J O Hambro Capital Management. J O Hambro Capital Management is principally engaged in the business of investment management and advising. It serves as co-investment adviser to NASCIT and American Opportunity Trust and as investment adviser to Orgx and investment manager to certain private clients. The above information is based upon a schedule 13G filed by J O Hambro Capital Management Limited with the SEC on September 16, 1999.

(7) Bear, Stearns & Co. Inc. ("Bear Stearns") is a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934. Bear Stearns has sole voting and dispositive power over these shares. The above information presented in regards to the beneficial ownership of the Company's Common Stock by Bear Stearns is based upon a Schedule 13G filed with the SEC by Bear Stearns on February 12, 1999.

(8) Includes 155,000 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.

(9) Includes 557,778 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.

(10) Includes 158,133 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.

(11) Includes 60,000 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.

(12) Includes 29,000 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.

(13) Includes 20,000 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.

(14) Includes 13,334 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.

(15) Includes 5,000 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.

(16)Includes 1,100,744 shares which are subject to options which are currently exercisable or will become exercisable within 60 days.

Item 13. Certain Relationships and Related Transactions

On February 18, 1997 the Company entered into recourse loan agreements with Peter J. Ratican and Eugene L. Froelich (the "Senior Executives" and individually the "Senior Executive") whereby the Company loaned to each Senior Executive $2,229,028 in connection with the exercise of certain stock options granted to the Senior Executives on February 25, 1992 (see "Item 8. Financial Statements and Supplementary Data - Note 6 to the Company's Consolidated Financial Statements"). The loans are evidenced by a secured Promissory Note which provides for interest compounding monthly at the one year London Interbank Offered Rate plus 50 basis points in effect from time to time and subject to certain adjustments in the event the Company enters into a transaction to borrow funds. The interest rate in effect as of February 18, 1997 and for all of 1997 was 6.25%, the interest rate in effect for 1998 was 6.44% and the interest in effect for 1999 is 5.60%.

As of December 31, 1999, Mr. Froelich owed principal of $2,229,028 and accrued interest of approximately $422,000. All principal and accrued interest is due at the maturity date of April 1, 2001 or upon an event of default; provided however, that if Mr. Froelich sells any shares of the Company's Common Stock serving as security under the loan agreement, then Mr. Froelich shall pay a pro rata share of the proceeds to the Company to be applied against any outstanding principal and accrued interest owed by such Mr. Froelich as of such date.

In connection with the Ratican Settlement Agreement, as of the Effective Date, the 1997 Ratican Note and related loan documents were also amended. Pursuant to the terms of the Amended and Restated Promissory Note dated April 16, 1999 (the "Restated 1997 Note"), the term of the 1997 Ratican Note was extended from April 1, 2001 to June 30, 2003 (the "Maturity Date"). In addition, the Restated 1997 Note provides that on the Maturity Date, in lieu of payment of the Original Balance and all accrued interest thereon (the "Maturity Balance"), Mr. Ratican may fully satisfy his obligations under the Restated 1997 Note through the payment to the Company for payment to the applicable state and Federal tax authorities the applicable minimum state and federal withholding amounts and FICA taxes due from Mr. Ratican resulting from the reduction of the Maturity Balance to zero (the "Applicable Taxes"); provided, however, in the event the Mr. Ratican Consulting Agreement is terminated for Cause or voluntarily by Mr. Ratican or Mr. Ratican fails to timely pay the Applicable Taxes, the Restated 1997 Note provides that the full Maturity Balance will remain due. The Restated 1997 Note also provides that Mr. Ratican may withdraw, at any time, all or any portion of the 150,000 shares of the Company's common stock held by the Company as collateral under the Restated 1997 Note and substitute in lieu thereof, cash, treasury notes, U.S. government backed securities or other collateral acceptable to the Company valued at not less than $800,000. As previously discussed, the Restated 1997 Note becomes non-recourse upon the occurrence of a Company Default under the Ratican Consulting Agreement.

Effective July 30, 1998, Mr. Ratican entered into a Promissory Note with the Company (the "1998 Ratican Note"), whereby Mr. Ratican promised to pay the Company the sum of $143,118 without interest (the "Principal Balance"). The Principal Balance was equal to an overpayment, determined in 1998, of Mr. Ratican's Performance Bonus for the 1995 fiscal year. Under the 1998 Ratican Note, the Principal Balance was payable out of 1) any payments due Ratican pursuant to selected provisions of the Ratican Employment Agreement or 2) any other cash bonuses or cash awards granted to Ratican by the Company whether discretionary or pursuant to any plan after the effective date of the Promissory Note. The remaining unpaid and outstanding Principal Amount, if any, was fully due and payable on March 31, 2001. In connection with the Ratican Settlement Agreement, the Company also cancelled the Principal Balance due on the 1998 Ratican Note.

Item 14.  Exhibits, Financial Statement Schedules, and

          Reports on Form 8-K

(a) 1.    Financial Statements

          The following consolidated financial statements of Maxicare Health Plans, Inc. are included in this report in response to Item 8.

          Report of Independent Auditors - Ernst & Young LLP

          Consolidated Balance Sheets - At December 31, 1999 and 1998

          Consolidated Statements of Operations - Years ended December 31, 1999, 1998 and 1997

          Consolidated Statements of Cash Flows - Years ended December 31, 1999, 1998 and 1997

          Consolidated Statements of Changes in Shareholders' Equity - Years ended December 31, 1999, 1998 and 1997

          Notes to Consolidated Financial Statements

    2.   Financial Statement Schedules

          Schedule I - Condensed Financial Information of Registrant - Condensed Balance Sheets at December 31, 1999 and 1998, Condensed Statements of Operations and Condensed Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997, Notes to Condensed Financial Information of Registrant

          Schedule II - Valuation and Qualifying Accounts for the years ended December 31, 1999, 1998 and 1997

All other financial statement schedules have been omitted since the required information is not present or not present in amounts sufficient to require submission of the schedule, or because the required information is included in the consolidated financial statements or notes thereto.

(b) 1.   Reports on Form 8-K

         None.

(c) 1.   Exhibits

2.1 Joint Plan of Reorganization dated May 14, 1990, as modified on May 24, 1990 and July 12, 1990 (without schedules) *

2.2 Order Confirming Joint Plan of Reorganization dated May 14, 1990, as Modified, entered on August 31, 1990 (without exhibits or schedules) *

2.3 Amendment to Order Confirming Joint Plan of Reorganization dated May 14, 1990, as Modified, entered on August 31,1990 *

2.4 Stipulation and Order Re Conditions to Effectiveness of the Plan, entered on December 3, 1990 *

2.5 Notice That The Conditions to Effectiveness of the Plan Have Been Met or Waived, filed on December 4, 1990 *

2.6 Agreement and Plan of Merger of Maxicare Health Plans, Inc. and HealthCare USA Inc., dated as of December 5, 1990 (without exhibits or schedules) *

3.1       Charter of Maxicare Health Plans, Inc., a Delaware corporation *

3.3 Amendment to Charter of Maxicare Health Plans, Inc., a Delaware corporation @

3.4       Amended Bylaws of Maxicare Health Plans, Inc., a Delaware corporation
          @@@

3.4a Amendment No. 1 to Amended and Restated Bylaws of Maxicare Health Plans, Inc. @@@@@@@

3.4b Bylaw Amendment approved at Annual Meeting of Shareholders held on July 30, 1998 ######

3.4c      Maxicare Health Plans, Inc. Bylaws Amended through July 31, 1999
          ########

3.5 Certificate of Incorporation, as amended and restated, which includes, Restated Certificate of Incorporation of Healthcare USA Inc. filed with the Office of the Secretary of State of Delaware on July 19, 1985, Certificate of Merger of MHP Acquisition Corp. into Healthcare USA Inc. filed with the Office of the Secretary of State of Delaware on September 13, 1986, Certificate of Change of Registered Agent and Registered Office filed with the Office of the Secretary of State of Delaware on August 17, 1987, Certificate of Merger Merging Maxicare Health Plans, Inc. with and into Healthcare USA Inc. (including as Exhibit A thereto the Restated Certificate of Incorporation of Healthcare USA Inc.) filed with the Office of the Secretary of State of Delaware on December 5, 1990, Certificate of Correction filed with the Office of the Secretary of State of Delaware on May 17, 1991, Certificate of Ownership and Merger Merging HealthAmerica Corporation into Maxicare Health Plans, Inc. filed with the Office of the Secretary of State of Delaware on November 22, 1991, Certificate of Amendment of Restated Certificate of Incorporation of Maxicare Health Plans, Inc. filed with the Office of the Secretary of State of Delaware on March 9, 1992, Certificate of Ownership and Merger Merging HCS Computer, Inc. into Maxicare Health Plans, Inc. filed with the Office of the Secretary of State of Delaware on November 6, 1992, and Certificate of Designation of Series B Preferred Stock of Maxicare Health Plans, Inc. filed with the Office of the Secretary of State of Delaware on February 27, 1998, Certificate of Amendment of Certificate of Incorporation of Maxicare Health Plans, Inc. filed with the Office of the Secretary of State of Delaware on July 30, 1998 ######

4.1       Form of Certificate of New Common Stock of Maxicare Health Plans, Inc.
          *

4.5 Stock Transfer Agent Agreement by and between Maxicare Health Plans, Inc., and American Stock Transfer & Trust Company, dated as of December 5, 1990 *

4.13 Rights Agreement, dated as of February 24, 1998, between Maxicare Health Plans, Inc. and American Stock Transfer & Trust Company, as Rights Agent, which includes, as Exhibit A thereto, the Certificate of Designation of Series B Preferred Stock of Maxicare Health Plans, Inc., as Exhibit B thereto, the Form of Right Certificate, Form of Assignment, and Form of Election to Purchase, and as Exhibit C thereto, the Summary of Rights Agreement +++

4.13a First Amendment to Rights Agreement of Maxicare Health Plans, Inc., entered into and between Maxicare Health Plans, Inc. and American Stock Transfer & Trust Company as of October 9, 1998 ######

10.3d Amended and Restated Employment and Indemnification Agreement by and between Maxicare Health Plans, Inc. and Peter J. Ratican, dated as of April 1, 1996 ###

\
10.3e Loan Agreement by and between Maxicare Health Plans, Inc. and Peter J. Ratican entered into as of February 18, 1997 @@@@@@

10.3f Secured Promissory Note executed by Peter J. Ratican as of February 18, 1997 @@@@@@

10.3g     Pledge Agreement by and between Maxicare Health Plans, Inc. and Peter
          J. Ratican entered into as of February 18, 1997 @@@@@@

10.3h Amendment No. 1 to the Amended and Restated Employment and Indemnification Agreement by and between Maxicare Health Plans, Inc. and Peter J. Ratican @@@@@@

10.3i Amendment No. 2 to the Amended and Restated Employment and Indemnification Agreement by and between Maxicare Health Plans, Inc. and Peter J. Ratican, dated as of March 28, 1998 #####

10.3j Amendment No. 3 to the Amended and and Restated Employment and Indemnification Agreement by and between Maxicare Health Plans Inc. and Peter J. Ratican, dated as of May 8, 1998 #####

10.3l The Settlement and Release Agreement between Peter J. Ratican ("Ratican") and Maxicare Health Plans, Inc. (the "Company") dated April 16, 1999 ++++

10.3m The Consulting Agreement between Ratican and the Company dated April 16, 1999 ++++

10.3n Amendment No. 4 dated April 16, 1999 to the Amended and Restated Employment and Indemnification Agreement between Ratican and the Company dated as of April 1, 1996 ++++

10.3o Ratican's Amended and Restated Secured Promissory Note dated April 16, 1999 ++++

10.3p Amendment One dated April 16, 1999 to the Loan Agreement between Ratican and the Company dated February 18, 1997 ++++

10.3q Amendment One dated April 16, 1999 to the Pledge Agreement between Ratican and the Company dated February 18, 1997 ++++

10.4d Amended and Restated Employment and Indemnification Agreement by and between Maxicare Health Plans, Inc. and Eugene L. Froelich, dated as of April 1, 1996 ###

10.4e     Loan Agreement by and between Maxicare Health Plans, Inc. and Eugene
          L. Froelich entered into as of February 18, 1997 @@@@@@

10.4f Secured Promissory Note executed by Eugene L. Froelich as of February 18, 1997 @@@@@

10.4g     Pledge Agreement by and between Maxicare Health Plans, Inc. and Eugene
          L. Froelich entered into as of February 18, 1997 @@@@@@

10.4h Amendment No. 1 to the Amended and Restated Employment and Indemnification Agreement by and between Maxicare Health Plans, Inc. and Eugene L. Froelich @@@@@@

10.4i Release by Eugene L. Froelich delivered to and for the benefit of Maxicare Health Plans, Inc. and entered into as of January 22, 1999 @@@@@@@@

10.7f Employment Indemnification Agreement by and before Maxicare Health Plans, Inc. and Vicki F. Perry, dated as of December 1, 1998 @@@@@@@@

10.8e Employment and Indemnification Agreement by and between Maxicare Health Plan, Inc. and Alan D. Bloom, dated as of January 1, 1998 @@@@@@@

10.8f Employment and Indemnification Agreement by and between Maxicare Health Plans, Inc. and Alan D. Bloom, dated as of December 1,1998 @@@@@@@@

10.8g Employment Agreement by and between Maxicare Health Plan, Inc., and Alan D. Bloom, dated as of October 1, 1999

10.9e Employment and Indemnification Agreement by and between Maxicare Health Plans, Inc. and Richard A. Link, dated as of December 11, 1997 @@@@@@@

10.9f Amendment No. 1 to the Employment and Indemnification Agreement by and between Maxicare Health Plans, Inc. and Richard A. Link, dated as of May 8, 1998 #####

10.9g Amended and Restated Employment Agreement by and between Maxicare Health Plans, Inc. and Richard A. Link, dated as of August 1, 1999

10.14 Stock Option Agreement by and between Maxicare Health Plans, Inc. and Peter J. Ratican, dated as of December 5, 1990 *

10.14a Amendment No. 1 to the Stock Option Agreement by and between Maxicare Health Plans, Inc. and Peter J. Ratican, dated as of December 5, 1990
          ###

10.14b Amendment No. 2 dated April 16, 1999 to the Stock Option Agreement between Ratican and the Company dated August 31, 1989 ++++

10.15 Stock Option Agreement by and between Maxicare Health Plans, Inc. and Eugene L. Froelich, dated as of December 5, 1990 *

10.15a Amendment No. 1 to the Stock Option Agreement by and between Maxicare Health Plans, Inc. and Eugene L. Froelich, dated as of December 5, 1990 ###

10.20 Stock Option Agreement by and between Maxicare Health Plans, Inc. and Richard A. Link, dated as of December 5, 1990 *

10.28     Form of Distribution Trust Agreement *

10.30     Maxicare Health Plans, Inc. 401(k) Plan *

10.42 Stock Option Agreement by and between Maxicare Health Plans, Inc. and Peter J. Ratican, dated as of February 25, 1992 @

10.44     Amended Maxicare Health Plans, Inc. 1990 Stock Option Plan @

10.44a Form of Stock Option Agreement related to the Maxicare Health Plans, Inc. 1990 Stock Option Plan ########

10.68 Lease by and between Maxicare Health Plans, Inc. and Transamerica Occidental Life Insurance Company, dated as of June 1, 1994 # 10.68a First Amendment to the Lease by and between Maxicare Health Plans, Inc., and TransAmerica Occidental Life Insurance Company, dated as of November 1996

10.68b Second Amendment to the Lease by and between Maxicare Health Plans, Inc., and TransAmerica Occidental Life Insurance Company, dated as of January 4, 1999

10.68c Third Amendment to the Lease by and between Maxicare Health Plans, Inc., and TransAmerica Occidental Life Insurance Company, dated as of May 18, 1999

10.68d Fourth Amendment to the Lease by and between Maxicare Health Plans, Inc., and TransAmerica Occidental Life Insurance Company, dated as of June 1, 1999

10.69 Stock Option Agreement by and between Maxicare Health Plans, Inc. and Alan S. Manne, dated as of January 28, 1994 @@@@

10.70 Stock Option Agreement by and between Maxicare Health Plans, Inc. and Alan D. Bloom, dated as of December 8, 1994 @@@@

10.72 Stock Option Agreement by and between Maxicare Health Plans, Inc. and Richard A. Link, dated as of December 8, 1994 @@@@

10.75 Stock Option Agreement by and between Maxicare Health Plans, Inc. and Vicki F. Perry, dated as of December 8, 1994 @@@@

10.76 Restricted Stock Grant Agreement by and between Maxicare Health Plans, Inc. and Peter J. Ratican, dated as of February 27, 1995 @@@@

10.77 Restricted Stock Grant Agreement by and between Maxicare Health Plans, Inc. and Eugene L. Froelich, dated as of February 27, 1995 @@@@

10.78     Maxicare Health Plans, Inc. 1995 Stock Option Plan ##

10.78a Amendment Number One to the Maxicare Health Plans, Inc. 1995 Stock Option Plan @@@@@@

10.79a Employment and Indemnification Agreement by and between Maxicare Health Plans, Inc. and Warren D. Foon, dated as of January 1, 1998 @@@@@@@

10.79b Employment and Indemnification Agreement by and between Maxicare Health Plans, Inc. and Warren D. Foon, dated as of December 1, 1998 @@@@@@@@

10.80a Stock Option Agreement by and between Maxicare Health Plans, Inc. and Warren D. Foon, dated as of May 20, 1991 @@@@@

10.80d Stock Option Agreement by and between Maxicare Health Plans, Inc. and Warren D. Foon, dated as of December 8, 1994 @@@@@

10.81     Form of Stock Option Agreement relating to Exhibit 10.78 @@@@@

10.82a Stock Option Agreement by and between Maxicare Health Plans, Inc. and Peter J. Ratican, dated as of April 1, 1996 ###

10.82c Amendment No. 1 dated April 16, 1999 to the Stock Option Agreement between Ratican and the Company dated April 1, 1996 ++++

10.83 Maxicare Health Plans, Inc. Outside Directors 1996 Formula Stock Option Plan ####

10.83a Amendment Number One to the Maxicare Health Plans, Inc. Outside Directors 1996 Formula Stock Option Plan @@@@@@

10.83b Amendment No. 2 to the Maxicare Health Plans, Inc. Outside Directors 1996 Formula Stock Option Plan #######

10.84     Maxicare Health Plans, Inc. Senior Executives 1996 Stock Option Plan
          ####

10.84a Amendment Number One to the Maxicare Health Plans, Inc. Senior Executives 1996 Stock Option Plan @@@@@@

10.84b Amendment Number Two dated April 16, 1999 to the Maxicare Health Plans, Inc. Senior Executives 1996 Stock Option Plan ++++

10.85 Letter of Intent for the Transfer of Medi-Cal Members and Provision of Services +

10.85a Health Services Agreement between Maxicare, a California Health Plan and Molina Medical Centers ++

10.86 Employment and Indemnification Agreement by and between Maxicare Health Plans Inc. and Sanford N. Lewis, dated as of January 1, 1998 @@@@@@@

10.86a Employment and Indemnification Agreement by and between Maxicare Health Plans, Inc., and Sanford N. Lewis dated as of December 1, 1998.

10.87 Maxicare Health Plans, Inc. Supplemental Executive Retirement Program @@@@@@@

10.87a Amendment No.1 to the Maxicare Health Plans, Inc. Supplemental Executive Retirement Plan dated as of March 28, 1998 #####

10.87b Amendment No.2 to the Maxicare Health Plans, Inc. Supplemental Executive Retirement Plan dated as of May 8, 1998 #####

10.87c Amendment No. 3 dated April 16, 1999 to the Supplemental Executive Retirement Plan ++++

10.89 Dupee Group Settlement Agreement by and between American Opportunity Trust, Paul R. Dupee, Jr., J.O. Hambro Capital Management Limited, J.O. Hambro Investment Management, and North Atlantic Smaller Companies Investment Trust and Maxicare Health Plans, Inc., dated as of May 8, 1998, including Exhibit A,

          "Resolutions to be Adopted by the Shareholders of Maxicare Health Plans, Inc. at the 1998 Annual Meeting," and Exhibits I and II, form of stipulations dismissing litigation #####

10.89a Form of Voting Agreement including Exhibit A, "Resolutions to be Adopted by the Shareholders of Maxicare Health Plans, Inc. at the 1998 Annual Meeting." #####

10.90 Employment and Indemnification Agreement by and between Maxicare Health Plans, Inc. and Patricia A. Fitzpatrick dated as of December 1, 1998 @@@@@@@@

10.90a Employment and Indemnification Agreement by and between Maxicare Health Plans, Inc. and Patricia A. Fitzpatrick dated as of October 1, 1999

10.91 The Consulting Agreement between Elwood I. Kleaver, Jr. ("Kleaver") and the Company dated April 16, 1999 ++++

10.91a Stock Option Agreement between Kleaver and the Company dated April 16, 1999 to the Amended and Restated Employment and Indemnification Agreement between Ratican and the Company dated as of April 1, 1996
          ++++

10.91b Termination of Consulting Agreement between Elwood I. Kleaver, Jr. and the Company dated August 3, 1999 ########

10.92.1   Maxicare Health Plans, Inc. 1999 Stock Option Plan ****

10.92a Form of Stock Option Agreement related to the Maxicare Health Plans, Inc. 1999 Stock Option Plan ########

10.93 Employment Agreement by and between Maxicare Health Plans, Inc. and Kenneth Kubisty dated as of October 1, 1999.

21        List of Subsidiaries @@@

23.1      Consent of Independent Auditors - Ernst & Young LLP

27        Financial Data Schedule for the year ended December 31, 1999

28.1 Notice That The Conditions to Effectiveness of the Plan Have Been Met or Waived ***

28.2 Stipulation and Order Regarding Conditions to Effectiveness of Joint Plan of Reorganization ***

* Incorporated by reference from the Company's Registration Statement on Form 10, declared effective March 18, 1991, in which this exhibit bore the same exhibit number.

*** Incorporated by reference from the Company's Report on Form 8-K dated December 5, 1990, in which this exhibit bore the same exhibit number.

**** Incorporated by reference from the Company's Proxy Statement for Annual Meeting of Stockholders held on June 30, 1999.

@ Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1991, in which this exhibit bore the same exhibit number.

@@@ Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1993, in which this exhibit bore the same exhibit number.

@@@@ Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1994, in which this exhibit bore the same exhibit number.

@@@@@@ Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, in which this exhibit bore the same exhibit number.

@@@@@@@ Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, in which this exhibit bore the same exhibit number.

@@@@@@@@ Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1998, in which this exhibit bore the same exhibit number.

# Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1994, in which this exhibit bore the same exhibit number.

## Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995, in which this exhibit bore the same exhibit number.

### Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, in which this exhibit bore the same exhibit number.

#### Incorporated by reference from the Company's Proxy Statement for Annual Meeting of Stockholders held on July 26, 1996.

##### Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998 in which this exhibit bore the same exhibit number

###### Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998 in which this exhibit bore the same exhibit number.

####### Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 in which this exhibit bore the same exhibit number.

######## Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999 in which this exhibit bore the same exhibit number.

+ Incorporated by reference from the Company's Report on Form 8-K dated May 27, 1997 in which this exhibit bore the same exhibit number.

++ Incorporated by reference from the Company's Report on Form 8-K dated July 18, 1997 in which this exhibit bore the same exhibit number.

+++ Incorporated by reference from the Company's Report on Form 8-K dated February 24, 1998 in which this exhibit bore the same exhibit number.

++++ Incorporated by reference from the Company's Report on Form 8-K dated May 4, 1999 in which this exhibit bore the same exhibit number.

                                   SIGNATURES


          Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




          March 30, 2000              /s/   Paul R. Dupee, Jr.
          --------------              ----------------------------------
              Date                         Paul R. Dupee, Jr.
                                       Chief Executive Officer



          March 30, 2000              /s/   Richard A. Link
          --------------              -----------------------------------
              Date                              Richard A. Link
                                          Chief Operating Officer and
                                           Chief Financial Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


   Signatures                              Title                 Date
   ----------                              -----                 ----
/s/ Paul R. Dupee, Jr.              Chairman and Director     March 30, 2000
--------------------------
    Paul R. Dupee, Jr.

/s/ George H. Bigelow               Director                  March 30, 2000
--------------------------
    George H. Bigelow

/s/ Claude S. Brinegar              Director                  March 30, 2000
--------------------------
    Claude S. Brinegar

/s/ Florence F. Courtright          Director                  March 30, 2000
--------------------------
    Florence F. Courtright

/s/ Robert M. Davies                Director                  March 30, 2000
--------------------------
    Robert M. Davies

/s/ Thomas W. Field, Jr.            Director                  March 30, 2000
--------------------------
    Thomas W. Field, Jr.

/s/ Elwood I. Kleaver, Jr.          Director                  March 30, 2000
----------------------------
    Elwood I. Kleaver, Jr.

/s/ Charles E. Lewis                Director                  March 30, 2000
--------------------------
    Charles E. Lewis

/s/ Simon J. Whitmey                Director                  March 30, 2000
--------------------------
    Simon J. Whitme

                          MAXICARE HEALTH PLANS, INC.

           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                            CONDENSED BALANCE SHEETS
                             (Amounts in thousands)


                                                                  1999      1998
                                                                --------  --------
CURRENT ASSETS
         Cash and cash equivalents ..........................   $   817   $ 1,544
         Marketable securities - Note 4 .....................      --       1,086
         Accounts receivable, net ...........................     1,238     3,646
 Amounts due from subsidiaries - Note 2 .....................       721     3,411
         Deferred tax asset .................................      --       5,082
         Other current assets ...............................     2,160     1,534
                                                                -------   -------
                  TOTAL CURRENT ASSETS ......................     4,936    16,303

PROPERTY AND EQUIPMENT, NET .................................     1,291       800
INVESTMENT IN SUBSIDIARIES ..................................    35,211    36,460
DEFERRED TAX ASSET ..........................................    18,222    13,085
RESTRICTED INVESTMENTS - Note 4 .............................      --         500
OTHER LONG-TERM ASSETS ......................................       510       436
                                                                -------   -------
                  TOTAL ASSETS ..............................   $60,170   $67,584
                                                                =======   =======

CURRENT LIABILITIES
         Estimated claims and other health care costs payable   $ 6,396   $ 5,611
         Amounts due to subsidiaries - Note 2 ...............     1,327       357
         Other current liabilities ..........................     6,221     8,419
                                                                -------   -------
                  TOTAL CURRENT LIABILITIES .................    13,944    14,387

OTHER LONG-TERM LIABILITIES .................................     3,070       241
                                                                -------   -------
                  TOTAL LIABILITIES .........................    17,014    14,628
                                                                -------   -------
COMMITMENTS AND CONTINGENCIES - Note 3

TOTAL SHAREHOLDERS' EQUITY ..................................    43,156    52,956
                                                                -------   -------
                  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $60,170   $67,584
                                                                =======   =======

          See notes to condensed financial information of registrant.

                          MAXICARE HEALTH PLANS, INC.

           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                       CONDENSED STATEMENTS OF OPERATIONS

                             (Amounts in thousands)


                                                             Years ended December 31,
                                                         ---------------------------------
                                                            1999        1998         1997
                                                         ---------    ---------   --------
REVENUES

         Equity in earnings (losses) of subsidiaries ..   $     60    $(26,235)   $(25,021)
         Service agreement income .....................     13,035      11,860      10,865
         Investment income ............................        245         686       2,352
         Other income .................................       (429)      1,336       1,988
                                                          --------    --------    --------
                TOTAL REVENUES ........................     12,911     (12,353)     (9,816)
                                                          --------    --------    --------
EXPENSES
         Marketing, general and administrative expenses     24,802      17,938      15,126
         Depreciation and amortization ................        916         547         566
                                                          --------    --------    --------
                TOTAL EXPENSES ........................     25,718      18,485      15,692

                                                          --------    --------    --------
LOSS FROM OPERATIONS ..................................    (12,807)    (30,838)    (25,508)

INCOME TAX BENEFIT ....................................        543       3,305         427
                                                          --------    --------    --------
NET LOSS ..............................................   $(12,264)   $(27,533)   $(25,081)
                                                          ========    ========    ========


           See notes to condensed financial information of registrant.

                          MAXICARE HEALTH PLANS, INC.

           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                       CONDENSED STATEMENTS OF CASH FLOWS

                             (Amounts in thousands)


                                                                        Years ended December 31,
                                                                   ---------------------------------
                                                                     1999        1998         1997
                                                                   ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss .......................................................   $(12,264)   $(27,533)   $(25,081)
Adjustments to reconcile net loss to net cash
provided by (used for) operating activities:
         Depreciation and amortization .........................        916         547         565
         Benefit from deferred income taxes ....................        (55)       (106)        (61)
         Loss contracts, divestiture costs, litigation,
      management settlement and other charges ..................      4,948       1,831       3,000
         Amortization of restricted stock ......................         58         426
         Equity in (earnings) losses of subsidiaries ...........        (60)     26,235      25,021
         Changes in other assets and liabilities ...............      2,421      (5,622)        805
                                                                   --------    --------    --------
Net cash provided by (used for) operating activities ...........     (4,094)     (4,590)      4,675
                                                                   --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
         Proceeds from sales and maturities
                           of marketable securities, net .......      1,086      12,745      12,607
         Capital contributions to subsidiaries, net ............     (8,300)    (22,490)    (28,600)
         Dividends received from subsidiaries ..................     10,700      11,700       2,300
         (Purchases) dispositions of property and equipment, net        173        (263)       (222)
         Loans to shareholders .................................       --          --        (4,458)
         Cash transferred upon sale of subsidiaries ............       --         3,137
                                                                   --------    --------    --------
Net cash provided by (used for) investing activities ...........      3,659       4,829     (18,373)
                                                                   --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
         Payments on capital lease obligations .................       (292)       (261)       (350)
         Stock options exercised ...............................       --           160       3,613
         Repurchase of restricted stock ........................       --          (344)       (369)
                                                                   --------    --------    --------
Net cash provided by (used for) financing activities ...........       (292)       (445)      2,894
                                                                   --------    --------    --------
Net decrease in cash and cash equivalents ......................       (727)       (206)    (10,804)
Cash and cash equivalents at beginning of year .................      1,544       1,750      12,554
                                                                   --------    --------    --------
Cash and cash equivalents at end of year .......................   $    817    $  1,544    $  1,750
                                                                   ========    ========    ========
Supplemental disclosures of cash flow information:
         Cash paid during the year for -
                   Interest ....................................   $    153    $     53    $     48
                   Income taxes ................................   $     63    $   --      $    100

                          MAXICARE HEALTH PLANS, INC.

           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                 CONDENSED STATEMENTS OF CASH FLOWS (CONTINUED)

                             (Amounts in thousands)


                                                                   Years ended December 31,
                                                                 ------------------------------
                                                                  1999        1998        1997
                                                                 --------   ---------   --------
Supplemental schedule of non-cash investing activities:
     Capital lease obligations incurred for purchase of
        property and equipment and intangible assets ...........   $1,065    $   63      $  102

  Forgiveness of note receivable from shareholder ..............   $  145

     Allowance for forgiveness of note receivable from
        shareholder ............................................   $2,542

     Forgiveness of amount due from subsidiary .................   $1,150

     Equipment contributed to subsidiary .......................   $  404

Disposition of assets and liabilities upon sale of subsidiaries:
     Assets transferred to buyer ...............................             $3,180
     Liabilities transferred to buyer ..........................                43


           See notes to condensed financial information of registrant.

                          MAXICARE HEALTH PLANS, INC.

           SCHEDULE I - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

             NOTES TO CONDENSED FINANCIAL INFORMATION OF REGISTRANT

NOTE 1 - GENERAL

The condensed financial information of the registrant ("MHP") should be read in conjunction with the consolidated financial statements and the notes to consolidated financial statements which are included elsewhere herein.

NOTE 2 - TRANSACTIONS WITH SUBSIDIARIES

MHP operates under a decentralized and segregated cash management system. The operating subsidiaries currently pay monthly fees to MHP pursuant to administrative services agreements.

NOTE 3 - COMMITMENTS AND CONTINGENCIES

MHP's assets held under capital leases at December 31, 1999 and 1998 of $961,000 and $423,000, respectively, (net of $1,130,000 and $1,190,000, respectively, of accumulated amortization) are comprised primarily of equipment leases. Amortization expense for capital leases is included in depreciation expense.

Future minimum lease commitments for noncancelable leases at December 31, 1999 were as follows:


                                             Operating   Capitalized
       (Amounts in thousands)                  Leases       Leases
                                             ---------   -----------
    2000...............................        $1,550      $  446
    2001...............................         1,858         376
    2002...............................           750         373
    2003...............................           234         287
    2004...............................            98           9
                                               ------       -----
     Total minimum obligations..........       $4,490       1,491
                                               ======
    Amount representing interest..                            239
    Less current obligations...........                       342
                                                           ------
    Long-term obligations..............                    $  910
                                                           ======


NOTE 4 - SALES OF SUBSIDIARIES

In September and October 1998, MHP completed the sale of its Wisconsin and Illinois health plans. Under the terms of the respective stock sales agreements, MHP retained certain assets and liabilities of the health plans (including premium receivables and claims payable) which related to operations of the health plans prior to October 1, 1998. Accordingly, the Condensed Balance Sheet of MHP as of December 31, 1998 reflects such remaining assets and liabilities retained by MHP under the terms of the respective sales agreements. The operations of these health plans for the year ended December 31, 1998 and 1999 have been reflected in the caption "Equity in (earnings) losses of subsidiaries" in the Condensed Statement of Operations of MHP for the year ended December 31, 1998 and 1999. Pursuant to the terms of the Illinois health plan sale agreement, approximately $1.0 million of cash and cash equivalents and marketable securities was held in escrow as of December 31, 1998, primarily for the satisfaction of claims payable obligations retained by MHP. In March 1999, the restricted investment balance of approximately $.5 million (held by the Indiana Department of Insurance with respect to the Illinois health plan) was released and transferred into the escrow account. The escrow account was terminated effective December 31, 1999.

                          MAXICARE HEALTH PLANS, INC.

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                             (Amounts in thousands)

                      For the Year Ended December 31, 1999


Column A                   Column B                 Column C                Column D          Column E
--------                   --------     -------------------------------     --------          --------
                                                 Additions
                                        -------------------------------
                           Balance at   Charged to        Charged to
                           Beginning    costs and        other accounts     Deductions        Balance at
Description                of period    expenses          - describe        - describe       end of period
-----------                --------     ----------       --------------     ----------       -------------
    Allowance for
 Doubtful accounts
 And retroactive
 Billing adjustments       $ 5,481                                           $(3,589)(1)        $ 1,892

Other valuation
 Accounts
                           -------      ---------         ----------         --------           -------
                           $ 5,481                                           $(3,589)           $ 1,892
                           =======      =========         ==========         ========           =======


(1)  Decrease in allowance, net of retroactive billing adjustment write-offs.



                      For the Year Ended December 31, 1998


Column A                   Column B               Column C               Column D         Column E
--------                   --------     ----------------------------     --------         --------
                                                 Additions
                                        ---------------------------
                          Balance at    Charged to      Charged to
                          Beginning     costs and     other accounts     Deductions       Balance at
Description               of period     expenses        - describe       - describe      end of period
                          ----------    ---------     --------------     ----------      --------------
Allowance for
 Doubtful accounts
 And retroactive
 Billing adjustments       $ 6,926                                       (1,445)(1)          $ 5,481

Other valuation
 Accounts
                           ---------    --------       ------------      --------            -------
                             $ 6,926                                       (1,445)           $ 5,481
                           =========    ========       ============      ========            =======


(1)  Decrease in allowance, net of retroactive billing adjustment write-offs.

                          MAXICARE HEALTH PLANS, INC.

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                             (Amounts in thousands)

                      For the Year Ended December 31, 1997


Column A                   Column B                 Column C              Column D        Column E
--------                   --------       -------------------------       --------        --------
                                                   Additions
                                          -------------------------
                           Balance at     Charged to      Charged to
                           Beginning      costs and     other accounts    Deductions      Balance at
Description                of period      expenses        - describe      - describe     end of period
-----------                ---------      ----------      --------------  ----------     -------------
Allowance for
 Doubtful accounts
 And retroactive
 Billing adjustments       $ 5,112                          $1,814(1)                         $ 6,926

Other valuation
 Accounts                      330                                          $ (330)(2)
                           -------        --------         --------         -------           -------
                           $ 5,442                         $ 1,814          $ (330)           $ 6,926
                           =======        ========         ========         =======           =======


(1)  Increase in allowance, net of retroactive billing adjustment write-offs.

(2)  Reduction in valuation allowance for long-term receivables.

                               INDEX TO EXHIBITS


Exhibit                                                                            Sequential
Number       Description                                                          Page Number
------       -----------                                                          -----------
2.1       Joint Plan of Reorganization dated May 14, 1990, as modified on May
          24, 1990 and July 12, 1990 (without schedules) *

2.2       Order Confirming Joint Plan of Reorganization dated May 14, 1990, as
          Modified, entered on August 31, 1990 (without exhibits or schedules) *

2.3       Amendment to Order Confirming Joint Plan of Reorganization dated May
          14, 1990, as Modified, entered on August 31,1990 *

2.4 Stipulation and Order Re Conditions to Effectiveness of the Plan, entered on December 3, 1990 *

2.5 Notice That The Conditions to Effectiveness of the Plan Have Been Met or Waived, filed on December 4, 1990 *

2.6       Agreement and Plan of Merger of Maxicare Health Plans, Inc. and
          HealthCare USA Inc., dated as of December 5, 1990 (without exhibits or schedules) *

3.1       Charter of Maxicare Health Plans, Inc., a Delaware corporation *


3.3 Amendment to Charter of Maxicare Health Plans, Inc., a Delaware corporation @

3.4       Amended Bylaws of Maxicare Health Plans, Inc., a Delaware corporation
          @@@



Exhibit                                                                            Sequential
Number       Description                                                          Page Number
------       -----------                                                          -----------

3.4a      Amendment No. 1 to Amended and Restated Bylaws of Maxicare Health
          Plans, Inc. @@@@@@@

3.4b      Bylaw Amendment approved at Annual Meeting of Shareholders held on
          July 30, 1998 ######

3.4c      Maxicare Health Plans, Inc. Bylaws Amended through July 31, 1999
          ########


Exhibit                                                                            Sequential
Number       Description                                                          Page Number
------       -----------                                                          -----------

3.5 Certificate of Incorporation, as amended and restated, which includes, Restated Certificate of Incorporation of Healthcare USA Inc. filed with the Office of the Secretary of State of Delaware on July 19, 1985, Certificate of Merger of MHP Acquisition Corp. into Healthcare
          USA Inc. filed with the Office of the Secretary of State of Delaware on September 13, 1986, Certificate of Change of Registered Agent and
          Registered Office filed with the Office of the Secretary of State of Delaware on August 17, 1987, Certificate of Merger Merging Maxicare
          Health Plans, Inc. with and into Healthcare USA Inc. (including as
          Exhibit A thereto the Restated Certificate of Incorporation of
          Healthcare USA Inc.) filed with the Office of the Secretary of State of Delaware on December 5, 1990, Certificate of Correction filed with the Office of the Secretary of State of Delaware on May 17, 1991,
          Certificate of Ownership and Merger Merging HealthAmerica Corporation into Maxicare Health Plans, Inc. filed with the Office of the Secretary of State of Delaware on November 22, 1991, Certificate of
          Amendment of Restated Certificate of Incorporation of Maxicare Health
          Plans, Inc. filed with the Office of the Secretary of State of Delaware on March 9, 1992, Certificate of Ownership and Merger Merging
          HCS Computer, Inc. into Maxicare Health Plans, Inc. filed with the
          Office of the Secretary of State of Delaware on November 6, 1992, and
          Certificate of Designation of Series B Preferred Stock of Maxicare
          Health Plans, Inc. filed with the Office of the Secretary of State of Delaware on



Exhibit                                                                            Sequential
Number       Description                                                          Page Number
------       -----------                                                          -----------

          February 27, 1998, Certificate of Amendment of Certificate of
          Incorporation of Maxicare Health Plans, Inc. filed with the Office of the Secretary of State of Delaware on July 30, 1998 ######


Exhibit                                                                            Sequential
Number       Description                                                          Page Number
------       -----------                                                          -----------

4.1       Form of Certificate of New Common Stock of Maxicare Health Plans, Inc.
          *

4.5       Stock Transfer Agent Agreement by and between Maxicare Health Plans,
          Inc., and American Stock Transfer & Trust Company, dated as of
          December 5, 1990 *

4.13      Rights Agreement, dated as of February 24, 1998, between Maxicare
          Health Plans, Inc. and American Stock Transfer & Trust Company, as
          Rights Agent, which includes, as Exhibit A thereto, the Certificate of Designation of Series B Preferred Stock of Maxicare Health Plans,
          Inc., as Exhibit B thereto, the Form of Right Certificate, Form of
          Assignment, and Form of Election to Purchase, and as Exhibit C thereto, the Summary of Rights Agreement +++

4.13a First Amendment to Rights Agreement of Maxicare Health Plans, Inc., entered into and between Maxicare Health Plans, Inc. and American
          Stock Transfer & Trust Company as of October 9, 1998 ######


Exhibit                                                                            Sequential
Number       Description                                                          Page Number
------       -----------                                                          -----------
10.3d     Amended and Restated Employment and Indemnification Agreement by and
          between Maxicare Health Plans, Inc. and Peter J. Ratican, dated as of
          April 1, 1996 ###

10.3e     Loan Agreement by and between Maxicare Health Plans, Inc. and Peter J.
          Ratican entered into as of February 18, 1997 @@@@@@

10.3f     Secured Promissory Note executed by Peter J. Ratican as of February
          18, 1997 @@@@@@

10.3g     Pledge Agreement by and between Maxicare Health Plans, Inc. and Peter
          J. Ratican entered into as of February 18, 1997 @@@@@@

10.3h     Amendment No. 1 to the Amended and Restated Employment and
          Indemnification Agreement by and between Maxicare Health Plans, Inc.
          and Peter J. Ratican @@@@@@

10.3i     Amendment No. 2 to the Amended and Restated Employment and
          Indemnification Agreement by and between Maxicare Health Plans, Inc.
          and Peter J. Ratican, dated as of March 28, 1998 #####

10.3j     Amendment No. 3 to the Amended and and Restated Employment and
          Indemnification Agreement by and between Maxicare Health Plans Inc.
          and Peter J. Ratican, dated as of May 8, 1998 #####


Exhibit                                                                            Sequential
Number       Description                                                          Page Number
------       -----------                                                          -----------


10.3l     The Settlement and Release Agreement between Peter J. Ratican
          ("Ratican") and Maxicare Health Plans, Inc. (the "Company") dated
          April 16, 1999 ++++

10.3m     The Consulting Agreement between Ratican and the Company dated April
          16, 1999 ++++

10.3n     Amendment No. 4 dated April 16, 1999 to the Amended and Restated
          Employment and Indemnification Agreement between Ratican and the Company dated as of April 1, 1996 ++++

10.3o     Ratican's Amended and Restated Secured Promissory Note dated April 16,
          1999 ++++

10.3p     Amendment One dated April 16, 1999 to the Loan Agreement between
          Ratican and the Company dated February 18, 1997 ++++

10.3q     Amendment One dated April 16, 1999 to the Pledge Agreement between
          Ratican and the Company dated February 18, 1997 ++++

10.4d Amended and Restated Employment and Indemnification Agreement by and between Maxicare Health Plans, Inc. and Eugene L. Froelich, dated as of April 1, 1996 ###

10.4e     Loan Agreement by and between Maxicare Health Plans, Inc. and Eugene
          L. Froelich entered into as of February 18, 1997 @@@@@@



Exhibit                                                                            Sequential
Number       Description                                                          Page Number
------       -----------                                                          -----------

10.4f     Secured Promissory Note executed by Eugene L. Froelich as of February
          18, 1997 @@@@@

10.4g     Pledge Agreement by and between Maxicare Health Plans, Inc. and Eugene
          L. Froelich entered into as of February 18, 1997 @@@@@@

10.4h     Amendment No. 1 to the Amended and Restated Employment and
          Indemnification Agreement by and between Maxicare Health Plans, Inc.
          and Eugene L. Froelich @@@@@@

10.4i Release by Eugene L. Froelich delivered to and for the benefit of Maxicare Health Plans, Inc. and entered into as of January 22, 1999
          @@@@@@@@

10.7f     Employment and Indemnification Agreement by and before Maxicare Health
          Plans, Inc. and Vicki F. Perry, dated as of December 1, 1998 @@@@@@@@

10.8e     Employment and Indemnification Agreement by and between Maxicare
          Health Plan, Inc. and Alan D. Bloom, dated as of January 1, 1998
          @@@@@@@

10.8f     Employment and Indemnification Agreement by and between Maxicare
          Health Plans, Inc. and Alan D. Bloom, dated as of December 1,1998
          @@@@@@@@

10.8g     Employment Agreement by and between141 of 243 Maxicare Health Plan,
          Inc., and Alan D. Bloom, dated as of October 1, 1999



Exhibit                                                                            Sequential
Number       Description                                                          Page Number
------       -----------                                                          -----------
10.9e     Employment and Indemnification Agreement by and between Maxicare
          Health Plans, Inc. and Richard A. Link, dated as of December 11, 1997
          @@@@@@@

10.9f     Amendment No. 1 to the Employment 156 or 243 and Indemnification
          Agreement by and between Maxicare Health Plans, Inc. and Richard A.
          Link, dated as of May 8, 1998 #####

10.9g     Amended and Restated Employment Agreement by and between Maxicare
          Health Plans, Inc. and Richard A. Link, dated as of August 1, 1999

10.14     Stock Option Agreement by and between Maxicare Health Plans, Inc. and
          Peter J. Ratican, dated as of December 5, 1990 *

10.14a    Amendment No. 1 to the Stock Option Agreement by and between Maxicare
          Health Plans, Inc. and Peter J. Ratican, dated as of December 5, 1990
          ###

10.14b Amendment No. 2 dated April 16, 1999 to the Stock Option Agreement between Ratican and the Company dated August 31, 1989 ++++

10.15     Stock Option Agreement by and between Maxicare Health Plans, Inc. and
          Eugene L. Froelich, dated as of December 5, 1990 *




Exhibit                                                                            Sequential
Number       Description                                                          Page Number
------       -----------                                                          -----------

10.15a    Amendment No. 1 to the Stock Option Agreement by and between Maxicare
          Health Plans, Inc. and Eugene L. Froelich, dated as of December 5,
          1990 ###

10.20     Stock Option Agreement by and between Maxicare Health Plans, Inc. and
          Richard A. Link, dated as of December 5, 1990 *

10.28     Form of Distribution Trust Agreement *

10.30     Maxicare Health Plans, Inc. 401(k) Plan *

10.42     Stock Option Agreement by and between Maxicare Health Plans, Inc. and
          Peter J. Ratican, dated as of February 25, 1992 @

10.44     Amended Maxicare Health Plans, Inc. 1990 Stock Option Plan @

10.44a    Form of Stock Option Agreement related to the Maxicare Health Plans,
          Inc. 1990 Stock Option Plan ########

10.68     Lease by and between Maxicare Health Plans, Inc. and Transamerica
          Occidental Life Insurance Company, dated as of June 1, 1994 #

10.68a    First Amendment to the Lease by and 178 of 243 between Maxicare Health
          Plans, Inc., and TransAmerica Occidental Life Insurance Company, dated as of November 1996


Exhibit                                                                            Sequential
Number       Description                                                          Page Number
------       -----------                                                          -----------

10.68b    Second Amendment to the Lease by and 181 of 243 between Maxicare
          Health Plans, Inc., and TransAmerica Occidental Life Insurance
          Company, dated as of January 4, 1999

10.68c    Third Amendment to the Lease by and 184 of 243 between Maxicare Health
          Plans, Inc., and TransAmerica Occidental Life Insurance Company, dated as of May 18, 1999

10.68d    Fourth Amendment to the Lease by and 186 of 243 between Maxicare
          Health Plans, Inc., and TransAmerica Occidental Life Insurance
          Company, dated as of June 1, 1999

10.69     Stock Option Agreement by and between Maxicare Health Plans, Inc. and
          Alan S. Manne, dated as of January 28, 1994 @@@@

10.70     Stock Option Agreement by and between Maxicare Health Plans, Inc. and
          Alan D. Bloom, dated as of December 8, 1994 @@@@

10.72     Stock Option Agreement by and between Maxicare Health Plans, Inc. and
          Richard A. Link, dated as of December 8, 1994 @@@@

10.75     Stock Option Agreement by and between Maxicare Health Plans, Inc. and
          Vicki F. Perry, dated as of December 8, 1994 @@@@


Exhibit                                                                            Sequential
Number       Description                                                          Page Number
------       -----------                                                          -----------

10.76     Restricted Stock Grant Agreement by and between Maxicare Health Plans,
          Inc. and Peter J. Ratican, dated as of February 27, 1995 @@@@

10.77     Restricted Stock Grant Agreement by and between Maxicare Health Plans,
          Inc. and Eugene L. Froelich, dated as of February 27, 1995 @@@@

10.78     Maxicare Health Plans, Inc. 1995 Stock Option Plan ##

10.78a    Amendment Number One to the Maxicare Health Plans, Inc. 1995 Stock
          Option Plan @@@@@@

10.79a    Employment and Indemnification Agreement by and between Maxicare
          Health Plans, Inc. and Warren D. Foon, dated as of January 1, 1998
          @@@@@@@

10.79b    Employment and Indemnification Agreement by and between Maxicare
          Health Plans, Inc. and Warren D. Foon, dated as of December 1, 1998
          @@@@@@@@

10.80a    Stock Option Agreement by and between Maxicare Health Plans, Inc. and
          Warren D. Foon, dated as of May 20, 1991 @@@@@

10.80d    Stock Option Agreement by and between Maxicare Health Plans, Inc. and
          Warren D. Foon, dated as of December 8, 1994 @@@@@

10.81     Form of Stock Option Agreement relating to Exhibit 10.78 @@@@@


Exhibit                                                                            Sequential
Number       Description                                                          Page Number
------       -----------                                                          -----------

10.82a    Stock Option Agreement by and between Maxicare Health Plans, Inc. and
          Peter J. Ratican, dated as of April 1, 1996 ###

10.82c Amendment No. 1 dated April 16, 1999 to the Stock Option Agreement between Ratican and the Company dated April 1, 1996 ++++

10.83     Maxicare Health Plans, Inc. Outside Directors 1996 Formula Stock
          Option Plan ####

10.83a    Amendment Number One to the Maxicare Health Plans, Inc. Outside
          Directors 1996 Formula Stock Option Plan @@@@@@

10.83b    Amendment No. 2 to the Maxicare Health Plans, Inc. Outside Directors
          1996 Formula Stock Option Plan #######

10.84     Maxicare Health Plans, Inc. Senior Executives 1996 Stock Option Plan
          ####

10.84a    Amendment Number One to the Maxicare Health Plans, Inc. Senior
          Executives 1996 Stock Option Plan @@@@@@

10.84b    Amendment Number Two dated April 16, 1999 to the Maxicare Health
          Plans, Inc. Senior Executives 1996 Stock Option Plan ++++

10.85     Letter of Intent for the Transfer of Medi-Cal Members and Provision of
          Services +

Exhibit                                                                            Sequential
Number       Description                                                          Page Number
------       -----------                                                          -----------

10.85a Health Services Agreement between Maxicare, a California Health Plan and Molina Medical Centers ++

10.86     Employment and Indemnification Agreement by and between Maxicare
          Health Plans Inc. and Sanford N. Lewis, dated as of January 1, 1998
          @@@@@@@

10.86a    Employment and Indemnification Agreement by and between Maxicare
          Health Plans, Inc., and Sanford N. Lewis dated as of December 1, 1998.

10.87     Maxicare Health Plans, Inc. Supplemental Executive Retirement Program
          @@@@@@@

10.87a    Amendment No.1 to the Maxicare Health Plans, Inc. Supplemental
          Executive Retirement Plan dated as of March 28, 1998 #####

10.87b    Amendment No.2 to the Maxicare Health Plans, Inc. Supplemental
          Executive Retirement Plan dated as of May 8, 1998 #####

10.87c    Amendment No. 3 dated April 16, 1999 to the Supplemental Executive
          Retirement Plan ++++

Exhibit                                                                            Sequential
Number       Description                                                          Page Number
------       -----------                                                          -----------

10.89     Dupee Group Settlement Agreement by and between American Opportunity
          Trust, Paul R. Dupee, Jr., J.O. Hambro Capital Management Limited,
          J.O. Hambro Investment Management, and North Atlantic Smaller
          Companies Investment Trust and Maxicare Health Plans, Inc., dated as of May 8, 1998, including Exhibit A, "Resolutions to be Adopted by the
          Shareholders of Maxicare Health Plans, Inc. at the 1998 Annual
          Meeting," and Exhibits I and II, form of stipulations dismissing litigation #####

10.89a    Form of Voting Agreement including Exhibit A, "Resolutions to be
          Adopted by the Shareholders of Maxicare Health Plans, Inc. at the 1998
          Annual Meeting." #####

10.90     Employment and Indemnification Agreement by and between Maxicare
          Health Plans, Inc. and Patricia A. Fitzpatrick dated as of December 1,
          1998 @@@@@@@@

10.90a    Employment and Indemnification Agreement 202 of 243 by and between
          Maxicare Health Plans, Inc. and Patricia A. Fitzpatrick dated as of
          October 1, 1999

10.91 The Consulting Agreement between Elwood I. Kleaver, Jr. ("Kleaver") and the Company dated April 16, 1999 ++++

Exhibit                                                                            Sequential
Number       Description                                                          Page Number
------       -----------                                                          -----------

10.91a    Stock Option Agreement between Kleaver and the Company dated April 16,
          1999 to the Amended and Restated Employment and Indemnification
          Agreement between Ratican and the Company dated as of April 1, 1996
          ++++

10.91b Termination of Consulting Agreement between Elwood I. Kleaver, Jr. and the Company dated August 3, 1999 ########

10.92     Maxicare Health Plans, Inc. 1999 Stock Option Plan ****

10.92a    Form of Stock Option Agreement related to the Maxicare Health Plans,
          Inc. 1999 Stock Option Plan ########

10.93     Employment Agreement by and between 221 of 243 Maxicare Health Plans,
          Inc. and Kenneth Kubisty dated as of October 1, 1999.

21        List of Subsidiaries @@@

23.1      Consent of Independent Auditors 241 of 243 Ernst & Young LLP

27        Financial Data Schedule for the year 242 of 243 ended December 31,
          1999

28.1 Notice That The Conditions to Effectiveness of the Plan Have Been Met or Waived ***

28.2      Stipulation and Order Regarding Conditions to Effectiveness of Joint
          Plan of Reorganization ***


* Incorporated by reference from the Company's Registration Statement on Form 10, declared effective March 18, 1991, in which this exhibit bore the same exhibit number.

*** Incorporated by reference from the Company's Report on Form 8-K dated December 5, 1990, in which this exhibit bore the same exhibit number.

**** Incorporated by reference from the Company's Proxy Statement for Annual Meeting of Stockholders held on June 30, 1999.

@ Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1991, in which this exhibit bore the same exhibit number.

@@@ Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1993, in which this exhibit bore the same exhibit number.

@@@@ Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1994, in which this exhibit bore the same exhibit number.

@@@@@@ Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, in which this exhibit bore the same exhibit number.

@@@@@@@ Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, in which this exhibit bore the same exhibit number.

@@@@@@@@ Incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1998, in which this exhibit bore the same exhibit number.

# Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1994, in which this exhibit bore the same exhibit number.

## Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995, in which this exhibit bore the same exhibit number.

### Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, in which this exhibit bore the same exhibit number.

#### Incorporated by reference from the Company's Proxy Statement for Annual Meeting of Stockholders held on July 26, 1996.

##### Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998 in which this exhibit bore the same exhibit number

###### Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998 in which this exhibit bore the same exhibit number.

####### Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 in which this exhibit bore the same exhibit number.

######## Incorporated by reference from the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999 in which this exhibit bore the same exhibit number.


+ Incorporated by reference from the Company's Report on Form 8-K dated May 27, 1997 in which this exhibit bore the same exhibit number.

++ Incorporated by reference from the Company's Report on Form 8-K dated July 18, 1997 in which this exhibit bore the same exhibit number.

+++ Incorporated by reference from the Company's Report on Form 8-K dated February 24, 1998 in which this exhibit bore the same exhibit number.


++++ Incorporated by reference from the Company's Report on Form 8-K dated May 4, 1999 in which this exhibit bore the same exhibit number.

                                                                   EXHIBIT 10.86

                              EMPLOYMENT AGREEMENT

     The Employment Agreement ("Agreement"), dated as of October 1, 1999, is made by and between Maxicare Health Plans, Inc., a Delaware corporation (the "Company"),and Alan Bloom, an individual ("Employee").

                                    RECITALS

     This Agreement is made in consideration of Employee"s desire to enter the employ or continue in the employ of the Company, and the Company desires that employee be so employed.

     1. Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings, unless otherwise expressly provided or unless the context otherwise requires:

          (a) "Board of Directors" means the Board of Directors of the Company.

          (b) "Cause" means, as used with respect to the involuntary termination of Employee:

               (i) Any breach by Employee of this Agreement;

               (ii) The material or continuous failure of Employee to perform his job duties to the Company's satisfaction, whether by reason of his inability, refusal or otherwise;

               (iii) Employee's willfully causing the Company, whether by action or inaction, to violate any state or federal law, rule or regulation;

               (iv) The engaging by Employee in misconduct or inaction detrimental to the Company's business or reputation and/or which exposes the Company to liability based upon the inaction or action(s) of Employee;

               (v) The conviction of Employee for a felony or of a crime involving moral turpitude;

               (vi) Any act of dishonesty, misconduct, disloyalty, fraud, insubordination or misappropriation of confidential information in connection with Employee's employment with the Company or the satisfaction of his obligations hereunder; or

               (vii) Any breach or violation of the Company's Policies and Procedures Manual (the "Policies Manual") as in effect from time to time which would warrant termination pursuant to the terms of such Policies Manual.

          (c) "Incapacity" means the absence of the Employee from his employment or the inability of Employee to perform his essential job duties with reasonable accommodations on a full-time basis by reason of mental or physical illness, disability or incapacity for a period of thirty (30) consecutive days.

     2. Employment, Services and Duties. The Company hereby employs Employee as Senior Vice President of General Counsel, or such title designation as the Company, acting through the Company's Chief Executive Officer, or the Company's Chief Operating Officer may from time to time direct (collectively, the "Supervisor"). Employee shall report to and be supervised by the Supervisor or such other person as the Supervisor may designate and shall have such duties and responsibilities as the Supervisor may designate.

     3. Acceptance of Employment. Employee hereby accepts employment and agrees to devote his full time with the Company's business and shall not be involved in any activities whatsoever which interfere with Employee's: (1) employment with the Company; (2) satisfaction of Employee's obligations on behalf of the Company pursuant to the terms of this Agreement; or (3) activities on behalf of the Company in the discharge of his duties during the Company's business hours.

     4. Obligation to Other Employers. Employee represents that his employment with the Company does not conflict with any obligations he may have with former employers or any other persons or entities. Employee specifically represents that he has not brought to the Company (and will not bring to the Company) any materials or documents of a former employer, or any confidential information or property of a former employer.

     5. Compensation. As compensation for all services to be rendered by Employee hereunder, the Company shall pay to Employee a base salary at the rate of $230,000.00 per annum through December 31, 1999, with such increases as may be determined from time to time by the Supervisor in his sole discretion and, if applicable, subject to the approval of the Board of Directors for the period January 1, 2000 through December 31, 2000 (the "Base Salary"). Said Base Salary shall be payable in bi-weekly installments or in such other installments as the Company may from time to time pay other similarly situated employees.

     6. Benefits. In addition to the compensation provided for in Section 5 of this Agreement, Employee shall have the right to participate in any profit-sharing, pension, life, health and accident insurance, or other employee benefits presently adopted or which hereafter may be adopted by the Company in a manner comparable to those offered or available to other employees of the Company who are similarly situated where such plans or programs are available to all such similarly situated employees pursuant to their terms. Nothing contained herein, shall require that the Company's Board of Directors designate the Employee as a participant in any new plan or program where the Board, in its sole discretion, chooses to designate participants or qualifications for any new or additional program. Except as set forth above, the Company reserves the right to add, terminate and/or amend any existing plans, policies, programs and/or arrangements during the term of this Agreement without any obligation to the Employee hereunder. Employee shall also be entitled to twenty (20) days annual vacation time, during which time his compensation will be paid in full. Unused vacation days at the end of any pay period(s) may be carried over to subsequent pay period(s), provided that the cumulative number of vacation days accruing from and after the date of this Agreement carried over into any subsequent pay period shall not exceed twenty (20) days. Employee shall not accrue additional vacation days during any pay period once the total number of accumulated vacation days equals twenty (20) days. However, solely in the event Employee, pursuant to the Company policy, has accrued in excess of twenty (20) vacation days prior to the date of this Agreement ("Excess Vacation Days"), Employee shall be entitled to carry over up to, but not in excess of, such amount of Excess Vacation Days from pay period to any subsequent pay period. Notwithstanding the foregoing, Employee shall not be entitled to, nor shall accrue any new vacation days during any pay period in which Employee has Excess Vacation Days. In the event Employee reduces the amount of Excess Vacation Days in any year through the utilization of more than twenty (20) vacation days in such year, Employee shall not be entitled to the restoration of such Excess Vacation Days through the utilization of less than twenty (20) vacation days in any subsequent year and pay period. Employee shall under no circumstances be entitled to cash in lieu of vacations days, except in the event of Employee's termination of employment with the Company.

     7. Expenses. The Company shall reimburse Employee for all reasonable travel, hotel, entertainment and other expenses incurred by Employee in the discharge of Employee's duties hereunder, in accordance with Company policy regarding same, only after receipt from Employee of vouchers, receipts or other reasonable substantiation of such expenses acceptable to the Company.

     8. Term of Employment. The term of this Agreement and Employee's employment shall be for a period of fifteen months, commencing on October 1, 1999 and terminating on December 31, 2000 (the "Expiration Date") unless otherwise extended or sooner terminated as provided for in this Agreement. Employee's employment with the Company pursuant to this Agreement shall terminate prior to the Expiration Date upon the occurrence of any of the following events:

          (a) The death of Employee;

          (b) Employee voluntarily leaves the employ of the Company;

          (c) The Incapacity of Employee;

          (d) The Company terminates this Agreement for Cause;

          (e) The Company terminates this Agreement for any reason other than set forth in Sections 8(a), 8(c) or 8(d) hereof; or

          (f) The appointment of a trustee for the Company for the purpose of liquidating and winding up the Company pursuant to Chapter 7 of the Federal Bankruptcy Code.

     9. Compensation Upon Termination. In the event this Agreement is terminated pursuant to Section 8, the Company shall pay to Employee his then current Base Salary, prorated through the Employee's last day of employment with the Company (the "Termination Date") and solely those additional bonuses that had been declared or fully earned by Employee prior to such termination, but had not yet been received ("Earned Bonuses"), and any accrued vacation through the Termination Date pursuant to Section 6 (the "Termination Pay"). Except as set forth below, all employment compensation and benefits shall cease as of the Termination Date. In addition to the foregoing:

          (a) In the event that such termination arises under Section 8(a), Employee's estate shall be entitled to receive severance compensation equal to such amount of Employee's then current Base Salary as would have been over an additional thirty (30) day period;

          (b) Employee recognizes that this Agreement and Employee's employment with the Company may be terminated at any time by the Company prior to the Expiration Date "without cause" and nothing contained herein shall require that the Company continue to employ the Employee until the Expiration Date; notwithstanding the foregoing, if prior to the Expiration Date of this Agreement or prior to its termination pursuant to Sections 8(a) - 8(d) or 8(f) hereof or this, this Agreement is terminated pursuant to Section 8(e) above, the Employee shall: (y) receive the greater of either: (i) his then current Base Salary through the Expiration Date of the Agreement or (ii) six (6) months Base Salary when such payments would have otherwise been paid had Employee's employment with the Company continued (the "Severance Salary"); and (z) be entitled to continue to receive through the Expiration Date solely the health, dental, disability and life insurance benefits that Employee was receiving or participating in pursuant to Section 6 immediately prior to such termination, as though such termination had not occurred. If the Company is unable to continue such benefits, the Company shall obtain or reimburse Employee for all costs actually incurred by the Employee to obtain substantially equivalent benefits (the "Severance Benefits"). The Severance Benefits shall be provided to Employee as and when such amounts or benefits would have been paid to Employee had such termination not occurred until the first to occur of: (1) the Expiration Date, (2) Employee's Death, or (3) until such time as Employee obtains other employment which offers any of such benefits to its employees of similar stature with the Employee. In the event any comparable benefit obtained or available to the Employee in his new employment is less than such Severance Benefits being provided pursuant to this Section 9, the Company will provide for or pay the monetary costs of obtaining such additional benefits necessary to provide substantially similar overall benefits. The Severance Salary and the Severance Benefits are hereinafter collectively referred to as the "Severance Compensation".

THE SEVERANCE COMPENSATION IN THIS SUBSECTION 9(b) SHALL BE PAID OR MADE AVAILABLE TO EMPLOYEE AS LIQUIDATED DAMAGES FOR ALL CLAIMS EMPLOYEE WOULD HAVE WITH RESPECT TO: (i) THE TERMINATION OF THIS AGREEMENT OR THE TERMINATION OF EMPLOYEE'S EMPLOYMENT UPON THE EXPIRATION OF THIS AGREEMENT; (ii) ANY COMPENSATION OR BENEFITS DUE EMPLOYEE FROM THE COMPANY PURSUANT TO THIS AGREEMENT AND (iii) THE INJURY TO EMPLOYEE'S REPUTATION AS A

RESULT OF ANY TERMINATION OF THIS AGREEMENT OR TERMINATION OF EMPLOYMENT UPON THE EXPIRATION OF THIS AGREEMENT. IN CONNECTION THEREWITH, THE PARTIES AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE ACTUAL AMOUNT OF SUCH DAMAGES AND CLAIMS DUE EMPLOYEE WITH RESPECT THERETO AND THAT SUCH SEVERANCE COMPENSATION AND/OR TERMINATION PAY SHALL CONSTITUTE A REALISTIC AND REASONABLE VALUATION OF THE DAMAGES WITH RESPECT TO EMPLOYEE'S CLAIMS.

          (c) Except as otherwise provided in Section 9(a) or (b) above, all other compensation and benefits enjoyed by or due to Employee as part of Employee's employment with Employer shall cease as of the Termination Date; including but not limited to any rights to office or parking space, vacation or sick pay, use of telephones, Xeroxing or Facsimile equipment, secretarial assistance, any unpaid bonus (other than Earned Bonuses), all benefits and/or rights pursuant to Section 6 above and the right to receive grants of any stock options which have not previously been granted to employee or, except as expressly provided in any applicable stock option agreement or plan, vesting in any stock options previously granted to Employee which have not vested as of the Termination Date.

          (d) In the event Employee does not receive, on or before the Expiration Date, an offer for a new employment agreement but nevertheless continues as an employee of the Company after the Expiration Date, Employee shall be thereafter deemed to be an "at will employee" who may be terminated by the Company at any time. In the event Employee's employment with the Company is terminated while Employee is an "at will employee", Employee shall be entitled to only those severance benefits, if any, which are in accordance with the Company's then existing Policies Manual or other written personnel policies. Employee acknowledges and understands that in such event, Employee will no longer be entitled to the Severance Compensation set forth herein.

          (e) All payments of Severance Compensation shall be made when such payments would have been made had this Agreement not been terminated and all Severance Benefits, Severance Salary and Termination Pay shall be paid or provided subject to the usual withholdings, including state and federal taxes.

10. Covenant Not to Compete.

          (a) Employee covenants and agrees that, during Employee's employment with the Company pursuant to this Agreement, Employee will not, directly or indirectly, own, manage, operate, join, control or become employed by, or render any services of any advisory nature or otherwise, or participate in the ownership, management, operation or control of, any business which competes with the business of the Company or any of its affiliates.

          (b) Notwithstanding the foregoing, Employee shall not be prevented from investing his assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of a company in which investments are made, provided such company is not engaged in a business competitive to the Company, or if it is in competition with the Company, provided its stock is publicly traded and Employee owns less than one percent (1%) of the outstanding stock of that company.

     11. Trade Secrets. The parties acknowledge and agree that the identity of Company's customers and information which Company has acquire or may acquire concerning those customers, their service and product requirements, financial information, pricing information, costs and personnel required for performance of such services are valuable trade secrets. In addition, the parties agree that information concerning Company that reasonably relates to the business of Company and which has not been publicly released by duly authorized representatives of Company, including but not limited to marketing and sales plans, proposals, financial information, costs, pricing information and formulae, is also a valuable trade secret.

     12. Confidentiality. Employee covenants and agrees that he will not at any time during or after the termination of his employment by the Company, without the Company's expressed written consent, reveal, divulge or make known to any person, firm or corporation any information, knowledge or data of a proprietary nature relating to the business of the Company or any of its affiliates which is not or has not become generally known or public. Employee shall hold, in a fiduciary capacity, for the benefit of the Company, all information, knowledge or data of a proprietary nature, trade secret or confidential information with respect to the Company which was disclosed to Employee as a result of or in connection with Employee's employment with the Company, including but not limited to information with respect to product lines, provider and employer group contracts or arrangements, software utilized or developed by or for the Company, financial information, marketing information, pricing information, costs and the personnel required for performance of service, marketing and sales plans, overhead costs, medical loss ratios, claims processing, customer services and underwriting information, or any other confidential information concerning Company that reasonably relates to the business of Company and which has not been publicly released by duly authorized representatives of Company (collectively "Proprietary Information"). Employee recognizes and acknowledges that all such Proprietary Information is a valuable and unique asset of the Company, and accordingly he will not discuss or divulge any such Proprietary Information to any person, firm, partnership, corporation or organization other than to the Company, its affiliates, designees, assignees or successors or except as may otherwise be required by the law, as ordered by a court or other governmental body of competent jurisdiction, or in connection with the business and affairs of the Company.

     13. Acquisition Through Employment. In accordance with applicable law, everything which Employee acquires by virtue of Employee's employment, including without limitation, property, inventions, copyrights, patents, documents or writings, except Employee's compensation, belongs to Company. Employee agrees that following the termination of employment, Employee will return to Company all property of Company, including without limitation thereto, the original and all copies of any documents which relate to or were prepared in the course of Employee's employment, including without limitation thereto, contracts, proposals or any information concerning the identity of customers, services provided by Company and the pricing of such services.

     14. Equitable Remedies. In the event of a breach or threatened breach by Employee of any of his obligations under Sections 10 through 13 of this Agreement, Employee acknowledges that the Company may not have an adequate remedy at law and therefore it is mutually agreed between Employee and the Company that, in addition to any other remedies at law or in equity which the Company may have, the Company shall be entitled to seek in a court of law and/or equity a temporary and/or permanent injunction restraining Employee from any continuing violation or breach of this Agreement.

     15. Miscellaneous.

          (a) This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. Except as set forth in
     Section 8(f) above, this Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger, reorganization or other transaction in which the Company is not the surviving or resulting corporation or upon any transfer of all or substantially all of the assets of the Company in the event of any such merger, or transfer of assets. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred in the same manner and to the same extent that the Company would be required to perform it if no such transaction had taken place. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by Employee.

          (b) Except as otherwise provided by law or elsewhere herein, in the event of an act of force majeure, as hereinafter defined, during the term hereof which event continues for a period of no less than fifteen (15) days, the Company shall be entitled to suspend this Agreement for the duration of such event of force majeure. In such event, during the duration of the event of force majeure the Company shall be relieved of its obligations to the Employee pursuant to Sections 5 and 6; except for the continuation of any health, life or disability insurance coverage. For the purposes hereof, "force majeure" shall be defined as the occurrence of one or more of the following events:

               (i) any act commonly understood to be of force majeure which materially and adversely affects the Company's business and operations, including but not limited to, the Company having sustained a material loss, whether or not insured, by reason of fire, earthquake, flood, epidemic, explosion, accident, calamity or other act of God;

               (ii) any strike or labor dispute or court or government action, order or decree;

               (iii) a banking moratorium having been declared by federal or state authorities;

               (iv) An outbreak of major armed conflict, blockade, embargo, or other international hostilities or restraints or orders of civic, civil defense, or military authorities or other national or international calamity having occurred;

               (v) any act of public enemy, riot or civil disturbance or threat thereof; or

               (vi) a pending or threatened legal or governmental proceeding or action relating generally to the Company's business, or a notification having been received by the Company of the threat of any such proceeding or action, which could materially adversely affect the Company.

          (c) Except as expressly provided herein, this Agreement contains the entire understanding between the parties with respect to the subject matter hereof, and may not be modified, altered or amended except by an instrument in writing signed by the parties hereto. This Agreement supersedes all prior agreements of the parties with respect to the subject matter hereof.

          (d) This Agreement shall be construed in accordance with the laws of the State of California applicable to agreements wholly made and to be performed entirely within such state and without regard to the conflict of law principles thereof.

          (e) Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company's inability pursuant to court order to perform its obligations under this Agreement shall not constitute a breach of this Agreement. If any provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall, nevertheless, remain in full force and effect in all other circumstances.

          (f) With the exception of the Company's right to enforce the provisions found in Sections 10 through 13 of this Agreement pursuant to
     Section 14 hereof, any and all disputes arising from Employee's employment with or termination from the Company including but not limited to any claim for unlawful retaliation, wrongful termination of employment, violation of public policy or unlawful discrimination or harassment because of race, color, sex, national origin, religion, age, physical or mental disability or condition, marital status, sexual orientation or other legally protected characteristic shall be resolved by final and binding arbitration before a single arbitrator. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION, THE PARTIES AGREE THAT IF A DISPUTE OR CLAIM OF ANY KIND ARISES BETWEEN THEM, THEY AGREE TO WAIVE ANY RIGHTS EACH MAY HAVE TO A JURY OR COURT TRIAL.

          Any party hereto electing to commence an action shall give written notice to the other parties hereto of such election. The arbitrator shall be limited to an award of monetary damages and shall conduct the arbitration in accordance with the California Rules of Evidence. The dispute shall be settled by arbitration to take place in Los Angeles County, California, in accordance with the then rules of the American Arbitration Association or its successor. The award of such arbitrator may be confirmed or enforced in any court of competent jurisdiction. The costs and expenses of the arbitrator including the attorney's fees and costs of each of the parties, shall be apportioned between the parties by such arbitrator based upon such arbitrator's determination of the merits of their respective positions. Nothing contained in this Section shall in any way be construed to modify, expand or otherwise alter the rights and obligations of the Company and Employee contained elsewhere in this Agreement.

          (g) Any notice to the Company required or permitted hereunder shall be given in writing to the Company, either personally, by messenger, courier or otherwise, telex, telecopier or, if by mail, by registered or certified mail, return receipt requested, postage prepaid, duly addressed to the Secretary of the Company at its then principal place of business.

          Any such notice to Employee shall be given to the Employee in a like manner, and if mailed shall be addressed to Employee at Employee's home address then shown in the files of the Company. For the purpose of determining compliance with any time limit herein, a notice shall be deemed given on the fifth day following the postmarked date, if mailed, or the date of delivery if delivered personally, by telex or telecopier.

          (h) Employee acknowledges that: (i) he has been advised by the Company that this Agreement affects his legal rights and to seek the advice of his legal counsel prior to executing it and (ii) has had the opportunity to consult with his own legal counsel in connection with the negotiations of the terms of this Agreement, his rights with respect hereto and the execution hereof.

          (i) A waiver by either party of any term or condition of this Agreement or any breach thereof, in any one instance, shall not be deemed or construed to be a waiver of such term or condition or of any subsequent breach thereof.

          (j) The section and subsection headings contained in this Agreement are solely for convenience and shall not be considered in its interpretation.

          (k) This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                                   COMPANY:

                                   MAXICARE HEALTH PLANS, INC.
                                   a Delaware corporation


                                   By:
                                      -----------------------------------
                                      Paul R. Dupee, Jr.
                                      Chairman of the Board and
                                      Chief Executive Officer




                                   By:
                                      -----------------------------------
                                      Richard A. Link
                                      Chief Operating Officer
                                      Chief Financial Officer


                                   EMPLOYEE:


                                   By:
                                      -----------------------------------
                                      Alan Bloom

                                                                   EXHIBIT 10.96



                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT


     This Amended and Restated Employment Agreement ("Agreement"), dated as of August 1, 1999, is made by and between Maxicare Health Plans, Inc., a Delaware corporation (the "Company"), and Richard A. Link, an individual ("Executive").

                                    RECITALS

     WHEREAS, Executive is knowledgeable and skillful in the Company's business, has been employed by the Company for approximately eleven years and has served as Executive Vice President and Chief Financial Officer of the Company since December 11, 1997;

     WHEREAS, Executive has been employed by the Company pursuant to that certain Employment Agreement dated as of December 11, 1997, by and between the Company and Executive, as amended by Amendment No. 1 thereto, dated May 8, 1998 (collectively, the "Original Employment Agreement").

     WHEREAS, the Company has requested and the Executive has agreed to take on additional responsibilities as Chief Operating Officer of the Company and in connection therewith the Company and Executive have agreed to certain amendments to the Original Employment Agreement;

     WHEREAS, Executive and the Company have agreed to amend and restate the Original Employment Agreement as set forth herein; and

     WHEREAS, the Executive is willing to be employed by the Company under the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                   AGREEMENT

     1. Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings, unless otherwise expressly provided or unless the context otherwise requires:

          (a) "Annualized Compensation" means the Executive's average annualized "compensation" actually received from the Company for the period commencing August 1, 1999 and terminating on the date on which a "Change of Control", as hereinafter defined, occurs (the "Compensation Period"). The "compensation" received during such Compensation Period shall be annualized and averaged for the purposes of determining Annualized Compensation. For the purposes hereof, "compensation" during the Compensation Period shall be limited to Executive's base salary, bonuses and other items actually received by Executive during the Compensation Period and reported as income on the Company's W-2 for the Executive for such period(s) during the "Compensation Period"; provided, however Annualized Compensation shall not include the "Signing Bonus" paid to Executive pursuant to Section 4(b) below.

          (b) "Board" means the Board of Directors of the Company.

          (c) "Cause" means, as used with respect to the involuntary termination of Executive:

               (i) The continued failure or refusal by Executive to substantially perform his duties pursuant to the terms of this Agreement;

               (ii) The engaging by Executive in misconduct or inaction materially injurious to the Company; or

               (iii) The conviction of Executive for a felony or of a crime involving moral turpitude.

          (d) "Change of Control" means any transaction or occurrence after the date hereof as the result of which:

               (i) the Company shall cease to be a publicly owned corporation having at least 300 stockholders;

               (ii) any person or group of persons (as defined in Rule 13d-5 promulgated under the Securities Exchange Act of 1934 (the "Act")), together with its affiliates, is or becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Act), directly or indirectly, of securities of the Company (including securities convertible into or exercisable for securities of the Company) ordinarily having the right to vote in the election of directors which together represent, after giving effect to any conversion or exercise, in excess of forty percent (40%) of the combined voting power of the Company's outstanding securities ordinarily having the right to vote in the election of directors;

               (iii) Continuing Directors (as defined below) shall cease for any reason to constitute at least a majority of the Board;

               (iv) the Company shall merge or consolidate with any other person or entity other than a subsidiary, and, upon the consummation of such transaction, holders of the Common Stock immediately prior to such transaction own less than sixty percent (60%) of the equity securities of the surviving or consolidated entity;

               (v) all or substantially all of the assets of the Company are sold or transferred to another person or entity in a single transaction or a series of related transactions; or

               (vi) the sale of all of the capital stock or substantially all of the assets of both Maxicare (the "California HMO") and Maxicare Indiana, Inc. (the "Indiana HMO").

     Notwithstanding the foregoing, a Change of Control shall not include the filing by or on behalf of, or entering against, the Company or its subsidiaries of (a) a petition, decree or order of bankruptcy or reorganization, or (b) a petition, decree or order for the appointment of a trustee, receiver, liquidator, supervisor, conservator or other officer or agency having similar powers over the Company or its subsidiaries, including any such petitions, orders or decrees filed or entered by federal or state regulatory authorities.

          (e) "Continuing Director" means any individual who is a member of the Board as of August 1, 1999 or any subsequent director nominated by the Board for election by the stockholders or appointed to the Board, which nomination or appointment is made with the affirmative vote of a majority of Continuing Directors then serving on the Board. Continuing Directors as of August 1, 1999 are listed on Exhibit A attached hereto and made a part hereof, and

          (f) "Good Reason" means, with respect to the voluntary termination by Executive, the occurrence, without the Executive's express written consent, of any of the following:

               (i) Except as provided in Section 2 hereof, the assignment to Executive by the Company of any duties materially inconsistent with, or the diminution of, Executive's positions, titles, offices, duties and responsibilities with the Company, as provided in Section 2 below, or any removal of Executive from, or any failure to re-elect Executive to, any titles, offices or positions held by Executive pursuant to said Section 2;

               (ii) Except as in accordance with the terms hereof, a reduction by the Company in Executive's base salary or any other compensation provided for herein;

               (iii) The failure by the Company to continue in effect any material benefit or compensation plan to which Executive is entitled, hereunder, or plans providing Executive with substantially similar benefits, the taking of any action by the Company which would materially and adversely affect Executive's participation in, or materially reduce Executive's benefits under, any such benefit plan or deprive Executive of any material fringe benefits enjoyed by Executive hereunder, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is then entitled (based on years of service) under the Company's normal vacation policies and practices in effect on the date hereof or in effect from time to time hereafter; provided, however, that the occurrence of any of the foregoing shall not constitute "Good Reason" to the extent that such occurrence is part of a change in benefits, compensation, policies or practices that affect either: (i) substantially all of the employees of the Company or (ii) all other senior executives of the Company of comparable or lower status to the Executive;

               (iv) The failure of the Company to obtain the explicit assumption in writing of its obligation to perform this Agreement by any successor as contemplated in Section 18(a) hereof; or

               (v) A change or relocation of Executive's place of employment, as designated in Section 2 hereof, without his written consent, other than within thirty (30) miles of such agreed-upon location.

          (g) "Incapacity" means the absence of the Executive from his employment or the inability of Executive to perform his duties pursuant to this Agreement by reason of mental or physical illness, disability or incapacity for a period of four (4) months or more during any twelve (12) month period during the term hereof.

          (h) "Sale Transaction" means the sale by the Company of eighty percent (80%) or more of the Company's assets (as defined below) or a merger or other transaction(s) where the then stockholders of the Company cease to own a majority of the outstanding voting capital stock of the surviving entity or the sale of a majority of the Company's then issued and outstanding stock. For the purposes hereof a sale of "eighty percent (80%) or more of the Company's assets" shall mean the sale, in a single transaction or as part of a series of related transactions, by the Company of: (i) assets constituting 80% or more of the Company's book value, calculated according to generally accepted accounting principles; or (ii) the sale of the stock and/or substantially all of the assets of the California HMO and/or the Indiana HMO.

     2. Employment, Services and Duties.

          (a) The Company hereby employs Executive as Chief Operating Officer ("COO") and Executive Vice President - Finance and Administration, Chief Financial Officer ("CFO") and in such similar capacities with respect to any of the Company's subsidiaries as the Board of such subsidiaries shall from time to time direct. Subject to his continued employment as such by the Board, Executive shall have and perform the duties and have the powers and authority of COO, Executive Vice President - Finance and Administration and CFO. As COO, Executive Vice President - Administration and Finance, and CFO, Executive shall supervise, control, and be responsible for such administrative and financial aspects of the business activities and affairs of the Company and its subsidiaries, as may be specified by the Board, the Company's President or the Company's Chief Executive Officer ("CEO"). Notwithstanding the foregoing, Executive shall perform such duties and have such control and responsibilities over the financial, accounting, and operational affairs and reporting of the Company are normally associated with the positions of COO and CFO. In connection with the performance of his duties hereunder, Executive shall report to and be supervised by the Company's CEO or President.

          (b) Notwithstanding anything to the contrary contained above, the Executive may at any time during the term hereof resign his position and functions as COO or CFO; provided that the Board in its sole discretion agrees to a suitable replacement for such position. The termination of Executive's services as COO or CFO pursuant to this Section 2(b), shall not be deemed to be a breach of this Agreement by the Company or Executive or Good Reason pursuant to Section 1(f)(i) above and this Agreement shall remain in full force and effect, pursuant to its terms and any amendments thereto, with respect to Executive's continued service to the Company as COO or CFO, as the case may be, and Executive Vice President- Finance and Administration.

          (c) Executive shall render his services generally in, and shall not be obligated to maintain his office in any place other than, Los Angeles, California, or its environs.

     3. Acceptance of Employment. Executive hereby accepts employment hereunder and agrees to devote his full time, energy and skill to such employment. Notwithstanding the foregoing, Executive may engage in other personal business so long as the performance of such activities does not materially interfere with the efficient and timely performance of the Executive's duties hereunder.

     4. Compensation.

          (a) As compensation for all services to be rendered by Executive hereunder, the Company shall pay to Executive a base salary at the rate of $400,000 per annum, (the "Base Salary") with such increases and/or bonuses as may be determined from time to time by the Board in its sole discretion; provided however, nothing herein shall require that the Company pay any bonus to Executive or increase the Base Salary. Said Base Salary shall be payable in equal semi-monthly installments or in such other installments as the Company may from time to time pay other similarly situated employees.

          (b) As soon as practicable after execution of this Agreement, but no later than ten (10) working days, the Company shall pay to Executive a signing bonus in the amount of $100,000 (the "Signing Bonus").

     5. Benefits.

          (a) During the term of this Agreement, in addition to the compensation provided for in Section 4 of this Agreement, Executive shall have the right to participate in any profit-sharing, pension, life, health and accident insurance, or other employee benefit plans presently adopted or which hereafter may be adopted by the Company under terms no less favorable to those offered or available to other senior executives of the Company of comparable or lower standing than the Executive.

          (b) Executive shall be entitled to twenty (20) days annual vacation time, during which time his compensation will be paid in full. Unused vacation days at the end of any pay period(s) may be carried over to a subsequent pay period(s), provided that the cumulative number of vacation days accruing from and after the date of this Agreement carried over in any one pay period shall not exceed twenty (20) days. Executive shall under no circumstances be entitled to cash in lieu of vacation days, except in the event of his termination of employment with the Company and then only as specifically provided in Section 8 hereof.

          (c) The Company shall provide Executive with a monthly automobile allowance of One Thousand One Hundred Dollars ($1,100.00) and a car phone for use in such automobile. (d) The Company agrees to grant to Executive, effective as of the date hereof, options under one or more of the Company's 1990, 1995 or 1999 Stock Option Plans to purchase up to 50,000 shares of common stock of the Company at an exercise price equal to the closing price of the Company's common stock on September 16, 1999 or $4.50 per share(the "Options"). The Options shall have a term of ten (10) years and shall vest as follows:

               (i) 5,200 shares exercisable immediately; and

               (ii) an additional 1,600 shares on the last day of each month thereafter during the term hereof commencing on September 30, 1999.

     6. Expenses. The Company shall reimburse Executive for all reasonable travel, hotel, entertainment and other expenses incurred by Executive in the discharge of Executive's duties hereunder, in accordance with Company policy regarding same, only after receipt from Executive of vouchers, receipts or other reasonable substantiation of such expenses acceptable to the Company. At Executive's election, Executive's spouse may accompany him in connection with all travel and entertainment undertaken for the benefit of the Company, and the Company shall promptly reimburse Executive for all travel, hotel, entertainment or other related expenses incurred for Executive's spouse, under the same terms and conditions as set forth above, it being acknowledged that Executive's spouse will render valuable services in meeting and entertaining business associates and their spouses and that Executive's employment will be facilitated by the spouse's performance of such functions. The Company acknowledges and agrees that Executive (and spouse, if applicable) shall be entitled to first class travel and hotel accommodations while traveling on the Company's behalf.

     7. Term of Employment. The term of employment hereunder shall be for a period of twenty-nine (29) months, commencing as of the date hereof and terminating on December 31, 2001 (the "Expiration Date"). Executive's employment with the Company pursuant to this Agreement and the term of this Agreement shall terminate upon the occurrence of any of the following events:

          (a) The death of Executive;

          (b) Executive voluntarily leaves the employ of the Company, with or without the consent of the Company, and without Good Reason;

          (c) At the election of the Company in its sole discretion upon the Incapacity of Executive;

          (d) The Company terminates this Agreement for Cause;

          (e) The Company terminates this Agreement for any reason other than as set forth in Sections 7(a), 7(c) or 7(d) hereof or Executive terminates this Agreement for Good Reason; or

          (f) Executive elects to terminate this Agreement within 120 days of a Change of Control pursuant to Section 9, below.

     8. Compensation Upon Termination; Severance

          (a) In the event this Agreement is terminated under Section 7 hereof, the Company shall be obligated to pay or provide to Executive (or his legal representatives, as the case may be) under this Agreement the following and only the following:

               (i) Termination For Cause or Voluntarily by Executive Other Than for Good Reason. If during the term of this Agreement, the Agreement is terminated pursuant to Sections 7(b) or 7(d), then the Company shall pay to the Executive as soon as practicable, but in no event later than thirty (30) days after the date of such termination, the Base Salary due Executive under Section 4 hereof, up to the date of termination, along with all benefits due Executive under Section 5 through the date of termination, such benefits to be paid in the ordinary course and with respect to the benefits due under Section 5(c) pro rated as applicable. Executive shall not be entitled to any other payments under this Agreement.

               (ii) Termination After Change of Control.

                    (A) If Executive elects to terminate this Agreement within
               120 days of a Change of Control pursuant to Section 9, below, Executive shall at his election be entitled to receive as his sole benefits under this Agreement either of the following: (y) the benefits set forth in Section 8(a)(i) above and a lump sum payment equal to 2.99 times Executive's Annualized Compensation (the "Change of Control Payment") or (z) if applicable, the Sale Bonus pursuant to Section 10 below.

                    (B) If this Agreement is terminated pursuant to Section 7(e)
               above, after 120 days of a Change of Control but within 365 days of a Change of Control, Executive shall be entitled to payments equal to the Severance Benefits determined under Section 8(a)(iv), below.

                    (C) If this Agreement is terminated pursuant to Section 7(e)
               above, within 120 days of a Change of Control, Executive shall be entitled to the greater of the Change of Control Payment determined under Section 8(a)(ii)(A) or the Severance Benefits determined under Section 8(a)(iv) below.

                    (D) Notwithstanding anything to the contrary contained
               herein, in the event of a Change of Control in connection with a Sale Transaction or a Change of Control followed by a Sales Transaction, Executive may elect to terminate this Agreement within 120 days of such Change of Control pursuant to Section 9 below and receive at his election, in lieu of the compensation set forth in subsections 8(a)(ii)(A) through (C) hereof, one and only one of the following payments: (x) the Sale Bonus pursuant to Section 10 below; (y)the Change of Control Payment or (z)the Severance Benefits pursuant to Section 8(a)(iv) below.

               (iii) Termination for Death or Incapacity. If this Agreement terminates pursuant to Section 7(a) or 7(c) above, the Company shall pay to the Executive, the beneficiaries designated in writing by the Executive, or the Executive's estate, as applicable, as soon as practicable, but in no event later than thirty (30) days of the date of such termination, an amount equal to the sum of (A) the Base Salary due Executive under Section 4 hereof, up to the date of termination, along with all benefits due Executive under Section 5 through the date of termination, such benefits to be paid in the ordinary course and with respect to the benefits due under Section 5(b) pro rated as applicable; plus (B) an amount equal to ninety (90) days' Base Salary prorated based on Executive's then annual Base Salary under Section 4 hereof. Additionally, if the termination is on account of Incapacity arising under Section 7(c) hereof, the Company shall provide for the continuation of any health and life insurance benefits until the Expiration Date, unless Executive commences employment elsewhere prior to the Expiration Date in which case the health and life insurance benefits will be reduced or eliminated, as the case may be, to take into account the health and life insurance benefits available to the Executive by the new employer.

               (iv) Termination Without Cause or for Good Reason.

                         (A) Subject to the provisions of Section 8(b) below and
                    subject to reduction to take into account any payments pursuant to (B) below, if prior to the Expiration Date of this Agreement or prior to its termination pursuant to Sections 7(a)- 7(d) or 7(f) hereof, this Agreement is terminated pursuant to Section 7(e) above, the Executive shall receive within five (5) business days of the date of satisfaction of the provisions of Section 8(b) the following: (w) an amount equal to the balance of Executive's then annual Base Salary which would have been paid over the remainder of the term of this Agreement pursuant to Section 4 hereof, (x) the "Expiration Payment", as such term is defined in subsection 8(c) below, calculated as of the date of termination; (y) immediately be vested in all stock options not otherwise already vested; and (z) continue to receive all benefits or additional amounts described in
                    Section 5 hereof, for the period between the termination date and the Expiration Date.

                         (B) Solely in the event the conditions of Section 8(b)
                    have not been satisfied, Executive shall receive: (w) his current Base Salary through the remainder of the term of this Agreement, (x) the Expiration Payment calculated as of the date of termination; (y) immediate vesting in all stock options not otherwise already vested; and (z) all benefits or additional amounts described in Section 5 hereof, for the period between the termination date and the Expiration Date. All payments pursuant to this subsection 8(a)(iv)(B) shall be made when such payments would have otherwise been due under this Agreement.

                         (C) The benefits or additional amounts described in
                    Section 5 shall be paid or provided to Executive pursuant to subsections 8(a)(iv)(A) and (B) above as and when such amounts or benefits would have been paid to Executive had such termination not occurred until the first to occur of:(x) the Expiration Date, (y) Executive's Death, or (z) until such time as Executive obtains other employment which offers such benefits to its employees of similar stature with the Executive and Executive is eligible to receive such benefits. In the event any benefit obtained or available to the Executive in his new employment is less than such benefit being provided pursuant to Section 5, the Company will provide for or pay the monetary costs of such incremental benefits. In the event such benefits or additional amounts cannot be provided under the terms of any plan, the monetary value of substitute coverage for any such additional amounts or benefits shall be paid in lieu of continued participation under such plan. All of the payments or benefits to be received by the Executive after the termination of this Agreement pursuant to this
                    Section 8(a)(iv) hereinafter referred to as the "Severance Benefits".

THE SEVERANCE BENEFITS PROVIDED IN THIS SECTION 8(a)(iv) SHALL BE PAID TO EXECUTIVE AS LIQUIDATED DAMAGES FOR ALL CLAIMS EXECUTIVE WOULD HAVE WITH RESPECT TO (i) THE TERMINATION OF THIS AGREEMENT,(ii) ANY COMPENSATION DUE EXECUTIVE FROM THE COMPANY PURSUANT TO THIS AGREEMENT AND (iii) THE INJURY TO EXECUTIVE'S REPUTATION AS A RESULT OF SUCH TERMINATION. IN CONNECTION THEREWITH, THE PARTIES AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE ACTUAL AMOUNT OF SUCH DAMAGES AND CLAIMS DUE EXECUTIVE WITH RESPECT THERETO AND THAT SUCH SEVERANCE BENEFITS SHALL CONSTITUTE A REALISTIC AND REASONABLE VALUATION OF THE DAMAGES WITH RESPECT TO EXECUTIVE'S CLAIMS. FURTHERMORE, EXECUTIVE SHALL NOT BE REQUIRED TO MITIGATE HIS DAMAGES BY SEEKING OTHER EMPLOYMENT OR OTHERWISE, AS THE DAMAGES RESULTING TO HIM AS A CONSEQUENCE OF THE LOSS OF THE UNIQUE EMPLOYMENT ARRANGEMENT SET FORTH HEREIN COULD NOT BE MITIGATED BY SEEKING EMPLOYMENT ELSEWHERE, NOR SHALL ANY MONIES EARNED BY EXECUTIVE IN ANY CAPACITY AFTER SUCH TERMINATION OR BREACH ACT TO REDUCE SUCH DAMAGES OR THE AMOUNT OF ANY SEVERANCE BENEFITS TO WHICH EXECUTIVE IS ENTITLED HEREUNDER.

  -------                                                           -------
  Initial                                                           Initial

          (b) Release. As consideration for and a condition precedent to the Company's obligation to provide the payments required pursuant to Section 8(a)(iv)(y) and (z) above, on or before such payment is made to Executive pursuant to such Sections, Executive shall simultaneously execute and deliver to the Company a release, in a form acceptable to the Company and its counsel, of all claims against the Company arising out of or pursuant to this Agreement or Executive's employment with the Company pursuant hereto, including any claims for Severance Benefits or compensation hereunder, except for claims pursuant to Sections 13 and 15 hereof.

          (c) Severance. In the event the Agreement has not previously been terminated and Executive does not receive, within 90 days before the Expiration Date, an offer for a new employment agreement (i) containing terms and provisions no less favorable (with respect to provisions for term of employment, benefits, bonuses, and other material terms) than those set forth in this Agreement (as such may be modified from time to time) and
     (ii) providing for an annual base salary of no less than Executive's then existing annual Base Salary, and as a result of the absence of such offer Executive leaves the employ of the Company on or within 90 days before the Expiration Date, the Company shall pay to Executive, severance pay in a lump sum amount equal to Executive's then annual Base Salary as of the Expiration Date (the "Expiration Payment").

          (d) Deduction Limitation. Anything in this Agreement to the contrary notwithstanding, in the event the Company's independent public accountants (the "Accounting Firm") shall determine that receipt of all payments due Executive under Section 7 of this Agreement after a termination of employment would cause any portion of such payments to be nondeductible by Company because of Code Section 162(m) (the "Nondeductible Amount"), payment of such Nondeductible Amount shall at the Company's discretion be deferred until the later of the fifth day of January of the year following the year in which occurs the date of termination, or the date such payment is otherwise required under Section 8 (without regard to this Section 8(d)) (the "Payment Date"). In the event this Section 8(d) results in a deferral in excess of 60 days after the Payment Date, the Nondeductible Amount subject to deferral shall bear interest at the Applicable Federal Rate (determined under Code Section 7872(f)(2) on the date of termination) from the Payment Date to the date payment is actually received by Executive.

     9. Termination upon Change of Control. If, prior to the termination of this Agreement, there shall occur any Change of Control, Executive, in his sole discretion, may elect to terminate this Agreement within one hundred twenty
(120) days after such Change of Control by giving written notice of such election to the Company.

     10. Sale Bonus. Subject to Section 8(a)(ii)((D) above, upon the occurrence of a Sale Transaction, the Company will pay to Executive, in cash, a sale bonus (the "Sale Bonus"). The Sale Bonus shall equal one percent (1%) of the aggregate net proceeds actually received by the Company or its stockholders from a Sale Transaction (the "Sale Price")in excess of $80,000,000. In the event of Sale Transaction involving the sale of assets or stock of the California HMO, the Indiana HMO, Maxicare Louisiana, Inc. and/or other subsidiaries of the Company, the Sale Price, shall be deemed to be equal to the sale price of the assets or stock sold net of the costs and expenses of the Sale Transaction. In the event of Sale Transaction involving a merger or the sale of the Company's capital stock, the Sale Price of the Company for the purpose of calculating the Sale Bonus above shall be deemed to be the value of the aggregate consideration received by the Company's stockholders for their shares.

     Subject to Section 8(a)(ii)(D)above, if Executive's employment terminates, pursuant to Section 7(b) for Good Reason or 7(e) hereof (collectively, the "Termination Event"), Executive shall nevertheless be entitled to receive a Sale Bonus, if the relevant sale agreement(s) are executed by all parties thereto within ninety (90) days after the date of Executive's termination as a result of a Termination Event.

     11. Covenant Not to Compete.

          (a) Subject to Section 11(b) below, Executive covenants and agrees that, in the event this Agreement terminates prior to the Expiration Date of this Agreement pursuant to either: (i) Section 7(d) and both of the following occur: (y) Executive accepts a position with a Competitor, as hereinafter defined, within 150 days after the termination date of this Agreement and (z) Executive engaged in discussion(s) regarding employment with such Competitor within 90 days prior to the termination date of the Agreement or (ii) Section 7(b) without Good Reason; then and in such event Executive will not, directly or indirectly, own, manage, operate, join, control or become employed by, or render any services of any advisory nature or otherwise, or participate in the ownership, management, operation or control of, business which competes or attempting to compete with any of the business of the Company or any of its affiliates (a "Competitor"); provided, however, nothing contained herein shall prohibit Employee from directly or indirectly, owning, managing, operating, joining, controlling or become employed by, or rendering any services of any advisory nature or otherwise, or participating in the ownership, management, operation or control of a division, subsidiary or affiliate of any Competitor which does not at the time of and for the duration of its employment of Employee compete with or has plans to compete with the any of the businesses of the Company in the geographic locations in which the Company then does business or actively plans to do business. In addition, in the event of a termination of Executive's employment with the Company pursuant to Sections 7(c), 7(e) or 7(f), this provision shall be rendered null and void.

          (b) Notwithstanding the foregoing, the provisions of subsection 11(a) shall not apply in the event:

               (i) that at any time prior to or on July 31, 2000 (y) a CEO is elected or appointed to replace Paul R. Dupee, Jr., who Executive determines in Executive's sole discretion, Executive will be or is unable to work harmoniously with or (z) there occur material and adverse changes to the business or operations of the Company which renders the Company actually insolvent (collectively and individually, an "Early Termination Event"), Executive may terminate this Agreement and enter into employment with a Competitor; provided that, Executive (aa) notifies the Company in writing of the occurrence of an Early Termination Event prior to entering into discussions with a Competitor and (bb)gives the Company no less than three months prior written notice of his termination of employment to join a Competitor ("Executive Termination Notice");

               (ii) that at any time after July 31, 2000, Executive gives the Company a timely Executive Termination Notice; or

               (iii) Executive shall not be prevented from investing his assets in such form or manner as will not require any services on the part of Executive in the operation of the affairs of a company in which investments are made, provided such company is not engaged in a business competitive to the Company, or if it is in competition with the Company, provided its stock is publicly traded and Executive owns less than one percent (1%) of the outstanding stock of that company.

     12. Confidentiality. Executive covenants and agrees that he will not at any time during or after the termination of his employment by the Company reveal, divulge or make known to any person, firm or corporation any information, knowledge or data of a proprietary nature relating to the business of the Company or any of its affiliates which is not or has not become generally known or public. Executive shall hold, in a fiduciary capacity, for the benefit of the Company, all information, knowledge or data of a proprietary nature, relating to or concerned with, the operations, customers, developments, sales, business and affairs of the Company and its affiliates which is not generally known to the public and which is or was obtained by the Executive during his employment by the Company. Executive recognizes and acknowledges that all such information, knowledge or data is a valuable and unique asset of the Company, and accordingly he will not discuss or divulge any such information, knowledge or data to any person, firm, partnership, corporation or organization other than to the Company, its affiliates, designees, assignees or successors or except as may otherwise be required by the law, as ordered by a court or other governmental body of competent jurisdiction, or in connection with the business and affairs of the Company.

     13. Indemnification.

          (a) The Company shall indemnify Executive, whether or not then in office, to the fullest extent provided for in the Company's Articles of Incorporation or Bylaws, as in effect, or as may thereafter be amended, modified or revised from time to time (collectively, "Company's Articles"), or permitted under the law of Delaware or such other state in which the Company may hereafter be domiciled, against any and all costs, claims, judgments, fines, settlements, liabilities, and fees or expenses (including, without limitation, reasonable attorneys' fees) incurred in connection with any proceedings (including, without limitation, threatened actions, suits or investigations) arising out of, or relating to, Executive's actions or inactions as an officer or employee of the Company at any point during his employment by or service to the Company, whether under this Agreement or otherwise ("Executive's Tenure"), including, but not limited, to all such actions or inactions arising on or before March 16, 1989. The indemnification contemplated under this Section 12(a) shall be provided to Executive unless, at the time indemnification is sought, such indemnification would be prohibited under the law of Delaware or of the state in which the Company may then be domiciled; the Company may rely on the advice of its counsel in determining whether indemnification is so prohibited.

          (b) In the event of any actual or threatened investigation, administrative proceeding or litigation by any federal, state or local governmental authority (including agencies thereof) against the Company or any other officer or employee of the Company arising from actions taken or events occurring at any point during Executive's Tenure, in which proceedings Executive is not a party or threatened to be made a party but which require Executive's attendance and if, under applicable law, or the rules or regulations of the particular governmental authority, counsel for the Company cannot additionally represent Executive upon the provision of proper substantiation, or such simultaneous representation would not be permitted under the applicable canons of ethics governing attorneys-at-law, then: (i) Executive shall have the right to retain such personal legal counsel, accounting advisors and experts as may be reasonably necessary in connection with such attendance, (ii) the Company shall promptly reimburse Executive, whether or not then in office, for all reasonable expenses incurred by him in retaining the above counselors, advisors and experts and
     (iii) if Executive is no longer employed by the Company at the time Executive's attendance is required at proceeding contemplated by this Section 13(b), then, in all events, and in addition to the reimbursement described in (ii) above, the Company shall pay to Executive a stipend in the amount of Five Hundred Dollars ($500) per day for each day or any portion thereof during which Executive is in attendance and shall reimburse Executive for all reasonable travel, hotel and living expenses incurred by him in connection with such attendance.

          (c) Any reimbursement or indemnification under this Section 13 shall be made no later than 10 days after receipt by the Company of the written request of Executive, together with, with respect to expenses incurred, vouchers, receipts or other reasonable substantiation.

          (d) If Executive is entitled under any provision of this Section 13 to indemnification by the Company for some or a portion of the expenses, judgments, fines, or penalties actually and reasonably incurred by him in the investigation, defense, appeal or settlement of any action, suit or other proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Executive for the portion of such expenses, judgments, fines or penalties to which Executive is entitled.

          (e) The indemnification provided under this Section 13 shall not be deemed exclusive of any other rights to which Executive may be entitled under the Company's Articles, any resolution of the Board of Directors, any agreement, any vote of shareholders or disinterested directors, insurance contracts, the law of Delaware or any other state in which the Company may hereafter be domiciled, or otherwise, both as to actions or inactions in Executive's official capacity or in any other capacity at any point during Executive's Tenure, even though he may have ceased to serve as an officer or employee of the Company at the time of any action, suit or other proceeding. Amounts payable as indemnification under this Section 13 shall be reduced by the amount of any other sums received by Executive for the same purpose pursuant to any of such other provisions.

          (f) In the event of any change, after the date of this Agreement, in any applicable law, statute, or rule which expands the right of a corporation domiciled in Delaware or the state in which the Company may hereafter be domiciled to indemnify an officer or employee, such change (to the extent permitted by applicable law) shall be automatically incorporated herein, without further action of the parties, to the extent that such change affects Executive's rights and the Company's obligations under this
     Section 13.

          In the event of any change, after the date of this Agreement, in any applicable law, statute, or rule which narrows or restricts the right of a corporation domiciled in Delaware or the state in which the Company may hereafter be domiciled to indemnify an officer or employee, such change (to the extent permitted by applicable law) shall have no effect on the provisions of, or the parties' respective rights and obligations under this
     Section 13.

          In the event of an amendment or other revision, after the date of this Agreement, to the Company's Articles which expands the right of the Company to indemnify an officer or employee, such change shall be automatically incorporated into this Agreement, without further action of the parties, to the extent that such change relates to Executive's rights and the Company's obligations under this Section 13. In the event of an amendment or other revision, after the date of this Agreement, to the Company's Articles which narrows or restricts the right of the Company to indemnify an officer or employee, such change shall have no effect on the provisions of, or the parties' respective rights and obligations under, this Section 13.

          The Company agrees to give Executive prompt notice of any amendment to or modification of the Company's Articles which relate to its ability to provide the indemnification contemplated under this Section 13.

          (g) Notwithstanding any other provision herein, the Company shall not be obligated pursuant to the terms of this Section 13:

               (i) to indemnify or advance expenses to Executive with respect to proceedings or claims (except counter- claims or cross claims) initiated or brought voluntarily by Executive and not by way of defense, except with respect to proceedings brought to establish or enforce a right under this Agreement or a right to indemnification under the Company's Articles, or any applicable law (including, without limitation, the requirements of the Delaware General Corporation Law), but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors finds it to be appropriate; or

               (ii) to indemnify Executive for any expenses incurred by him with respect to any claim, issue or matter, raised in connection with a proceeding instituted by Executive to enforce or interpret the provisions of this Section 13, if a court of competent jurisdiction renders a final judgment determining that the material assertions made by Executive with respect to such claim, issue or matter were not made in good faith or were frivolous; or

               (iii) to indemnify Executive for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to Executive by an insurance carrier under a policy of directors' and officers' liability insurance maintained by the Company; or

               (iv) to indemnify Executive for expenses or liabilities arising from the purchase and sale by Executive of securities of the Company in violation of federal or state securities laws; or

               (v) to indemnify Executive for liabilities or with respect to proceedings or claims relating to actions not taken in his capacity as an officer or employee or on behalf of the Company, including, without limitation, actions taken in his individual capacity as a shareholder.

     14. Equitable Remedies. In the event of a breach or threatened breach by Executive of any of his obligations under Sections 10 and 11 hereof, Executive acknowledges that the Company may not have an adequate remedy at law and therefore it is mutually agreed between Executive and the Company that, in addition to any other remedies at law or in equity which the Company may have, the Company shall be entitled to seek in a court of law and/or equity a temporary and/or permanent injunction restraining Executive from any continuing violation or breach of this Agreement.

     15. Advance of Fees and Expenses. Subject to and conditioned upon the Executive executing a promissory note, in form and substance acceptable to the Company's counsel, pursuant to which the Executive agrees to reimburse the Company if required by applicable law, the Company shall advance to Executive to the maximum extent provided for in the Company's Articles or permitted by the law of Delaware or such other state in which the Company may hereafter be domiciled, any fees or expenses which are included as indemnifiable fees or expenses pursuant to Section 13(a) above (including, without limitation, expenses of investigations, judicial or administrative proceedings or appeals, amounts paid in settlement by or on behalf of Executive, and legal, accounting or other professional fees and disbursements) which may be incurred by Executive. Any advances contemplated under this Section shall be made to Executive unless, at the time the advance is requested, such advance would be prohibited under the law of Delaware or the state in which the Company may then be domiciled; the Company may rely on the advice of its counsel in determining whether an advance is so prohibited.

     16. Effective Date. This Agreement shall be deemed to be effective as of the date hereof.

     17. Termination of the Original Employment Agreement. The Company and Executive agree that, effective as of August 1, 1999 the Original Employment Agreement shall be terminated and, except as expressly set forth herein, this Agreement constitutes the entire understanding between the parties hereto as of the date hereof regarding the subject matter hereof and supersedes all other prior agreements, understandings, negotiations and discussions of the parties whether written or oral.

     18. Miscellaneous.

          (a) This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger, reorganization or other transaction in which the Company is not the surviving or resulting corporation or upon any transfer of all or substantially all of the assets of Company in the event of any such merger, or transfer of assets. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred in the same manner and to the same extent that the Company would be required to perform it if no such transaction had taken place. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by Executive. Executive's rights to indemnification under Section 13 hereof, shall continue, despite the fact that Executive may cease to be employed by the Company, and shall survive the termination of this Agreement regardless of cause. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

          (b) Except as otherwise provided by law or elsewhere herein, Executive shall be entitled to all benefits as set forth herein notwithstanding the occurrence of the following events:

               (i) any act of force majeure which materially and adversely affects the Company's business and operations, including but not limited to, the Company having sustained a material loss, whether or not insured, by reason of fire, earthquake, flood, epidemic, explosion, accident, calamity or other act of God;

               (ii) any strike or labor dispute or court or government action, order or decree;

               (iii) a banking moratorium having been declared by federal or state authorities;

               (iv) an outbreak of major armed conflict, blockade, embargo, or other international hostilities or restraints or orders of civic, civil defense, or military authorities, or other national or international calamity having occurred;

               (v) any act of public enemy, riot or civil disturbance or threat thereof; or

               (vi) a pending or threatened legal or governmental proceeding or action relating generally to the Company's business, or a notification having been received by the Company of the threat of any such proceeding or action, which could materially adversely affect the Company.

          (c) This Agreement may not be modified, altered or amended except by an instrument in writing signed by the parties hereto.

          (d) This Agreement shall be construed in accordance with the laws of the State of California except to the extent that any provision of Sections 13 or 15 hereof may relate to an interpretation of the corporation laws of Delaware, the state in which the Company is domiciled, in which case such provision shall be construed in accordance with the corporation laws of that state.

          (e) Nothing in the Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company's inability pursuant to court order to perform its obligations under this the Agreement shall not constitute a breach of this Agreement. If any provision of this Agreement is invalid or enforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall, nevertheless, remain in full force and effect in all other circumstances.

          (f) The parties hereto agree that any and all disputes hereunder shall be submitted to a court located in Los Angeles, California and in this regard, the parties agree that they shall consent to personal jurisdiction in any state and/or the United States District Court for the Central District of California sitting in Los Angeles, California and agree to venue in the State of California (an "Action"). All costs and expenses (including attorneys' fees) incurred by the parties in connection with any Action arising under this Agreement, shall be apportioned between the parties by such court based upon such court's determination of the merits of their respective positions.

          (g) Any notice to the Company required or permitted hereunder shall be given in writing to the Company, either by personal service, telex, telecopier or, if by mail, by registered or certified mail return receipt requested, postage prepaid, duly addressed to the Secretary of the Company at its then principal place of business with a copy to Barry L. Burten, Esq., Jeffer, Mangels, Butler & Marmaro LLP, 2121 Avenue of the Stars, 10th Floor, Los Angeles, California 90067. Any such notice to Executive shall be given in a like manner, and if mailed shall be addressed to Executive at Executive's home, as set forth in the Company's records, with a copy to _________________________________________. For the purpose of determining compliance with any time limit herein, a notice shall be deemed given on the fifth business day following the postmarked date, if mailed, or the date of delivery if personally delivered or delivered by telex or telecopier.

          (h) A waiver by either party of any term or condition of this Agreement or any breach thereof, in any one instance, shall not be deemed or construed to be a waiver of such term or condition or of any subsequent breach thereof.

               (i) The paragraph and subparagraph headings contained in this Agreement are solely for convenience and shall not be considered in its interpretation.

               (j) This Agreement may be executed via facsimile and/or in one or more counterparts, each of which shall constitute an original.

               (k) Executive acknowledges that he has been advised that Barry Burten and other attorneys at Jeffer, Mangels, Butler & Marmaro, LLP have represented only the Company in connection with the negotiation of this Agreement and that the Company has advised Executive to seek the advice of separate counsel in connection with the negotiation of the terms of the Agreement and Executive's rights with respect to the Agreement. In connection therewith, Executive has been represented by and has consulted with independent counsel of his own choice with respect to the above and the negotiations which preceded Executive's execution of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

COMPANY:

MAXICARE HEALTH PLANS, INC.,
a Delaware corporation



By:
   -------------------------------
   Paul R. Dupee, Jr.
   Chairman, President and
   Chief Executive Officer


MAXICARE HEALTH PLANS, INC.,
         a Delaware corporation



By:
   -------------------------------
   Alan Bloom
   Secretary



EXECUTIVE:



By:
   -------------------------------
   Richard A. Link

                                    EXHIBIT A



                                George H. Bigelow


                               Claude S. Brinegar


                               Florence Courtright


                                  Robert Davies


                               Paul R. Dupee, Jr.


                              Thomas W. Field, Jr.


                                Elwood I. Kleaver


                              Dr. Charles E. Lewis


                                 Simon Whitmey

                                                                  EXHIBIT 10.68A



                            FIRST AMENDMENT TO LEASE

     This First Amendment to Lease ("Amendment"), dated the day of November, 1996, amends the Lease dated as of June 1, 1994 ("Lease") between Transamerica Occidental Life Insurance Company ("Landlord") and Maxicare Health Plans, Inc. ("Tenant") who hereby agree as follows:

     1. Defined Terms. All terms not defined herein to the contrary shall have the same meaning as the defined terms under the Lease.

     2. Lease Remains in Effect. Except as modified by this Amendment, the Lease remains in full force and effect.

     3. Base Year. Effective January 1, 1997, the Base Year for computing Operating Expenses under the Lease shall be the calendar year 1996 ("Base Year") and Tenant shall pay Tenant's PERCENTAGE SHARE (currently 6.85%) of all increases in Operating Expenses, computed in accordance with the Lease, over the Operating Expenses, computed in accordance with the Lease, attributable to the Base Year. Provided, however, in computing the Management Fee component of Operating Expenses, the Management Fee for the Base Year shall be equal to the Management Fee charged in the calendar year 1997.

     4. Rent Credit. Tenant shall receive a credit against rents past due and owing under the Lease in the amount of $69,457.86. Landlord and Tenant agree that the rent including Percentage Rent for the month of December 1996 is $94,746.67. Landlord and Tenant agree that as of January-y 1, 1997, Landlord shall have no claim against Tenant, and Tenant shall have no claim against Landlord, for Operating Expenses overcharges or undercharges attributable to the period of time commencing June 1, 1994 and ending on December 31, 1996.

     5. Confidentiality. The Lease and the terms of the Lease, as amended by this Amendment, and the covenants, obligations and conditions contained there 4 n shall remain strictly confidential and therefore Landlord and Tenant agree to use reasonable efforts to keep such terms, covenants, obligations and conditions contained strictly confidential and, except for disclosing the fact of a renewal, not to disclose such matters to any other tenant, broker or entity, except hat the Landlord may disclose information related to determinations of market rent in connection with other leases and may disclose all terms and conditions of the Lease to prospective and current lenders and to prospective purchasers and Landlord and Tenant may disclose such information in connection with any dispute pertaining to this Lease.

     EXECUTED in Los Angeles, California, as of November 1996.

Tenant:

MAXICARE HEALTH-PLANS, INC, a Delaware
Corporation

By:   /s/ George Batchelor
   -------------------------------
Name:
Title:

Landlord:

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY, a California corporation

By:  /s/ Paul Wintermute
   -------------------------------
Name:   Paul Wintermute
Title:  Investment Officer

                                                                  EXHIBIT 10.68B


                           SECOND AMENDMENT TO LEASE


     THIS SECOND AMENDMENT TO LEASE (this "Amendment") is dated for reference purposes only as of January 4, 1999, by and between TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY, a California corporation ("Landlord"), and MAXICARE HEALTH PLANS, INC., a Delaware corporation ("Tenant").

                                    RECITALS

     A. Landlord and Tenant entered into that certain Lease dated for reference purposes only as of June 1, 1994, as amended by a First Amendment to Lease dated for reference purposes only as of November 1996, (collectively, the "Lease"), with respect to premises located at and commonly known as the entire 8th and 9h floors in the Broadway Building located at 1149 South Broadway Street, Los Angeles, California (the "Premises"); and

     B. The Landlord and Tenant now desire to further amend the Lease as provided herein below.

     NOW, THEREFORE, the Landlord and Tenant for good and valuable consideration, the receipt of which is hereby acknowledged, amend the Lease as follows:

                                   AGREEMENT


     1. The foregoing Recitals are true and correct and incorporated herein by this reference.

     2. All capitalized terms not specifically defined herein shall have the meanings set forth in the Lease.

     3. This Amendment shall be read and construed with the Lease, and all terms, covenants and conditions set forth in the Lease, except as specifically amended herein, shall be and remain in full force and effect.

     4. Sections 14.01 and 14.02 of Article XIV of the Lease are amended effective January 1, 1998 to provide that Tenant shall pay Landlord for after BUSINESS HOURS heating, ventilation and air conditioning at the rate of $21.63 per hour through the Lease Expiration Date (May 31, 2000). Notwithstanding the above, Saturday air conditioning, heating, and ventilation shall be available to Tenant between the hours of 8:00 a.m. to 12: 00 p.m. at no cost to Tenant.

     5. Tenant shall pay Landlord, upon execution of this Amendment, the sum of $7,563.92 representing the principal amount due and owing Landlord for after BUSINESS HOURS heating, ventilation and air conditioning for the period beginning October 1, 1997 and continuing through and including December 31, 1998.

     6. The parties hereto represent and warrant to the other that they are authorized and empowered to enter into this Amendment and each of the individuals executing this Amendment on behalf of the respective party entities do hereby expressly warrant and represent to the other that they are duly authorized to execute this Amendment on behalf of said entities and to bind said entities to the terms of this Amendment.

     7. In the event of any conflict between the terms, provisions and covenants of the Lease and this Amendment, the terms, provisions and covenants of this Amendment shall supercede and govern the actions of the parties hereto.

     8. The terms, covenants and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

     IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

"LANDLORD"

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY, a California Corporation

By: /s/ Paul Wintermute
   --------------------------------
 Name:  Paul Wintermute
 Its:   Investment Officer


"TENANT"

MAXICARE HEALTH PLANS, INC.,
a Delaware Corporation

By:
   -------------------------------
Name:

                                                                  EXHIBIT 10.68C




                            THIRD AMENDMENT TO LEASE

     THIS THIRD AMENDMENT TO LEASE (this "Amendment") is dated for reference purposes only as of May 18, 1999, by and between TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY, a California corporation ("Landlord"), and MAXICARE HEALTH PLANS, INC., a Delaware corporation ("Tenant").

                                    RECITALS

     A. Landlord and Tenant entered into that certain Lease dated for reference purposes only as of June 1, 1994, as amended by a First Amendment to Lease dated for reference purposes only as of November 1996 and a Second Amendment to Lease dated for reference purposes only as of January 4, 1999 (collectively, the "Lease"), with respect to premises located at and commonly known as the entire 8' and 9t' floors in the Broadway Building located at 1149 South Broadway Street, Los Angeles, California (hereinafter the "Premises" and the "Building", respectively); and

     B. On April 16, 1999 Landlord notified Tenant pursuant to Article 2.01 D. and Exhibit "I" of the Lease that the seventh (T) floor of the Building was available to lease. In response, Tenant notified Landlord on April 22, 1999 that it was not interested in exercising its right to lease the seventh (T) floor of the Building.

     C. The Landlord and Tenant now desire to further amend the Lease as provided herein below.

     NOW, THEREFORE, the Landlord and Tenant for good and valuable consideration, the receipt of which is hereby acknowledged, amend the Lease as follows:

                                   AGREEMENT

     1 . The foregoing Recitals are true and correct and incorporated herein by this reference.

     2. All capitalized terms not specifically defined herein shall have the meanings set forth in the Lease.

     3. This Amendment shall be read and construed with the Lease, and all terms, covenants and conditions set forth in the Lease, except as specifically amended herein, shall be and remain in full force and effect.

     4. Paragraph 1. of Exhibit "F" of the Lease entitled Grant of Option is amended to provide that Tenant's written notice period to exercise Tenant's first (Is') option to renew the Lease as to all of the Premises is hereby extended from May 31, 1999 to and including July 31, 1999.

     5. The parties hereto represent and warrant to the other that they are authorized and empowered to enter into this Amendment and each of the individuals executing this Amendment on behalf of the respective party entities do hereby expressly warrant and represent to the other that they are duly authorized to execute this Amendment on behalf of said entities and to bind said entities to the terms of this Amendment.

     6. In the event of any conflict between the terms, provisions and covenants of the Lease and this Amendment, the terms, provisions and covenants of this Amendment shall supercede and govern the actions of the parties hereto.

     IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

"LANDLORD"

TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY INC., a California Corporation


By:

Name:


Its:

"TENANT"

MAXICARE HEALTH PLANS, INC.,
a Delaware corporation

By:

Name:

Its:

                                                                  EXHIBIT 10.68D



                           FOURTH AMENDMENT TO LEASE

     This FOURTH AMENDMENT TO LEASE ("Fourth Amendment") is made and entered into as of June 1, 1999, by and between TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY, a California corporation ("Landlord"), and MAXICARE HEALTH PLANS, INC., a Delaware corporation ("Tenant").

                                   RECITALS:

     A. Landlord, and Tenant entered into that certain Transamerica Center Lease dated as of June 1, 1994 (the "Office Lease"), as amended by that certain First Amendment to Lease, dated as of November 1996 (the "First Amendment"), as amended by that certain Second Amendment to Lease, dated as of January 4, 1999 (the "Second Amendment"), as amended by that certain Third Amendment to Lease, dated as of May 18, 1999 (the "Third Amendment") (the Transamerica Lease, the First Amendment, the Second Amendment and the Third Amendment shall hereafter collectively be referred to as the "Lease"), whereby Landlord leased to Tenant and Tenant leased from Landlord approximately 82,688 rentable square feet of space (the "Premises"), located on the eighth (8th) and ninth (9th) floors of the building and located at 1149 South Broadway Street, Los Angeles, California 90015 (the "Building").

     B. The parties desire to amend the Lease on the terms and conditions set forth in this Amendment.

                                   AGREEMENT:

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1 . Terms. All undefined terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Amendment.

     2. Condition of the Premises; Tenant Improvement Allowance.

         2.1 Condition of Premises. Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and Tenant continues to accept the Premises in its presently existing, "as is" condition. Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises except as expressly set forth in Section 2.2, below. Landlord and Tenant hereby acknowledge that Tenant shall have the right to use the atrium area on the ninth (9th) floor, adjacent to the Premises, as set forth on Exhibit A of the Office Lease during daylight hours; provided, however, Tenant agrees that so long Tenant has the use of the atrium area, Tenant shall maintain the atrium area clean and free of litter and/or debris and shall use and maintain the area in a safe manner to avoid the creation of any dangerous conditions. No planters or equipment of the Landlord may be moved or removed without the Landlord's prior written consent. In addition, Tenant acknowledges that it has been informed that the walking area and the stepping stones located in the atrium area have an uneven surface and present a potentially dangerous condition, and is to be used by Tenant, its respective officers, agents, servants, employees, independent contractors and/or invitees (collectively, "Tenant Parties"), at their own risk. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the atrium area from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees and independent contractors (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the use thereof, which damage is sustained by Tenant or any person claiming through Tenant. Furthermore, Tenant acknowledges that the air space above the atrium area will carry noise to the tenth (10th) floor area, and Tenant agrees not to allow loud sounds or noise in the atrium area which would unreasonably interfere with other tenants' quiet enjoyment. Nothing contained in this
     Section 2.1 shall be deemed to be a waiver of any of Tenant's rights or remedies as specifically set forth in the Lease, as hereby amended.

         2.2 Tenant Improvement Allowance.

               2.2.1 Existing Tenant Improvement Allowance. Landlord acknowledges that, as of June 1, 1999, the remaining balance of the Tenant Improvement Allowance granted Tenant pursuant to the terms of Exhibit E to the Office Lease is equal to $297,748.77 (the "Existing Tenant Improvement Allowance").

               2.2.2 New Tenant Improvement Allowance. In connection with the extension of the Lease Tenn pursuant to this Agreement, Landlord hereby grants to Tenant an additional allowance in an amount equal to S6.00 per rentable square foot of the Premises, or $496,128.00 (the "New Tenant Improvement Allowance"). The New Tenant Improvement Allowance may be used by Tenant, at any time during the "Extended Term," as that term is defined in Section 3, below, for improvements in the Premises, pursuant to the terms of Article VII of the Lease, or, upon written notice from Tenant to Landlord, at any time during the Extended Term, as a credit against Basic Rent due under the Lease. In the event Tenant elects to use the New Tenant Improvement Allowance for improvements in the Premises, Landlord shall disburse such amounts to Tenant within thirty (30) days after written request for such disbursement by Tenant. .

     3. New Lease Term. Pursuant to the Lease, the Lease Term is scheduled to expire on May 31, 2000. Notwithstanding anything in the Lease to the contrary, Landlord and Tenant hereby agree, effective as of June 1, 1999 (the "New Term Commencement Date"), to extend the Lease Term for a period of three (3) years from the New Term Commencement Date, until May 31, 2002 (the "Lease Expiration Date"), on the terms and conditions as set forth in this Amendment. The period commencing on June 1, 1999 and expiring on May 31, 2002 shall be referred to as the "Extended Term".

     4. Rent.

          4.1 Basic Rent. Commencing as of the New Term Commencement Date, and continuing throughout May 31, 2002 (the "Lease Expiration Date"), Tenant shall pay monthly installments of Basic Rent for the Premises in the amount of Ninety-Nine Thousand Nine Hundred Fourteen and 67/100 Dollars ($99,914.67) (i.e., $1.21 per rentable square foot of the Premises times 82,688 rentable square feet) in accordance with Article III of the Lease.

          4.2 Percentage Rent. Commencing as of the New Term Commencement Date, the "Base Year," as that term is defined in the First Amendment, shall be the calendar year 1999, and during the Extended Term Tenant shall pay Tenant's Percentage Share of all increases in Operating Costs, computed in accordance with the Lease, over the Operating Costs, computed in accordance with the Lease, attributable to the Base Year. If the Building is not fully occupied during all or a portion of the Base Year, Landlord shall make an appropriate adjustment to the components of Operating Costs for such year or applicable portion thereof, to determine the amount of Operating Costs that would have been paid had the Building been fully occupied; and the amount so determined shall be deemed to have been the amount of Operating Costs for such year. Notwithstanding the foregoing, in no event shall the electrical cost component of Operating

     Costs for any year after the Base Year be reduced, as a result of any reductions in electrical costs resulting from the deregulation of electrical utilities, to be less than the electrical cost component of Operating Costs in the Base Year.

          4.3 Rent Abatement. Provided that Tenant is not in material default under the Lease, as hereby amended, beyond any applicable cure periods set forth in the Lease, and has not been in material default under the Lease, as hereby amended beyond any applicable cure periods set forth in the Lease, Tenant shall not be required to pay Basic Rent attributable to the month of August, 1999, and the month of August, 2000.

     5. Parking. Section 21.01 of the Office Lease is hereby modified as follows: During the entire Extended Term, the parking passes utilized by Tenant shall be at the following rates: $40.00 per month for each unreserved parking pass, and $60.00 per month for each reserved parking pass. Notwithstanding anything in Section 21.01 of the Office Lease to the contrary, the parking spaces provided to Tenant pursuant to the Lease, as hereby amended, shall be located in the Broadway. parking garage, located at 1150 South Hill Street.

     6. Utilities and Services. Sections 14.01 and 14.02 of Article XIV and
Section 4 of the Second Amendment are hereby amended, effective as of the New Term Commencement Date, to provide that the costs that Tenant shall pay to Landlord for after Business Hours heating, ventilation and air-conditioning shall not exceed Twenty-Five and No/100 Dollars ($25-00) per hour during the Extended Term. In addition. the terms and conditions of Section 9.07 of the Office Lease shall be deemed to be applicable to the Extended Term, and Landlord's obligation to provide such Services shall terminate three (3) years from the New Term Commencement Date. In the event the Services are discontinued during the Extended Term, Tenant shall have the right to terminate the Lease provided the failure to provide services is not the result of eminent domain. governmental action or force majeure or circumstances beyond Landlord's reasonable control.

     7. Deletions. The options to renew the Lease, as set forth in Exhibit F, attached to the Office Lease, as amended by Section 4 of the Third Amendment are hereby deleted in their entirety, and are of no further force or effect.

     8. Right of First Offer. Landlord hereby grants to the original Tenant named in this Amendment (the "Original Tenant") or to an affiliate of Tenant (an entity which is controlled by, controls or is under common control with, Tenant, collectively an "Affiliate"), an on-going right of first offer with respect to the space located on the fourth (4th) floor of the Building, commonly known as Suite 450 (the "First Offer Space"), containing approximately 6,300 rentable square feet of space, as set forth on Exhibit A attached hereto, and incorporated by this reference. Notwithstanding the foregoing, such first offer right of Tenant shall commence only following the expiration or earlier termination of any existing lease in such First Offer Space, including, but not limited to any renewals or extensions thereof, and shall be subordinate to all rights of which are set forth in leases of space in the Building as of the date hereof, including any renewal, extension or expansion rights set forth in such leases, regardless of whether such renewal, extension or expansion rights are executed strictly in accordance with their terms, or pursuant to a lease amendment or a new lease (collectively, the "Superior Right Holders") with respect to such First Offer Space. Tenant's right of first offer shall be on the terms and conditions set forth in this Section 8. "Control," as used in this
Section 8, shall mean the ownership, directly or indirectly, of at least fifty-one percent (5 1 %) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (5 1 %) of the voting interest in, any person or entity.

          8.1 Procedure for Offer. Landlord shall notify Tenant (the "First Offer Notice") from time to time when the First Offer Space or any portion thereof becomes available for lease to third parties, provided that no Superior Right Holder wishes to lease such space. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. The First Offer Notice shall describe the space so offered to Tenant and shall set forth the "First Offer Rent," as that term is defined in Section 8.3 below, and the other economic terms upon which Landlord is willing to lease such space to Tenant.

          8.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant's right of first offer with respect to the space described in the First Offer Notice, then within ten (10) business days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant's intention to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice. If Tenant does not so notify Landlord within the ten (10) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires. Notwithstanding anything to the contrary contained herein, Tenant may elect to exercise its right of first offer, if at all, with respect to all or a portion of the space offered by Landlord to Tenant at any particular time, provided that if Tenant elects to exercise its right of first offer with respect to only a portion of the First Offer Space set forth in the First Offer Notice. The remainder of such First Offer Space shall be in a reasonably marketable configuration to allow Landlord to lease out such remainder of the First Offer Space.

          8.3 First Offer Space Rent. The "Rent," as that term is defined in
     Article 3 of the Lease, payable by Tenant for the First Offer Space (the "First Offer Rent") shall be equal to the Basic Rent per rentable square foot payable with respect to the Premises, and, in connection with the First Offer Space, Tenant shall pay Tenant's Percentage Share of all Operating Costs set forth in the Lease, payable by Tenant on an annual, per rentable square foot basis for the First Offer Space, provided that with respect to the First Offer Space only, Tenant's Percentage Share shall be calculated based on the rentable square footage of such First Offer Space, multiplied by 100, and divided by the rentable square footage of the Building. In addition, the Base Year for purposes of the First Offer Rent shall be the calendar year in which the right of first offer is exercised. In connection with any such lease of First Offer Space, Landlord shall grant to Tenant an improvement allowance in an amount equal to the product of (i) $6.00 per rentable square foot of the First Offer

          Space leased by Tenant and (ii) a fraction, the numerator of which is the number of months remaining in the Extended Term as of the commencement of Tenant's lease of such First Offer Space, and the denominator of which is thirty-six (36) (i.e. the total number of months in the Extended Term. In calculating the First Offer Rent, no consideration shall be given to the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant's leasing of the First Offer Space or the fact that Landlord is or is not paying real estate brokerage commissions in connection with such comparable space.

          8.4 Construction In First Offer Space. Tenant shall take the First Offer Space in its "as is" condition, and the construction of improvements in the First Offer Space shall comply with the terms of Article VII of the Lease. Notwithstanding anything in this Section 8 to the contrary, the commencement date of such First Offer space shall be the earlier of (i) the date upon which Tenant first commences to conduct business in the First Offer Space, and (ii) seventy-five (75) days following the delivery of such First Offer Space from Landlord to Tenant.

          8.5. Amendment to Lease. If Tenant timely exercises Tenant's right to lease the First Offer Space as set forth herein, Landlord and Tenant shall within fifteen (15) days thereafter execute an amendment to the Lease for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section 8. Tenant shall commence payment of Rent for the First Offer Space, and the term of the First Offer Space shall commence upon the date of delivery of the First Offer Space to Tenant or following a construction period, if any, granted as part of the First Offer Rent (the "First Offer Commencement Date") and terminate on the date set forth in the First Offer Notice.

          8.6 Termination of Right of First Offer. The rights contained in this
     Section 8 shall be personal to the Original Tenant, and may only be exercised by the Original Tenant or its Affiliate (and not any other assignee, sublessee or transferee of the Original Tenant's interest in this Lease) if the Original Tenant or its Affiliate occupies the entire Premises. The right of first offer granted herein shall not terminate as to particular First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to any such First Offer Space as offered by Landlord, and Landlord shall re-offer such space to Tenant upon the expiration or earlier termination of the lease entered into by Landlord following Tenant's failure to exercise its right to lease the applicable First Offer Space, including any renewal of such lease, regardless of whether any such renewal is exercised strictly in accordance with its terms or pursuant to a lease amendment or a new lease. Furthermore, Tenant shall not have the right to lease First Offer Space, as provided in this Section 8, if, as of the date of the attempted exercise of any right of first offer by Tenant, or as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in material default under this Lease or Tenant has previously been in material default under this Lease more than once.

     9. Proposition 8 Taxes. If in any calendar year subsequent to the Base Year (the "Adjustment Year"), the amount of Property- Related Taxes decrease below the amount of Property Related Taxes for the Base Year as a result of a Proposition 8 reduction, then for purposes of all subsequent calendar years to the Base Year, including the calendar year in which the decrease in Property -Related Taxes occurs, the Operating Costs for the Base Year shall be decreased by an amount equal to such decrease in Property- Related Taxes in the Adjustment Year. Conversely, if the Property Related Taxes thereafter are decreased by a lesser amount during any comparison year subsequent to the Adjustment Year (the "Readjustment Year") as a result of Landlord's failure to secure a Proposition 8 reduction which is greater than or equal to the Proposition 8 reduction secured during the Adjustment Year, then for purposes of all subsequent comparison years, including the comparison year in which such lesser decrease in Property-Related Taxes occurs, the Operating Costs for the Base Year shall only be decreased by an amount equal to the decrease in Property- Related Taxes during such Readjustment Year which resulted from Landlord's failure to secure a Proposition 8 reduction greater than or equal to the Proposition 8 reduction secured during the Adjustment Year; provided that any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be included in Operating Expenses for purposes of this Lease. Landlord and Tenant acknowledge that this Section 9 is not intended to in any way affect (A) the inclusion in Property- Related Taxes of the statutory two percent (2.0%) annual increase in Property- Related Taxes (as such statutory increase may be modified by subsequent legislation), or (B) the inclusion or exclusion of Property -Related Taxes pursuant to the terms of Proposition 13, which shall be governed pursuant to the terms of Section 10, below.

     10. Payment of Certain Tax Expenses. Notwithstanding anything to the contrary contained in the Lease, in the event that, at any time during the Extended Term, any sale, refinancing , or change in ownership of the Building and/or the Project is consummated, and as a result thereof, and to the extent that in connection therewith. the Building and/or the Project is reassessed (the "Reassessment") for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 1 3 ), then the terms of this
Section 10 shall apply.

          10.1 The Tax Increase. For purposes of this Section 10, the term "Tax Increase" shall mean that portion of the "Property -Related Taxes", as that term is defined in Section 22. 10 of the Office Lease, as calculated immediately following the Reassessment, which is attributable solely to the Reassessment. Accordingly, the term Tax Increase shall not include any portion of the Property- Related Taxes, as calculated immediately following the Reassessment, which (i) is attributable to the initial assessment of the value of the Building, the base Building, or the tenant improvements located in the Building, (ii) is attributable to assessments which were pending immediately prior to the Reassessment which assessments were conducted during, and included in, such Reassessment, or which assessments were otherwise rendered unnecessary following the Reassessment, (iii) is attributable to the annual inflationary increase of real estate taxes, or
     (iv) is part of Property-Related Taxes incurred or deemed incurred during the Base Year as determined pursuant to this Lease.

          10.2 Protection. Tenant shall not be obligated to pay any portion of any Tax Increase relating to (i) the first (1st) Reassessment which occurs after the date hereof, and (ii) any reassessment resulting from the merger between the Landlord named in this Fourth Amendment and AEGON N.V. (the "Merger") (and any Reassessment based upon the Merger shall not constitute the "first (1st) Reassessment" for purposes of item (i), above).

          10.3 Landlord's Right to Purchase the Proposition 13 Protection Amount Attributable to a Particular Reassessment. The amount of Property- Related Taxes which Tenant is not obligated to pay or will not be obligated to pay during the Term in connection with a particular Reassessment pursuant to the terms of this Section 10, shall be sometimes referred to hereafter as a "Proposition 13 Protection Amount." If the occurrence of a Reassessment is reasonably foreseeable by Landlord and the Proposition 13 Protection Amount attributable to such Reassessment can be reasonably quantified or estimated for each Lease Year commencing with the Lease Year in which the Reassessment will occur, the terms of this Section 10.3 shall apply to each such Reassessment. Upon notice to Tenant, Landlord shall have the right to purchase the Proposition 13 Protection Amount relating to the applicable Reassessment (the "Applicable Reassessment"), at any time during the Term, by paying to Tenant an amount equal to the "Proposition 13 Purchase Price," as that term is defined below, provided that the right of any successor of Landlord to exercise its right of repurchase hereunder shall not apply to any Reassessment which results from the event pursuant to which such successor of Landlord became the Landlord under this Lease. As used herein, "Proposition 13 Purchase Price" shall mean the present value of the Proposition 13 Protection Amount remaining during the Term, as of the date of payment of the Proposition 13 Purchase Price by Landlord. Such present value shall be calculated (i) by using the portion of the Proposition 13 Protection Amount attributable to each remaining Lease Year (as though the portion of such Proposition 13 Protection Amount benefited Tenant at the end of each Lease Year), as the amounts to be discounted, and (ii) by using discount rates for each amount to be discounted equal to (A) the average rates of yield for United States Treasury Obligations with maturity dates as close as reasonably possible to the end of each Lease Year during which the portions of the Proposition 13 Protection Amount would have benefited Tenant, which rates shall be those in effect as of Landlord's exercise of its right to purchase, as set forth in this Section 1.3. plus (B) two percent (2%) per annum. Upon such payment of the Proposition 13 Purchase Price, the provisions of Section 9.2 of this Amendment shall not apply to any Property- Related Taxes attributable to the Applicable Reassessment. Since Landlord is estimating the Proposition 13 Purchase Price because a Reassessment has not yet occurred, then when such Reassessment occurs, if Landlord has underestimated the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Tenant's Rent next due shall be credited with the amount of such underestimation, and if Landlord overestimates the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Rent next due shall be increased by the amount of the overestimation.

     11. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than Jones Lang LaSalle Management Services, Inc., or Cushman & Wakefield of California, Inc. (collectively, the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 11 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

     12. Additions to Lease. Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate the Lease on account of any material default by Tenant, beyond all applicable cure periods set forth in the Lease, Landlord may, from time to time, without terminating the Lease, enforce all of its nights and remedies under the Lease, including the right to recover all rent as it becomes due; provided, however, nothing contained in this Section 12 shall be deemed to be a waiver of any of Tenant's rights or remedies as specifically set forth in the Lease, as hereby amended. 12. No Further Modification. Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

     IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

"LANDLORD"                                    "TENANT"
TRANSAMERICA OCCIDENTAL LIFE                  MAXICARE HEALTH PLANS, INC.,
INSURANCE  COMPANY                            a Delaware corporation
a California corporation



By: /s/ Paul Wintermute                      By:  /s/ Richard A. Link
   -------------------------------              ----------------------------
Its: Investment Officer                      Its: EVP & CFO

                         STORAGE SPACE LEASE AGREEMENT
                              TRANSAMERICA CENTER
                            1149 S. Broadway Street
                             Los Angeles, CA 90015


     1. PARTIES. This Storage Space Lease Agreement (the "Storage Agreement") is dated for reference purposes only as of this 1st day of June, 1999, by and between TRANSAMERICA OCCIDENTAL LIFE INSURANCE COMPANY, a California Corporation ("Landlord"), and MAXICARE HEALTH PLANS, INC., a Delaware corporation, ("Tenant").

     2. PREMISES. In connection with the "Lease," as that term is defined in
Section 7(b), below, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon the terms and conditions contained herein, the premises, known as Storage Unit 4G0820 and Storage Unit 4G0825, described in Exhibit A attached hereto (collectively, the "Premises") in the building located at and commonly known as It 50 South Hill Street, Los Angeles, California, 90015 (the "Building").

     3. TERM. The term of this Storage Agreement shall be deemed to commence on the "New Term Commencement Date," as that term is defined in the "Fourth Amendment." as that term is defined in Section 7(b), below, and shall terminate on the "Lease Expiration Date," as that term is defined in the Fourth Amendment, or earlier termination of the "Lease Term," as that term is defined in the Lease.

     4. USE. Tenant agrees that it will not make any use of the Premises except as a storage facility. Tenant shall not, without first obtaining Landlord's written consent. bring or allow to be brought upon or about the Premises any substance which is regulated as a toxic waste or hazardous material under any law or regulation of any governmental authority (including, without limitation. any toxic or hazardous substance, material or waste listed from time to time in the United States Department of Transportation Table (40 CFR 172.101) or by the Environmental Protection Agency as a hazardous substance (40 CFR, Part 302) ("Hazardous Materials").

     5. RENT. Landlord and Tenant agree that provided Tenant is not in material default, beyond all applicable cure periods set forth in this Storage Agreement or the Lease. as applicable, under the terms of this Storage Agreement or the terms of the Lease, and has not previously been in default beyond all applicable cure periods set forth in this Storage Agreement or the Lease, as applicable, under this Storage Agreement or under the Lease, then Tenant shall not be required to pay rent for the Premises, for the initial term of the Storage Agreement.

     6. ALTERATIONS, REPAIRS AND MAINTENANCE. Tenant acknowledges that it is currently occupying the Premises and therefore accept the Premises in its currently existing. "as is" condition, without any warranties or representations. Tenant shall, at its sole cost, risk and expense, keep the Premises in as good order and repair as when delivered to it, ordinary wear and tear excepted. Tenant shall make no alterations in the Premises without the prior written consent of Landlord, and any such alterations approved by Landlord shall be made by Tenant at Tenant's sole cost and expense. Any alterations made by Tenant to the Premises shall become part of the Premises and the sole property of Landlord. Tenant agrees to peacefully surrender possession of the Premises at the expiration of this Storage Agreement, and Tenant agrees to remove from the Premises, at or before such time, at its sole cost, all of its goods, effects, personal property then located in the Premises and any alterations or improvements made by Tenant in the Premises designated by Landlord to be so removed. Tenant shall deliver to Landlord a key for any locks installed by Tenant for Landlord's emergency entry purposes.

     7. INSURANCE.

          (a) Landlord shall not be obligated to maintain any insurance with regard to the Premises. In the event Landlord does maintain fire and extended coverage 'insurance, nothing shall be done or kept in or on the Premises by Tenant which to the knowledge of Tenant will make void or voidable any fire or extended coverage insurance on the Premises or increase the premium payable therefor.

          (b) Tenant shall carry and maintain insurance with respect to the Premises during the term hereof in accordance with the requirements of
     Article VI of that certain Office Lease dated for reference purposes only as of June 1, 1994, between Tenant and Landlord, as amended by that certain First Amendment to Lease, dated as of November 1996 (the "First Amendment"), as amended by that certain Second Amendment to Lease dated January 4, 1999 (the "Second Amendment"), and amended by that certain Third Amendment to Lease, dated as of May 18, 1999 (the "Third Amendment"), and as amended by that certain Fourth Amendment to Lease dated as of June 1, 1999 (the "Fourth Amendment"), pursuant to which Tenant leases office space from Landlord at the building located at 1149 South Broadway Street, Los Angeles, California 90015. The Office Lease, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment shall collectively be referred to herein as the "Lease." Upon request, Tenant shall furnish Landlord with a Certificate of Insurance evidencing such policy (les). Landlord and Tenant hereby agree that the provisions of
     Article VI of the Lease are hereby incorporated by reference into this Storage Agreement as if fully set forth herein and Tenant agrees to comply with the terms of Article VI of the Lease with respect to all insurance required to be with respect to this Storage Agreement.

     8. INDEMNIFICATION. Landlord shall not be liable to Tenant, and Tenant waives all claims against Landlord, for any injury to or death of any person or for loss of use of or damage or destruction of any property in the Premises by or from any cause whatsoever, except to the extent caused by Landlord's negligence or willful misconduct. Tenant agrees to indemnify, hold Landlord harmless from, protect and defend Landlord against any and all liability, loss, expense (including attorneys' fees), claim, action or cause of action of any third party, whether foreseeable or not, resulting as a direct or indirect consequence of Tenant's lease or use of the Premises or access to the Premises or any other reason arising from or related to this Lease, including but not limited to resulting from bodily injury, including death, or from injury to or destruction of property arising out of Tenant's use and occupancy of the Premises, except to the extent caused by Landlord's negligence or willful misconduct.

     9. LANDLORD'S ENTRY. Landlord may, at reasonable times, enter into the Premises to inspect the Premises, or otherwise carry out its obligations hereunder, and shall not be liable to Tenant for any damage caused thereby except to the extent caused by Landlord's negligence or willful misconduct.

     10. COMPLIANCE WITH LAWS. During the term of this Storage Agreement, Tenant shall at its sole cost and expense comply with any law, ordinance or regulation of any federal, state, city, or other municipal or governmental body unit or authority, affecting the Premises, including, without limitation. those relating to health, safety, noise, environmental protection, waste disposal, water and air quality, and the use, storage and disposal of Hazardous Materials.

     11. DAMAGE BY CASUALTY. If the Premises should become unfit for use by Tenant as provided herein, by reason of fire or any other casualty, either Landlord or Tenant may terminate this Storage Agreement as of the date the Premises become untenantable. Nothing in this Storage Agreement shall be construed to require Landlord to rebuild or repair any damage to the Premises as a result of any such fire or other casualty.

     12. CONDEMNATION. If all or any portion of the Premises shall be taken or damaged under any right of eminent domain, or any transfer in lieu thereof, and such taking or damage renders the Premises unfit for use by Tenant as provided herein, either party may terminate this Storage Agreement as of the date of such taking or damage by written notice to the other party. The entire amount of any condemnation award shall inure to the benefit of Landlord. In the event this Storage Agreement is not terminated as a result of such taking, the rent due Landlord hereunder shall be reduced proportionately to the area taken

     13. UTILITIES. Landlord shall not be obligated to furnish the Premises with any services or utilities except for electricity necessary for lighting. Within ten (10) days of request therefor, Tenant shall pay Landlord, as additional rent hereunder, the cost of all electricity, water, heating or other utilities which may be furnished to the Premises, as reasonably determined by Landlord.

     14. ASSIGNMENT AND SUBLETTING. Tenant agrees not to assign this Storage Agreement or sublet the whole or any part of the Premises.

     15. DEFAULT. In the event that Tenant (i) abandons the Premises; (ii) fails to pay any rent or other sum payable hereunder within five (5) days of it becoming due; or (iii) fails to perform any other term, covenant or condition of this Storage Agreement expeditiously and in good faith within a reasonable time after receiving notice from Landlord of such failure (which notice shall specify the nature of such failure), then Landlord, in addition to any other rights and remedies of Landlord at law or in equity, shall have the right either to terminate Tenant's right to possession of the Premises and thereby terminate this Lease or have this Storage Agreement continue in full force and effect with Tenant at all times having the right to possession of the Premises. Should Landlord elect to terminate Tenant's right to possession of the Premises and terminate this Storage Agreement, then Landlord shall have the immediate right of entry and may remove all persons and property from the Premises. Such property so removed may be stored in a public warehouse or elsewhere at the cost and for the account of Tenant. In addition, the provisions of Article XI, "Default and Remedies," of the Lease, to the extent applicable and not inconsistent with the provisions of this Storage Agreement, shall be deemed to apply to the Premises and are hereby incorporated by reference into this Storage Agreement as if fully set forth herein.

     16. RELOCATION. Landlord reserves the right to relocate the Premises to another location in the Building (the "Relocated Premises") upon fifteen (15) days notice to Tenant, so long as the Relocated Premises are substantially equivalent in size and accessibility. Landlord agrees to bear the cost of moving Tenant's property then located in the Premises to the Relocated Premises.

     17. NOTICES. Any notice required to be given herein shall be in writing and either given in person or sent postage pre-paid by certified or registered mail, return receipt requested, addressed to the address set forth beside the signature of each party, or to such other address as the parties shall designate in writing.

     18. MISCELLANEOUS.

          (a) Any liability of Landlord hereunder shall be limited to its equity interest in the Building and Tenant agrees to look solely to such interest for the recovery of any judgment. In the event of a sale or transfer of the Building, Landlord shall thereby be released from any further liability hereunder, and Tenant agrees to attorn to the successor in interest.

          (b) If any suit shall be brought arising out of the failure of performance of either party hereunder, the prevailing party in such suit shall pay the non-prevailing party reasonable attorneys' fees and costs as may be fixed by the court.

     19. This Storage Agreement shall, in all respects, be governed by and construed in accordance with the laws of the State of California. If any provision of this Storage Agreement shall be invalid, unenforceable or ineffective for any reason, all other provisions hereof shall be and remain in full force and effect.

     20. Time is of the essence of this Storage Agreement.

     21. Tenant covenants and represents that it has not authorized any real estate broker or salesman to act for it in connection with this Storage Agreement and agrees to indemnify and hold Landlord harmless from any claim by any such real estate broker or salesman.

     22. All applicable provisions of the Lease shall be deemed to apply to the Premises as though the Premises were part of the "premises" set forth in the Lease, and such provisions are hereby incorporated into this Storage Agreement by this reference as though fully set forth herein. In the event of any conflict between the provisions of this Storage Agreement and the provisions of the Lease, the terms of this Storage Agreement shall govern.

     IN WITNESS WHEREOF, the parties have caused this Storage Agreement to be properly executed by their duly authorized representatives as of the date first above written.

Address for Notices:                    LANDLORD:

Jones Lang LaSalle Americas, Inc.       Transamerica Occidental Life Insurance,
1150 South Olive, Suite T-1100            Company, a California Corporation
Los Angeles, CA 90015



By:                                      By:
Title:                                   Title:


Address for Notices:

1149 S. Broadway Street                  Maxicare Health Plans, Inc.,
Ninth Floor                              a Delaware corporation
Los Angeles, CA 90015



By:                                      By:
Title:                                   Title:

                                                                  EXHIBIT 10.90A




                              EMPLOYMENT AGREEMENT

     The Employment Agreement ("Agreement"), dated as of October 1, 1999, is made by and between Maxicare Health Plans, Inc., a Delaware corporation (the "Company"), and Patricia Fitzpatrick, an individual ("Employee").

                                    RECITALS

     This Agreement is made in consideration of Employee's desire to enter the employ or continue in the employ of the Company, and the Company desires that employee be so employed.

     1. Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings, unless otherwise expressly provided or unless the context otherwise requires:

          (a) "Board of Directors" means the Board of Directors of the Company.

          (b) "Cause" means, as used with respect to the involuntary termination of Employee:

               (i) Any breach by Employee of this Agreement;

               (ii) The material or continuous failure of Employee to perform her job duties to the Company's satisfaction, whether by reason of her inability, refusal or otherwise;

               (iii) Employee's willfully causing the Company, whether by action or inaction, to violate any state or federal law, rule or regulation;

               (iv) The engaging by Employee in misconduct or inaction detrimental to the Company's business or reputation and/or which exposes the Company to liability based upon the inaction or action(s) of Employee;

               (v) The conviction of Employee for a felony or of a crime involving moral turpitude;

               (vi) Any act of dishonesty, misconduct, disloyalty, fraud, insubordination or misappropriation of confidential information in connection with Employee's employment with the Company or the satisfaction of her obligations hereunder; or

               (vii) Any breach or violation of the Company's Policies and Procedures Manual (the "Policies Manual") as in effect from time to time which would warrant termination pursuant to the terms of such Policies Manual.

          (c) "Incapacity" means the absence of the Employee from her employment or the inability of Employee to perform her essential job duties with reasonable accommodations on a full-time basis by reason of mental or physical illness, disability or incapacity for a period of thirty (30) consecutive days.

     2. Employment, Services and Duties. The Company hereby employs Employee as Treasurer, or such title designation as the Company, acting through the Company's Chief Executive Officer, or the Company's Chief Operating Officer may from time to time direct (collectively, the "Supervisor"). Employee shall report to and be supervised by the Supervisor or such other person as the Supervisor may designate and shall have such duties and responsibilities as the Supervisor may designate.

     3. Acceptance of Employment. Employee hereby accepts employment and agrees to devote her full time with the Company's business and shall not be involved in any activities whatsoever which interfere with Employee's: (1) employment with the Company; (2) satisfaction of Employee's obligations on behalf of the Company pursuant to the terms of this Agreement; or (3) activities on behalf of the Company in the discharge of her duties during the Company's business hours.

     4. Obligation to Other Employers. Employee represents that her employment with the Company does not conflict with any obligations he may have with former employers or any other persons or entities. Employee specifically represents that he has not brought to the Company (and will not bring to the Company) any materials or documents of a former employer, or any confidential information or property of a former employer.

     5. Compensation. As compensation for all services to be rendered by Employee hereunder, the Company shall pay to Employee a base salary at the rate of $134,500.00 per annum through December 31, 1999, with such increases as may be determined from time to time by the Supervisor in her sole discretion and, if applicable, subject to the approval of the Board of Directors for the period January 1, 2000 through December 31, 2000 (the "Base Salary"). Said Base Salary shall be payable in bi-weekly installments or in such other installments as the Company may from time to time pay other similarly situated employees.

     6. Benefits. In addition to the compensation provided for in Section 5 of this Agreement, Employee shall have the right to participate in any profit-sharing, pension, life, health and accident insurance, or other employee benefits presently adopted or which hereafter may be adopted by the Company in a manner comparable to those offered or available to other employees of the Company who are similarly situated where such plans or programs are available to all such similarly situated employees pursuant to their terms. Nothing contained herein, shall require that the Company's Board of Directors designate the Employee as a participant in any new plan or program where the Board, in its sole discretion, chooses to designate participants or qualifications for any new or additional program. Except as set forth above, the Company reserves the right to add, terminate and/or amend any existing plans, policies, programs and/or arrangements during the term of this Agreement without any obligation to the Employee hereunder.

     Employee shall also be entitled to twenty (20) days annual vacation time, during which time her compensation will be paid in full. Unused vacation days at the end of any pay period(s) may be carried over to subsequent pay period(s), provided that the cumulative number of vacation days accruing from and after the date of this Agreement carried over into any subsequent pay period shall not exceed twenty (20) days. Employee shall not accrue additional vacation days during any pay period once the total number of accumulated vacation days equals twenty (20) days. However, solely in the event Employee, pursuant to the Company policy, has accrued in excess of twenty (20) vacation days prior to the date of this Agreement ("Excess Vacation Days"), Employee shall be entitled to carry over up to, but not in excess of, such amount of Excess Vacation Days from pay period to any subsequent pay period. Notwithstanding the foregoing, Employee shall not be entitled to, nor shall accrue any new vacation days during any pay period in which Employee has Excess Vacation Days. In the event Employee reduces the amount of Excess Vacation Days in any year through the utilization of more than twenty (20) vacation days in such year, Employee shall not be entitled to the restoration of such Excess Vacations Days through the utilization of less than twenty (20) vacation days in any subsequent year and pay period. Employee shall under no circumstances be entitled to cash in lieu of vacations days, except in the event of Employee's termination of employment with the Company.

     7. Expenses. The Company shall reimburse Employee for all reasonable travel, hotel, entertainment and other expenses incurred by Employee in the discharge of Employee's duties hereunder, in accordance with Company policy regarding same, only after receipt from Employee of vouchers, receipts or other reasonable substantiation of such expenses acceptable to the Company.

     8. Term of Employment. The term of this Agreement and Employee's employment shall be for a period of fifteen months, commencing on October 1, 1999 and terminating on December 31, 2000 (the "Expiration Date") unless otherwise extended or sooner terminated as provided for in this Agreement. Employee's employment with the Company pursuant to this Agreement shall terminate prior to the Expiration Date upon the occurrence of any of the following events:

          (a) The death of Employee;

          (b) Employee voluntarily leaves the employ of the Company;

          (c) The Incapacity of Employee;

          (d) The Company terminates this Agreement for Cause;

          (e) The Company terminates this Agreement for any reason other than set forth in Sections 8(a), 8(c) or 8(d) hereof; or

          (f) The appointment of a trustee for the Company for the purpose of liquidating and winding up the Company pursuant to Chapter 7 of the Federal Bankruptcy Code.

     9. Compensation Upon Termination. In the event this Agreement is terminated pursuant to Section 8, the Company shall pay to Employee her then current Base Salary, prorated through the Employee's last day of employment with the Company (the "Termination Date") and solely those additional bonuses that had been declared or fully earned by Employee prior to such termination, but had not yet been received ("Earned Bonuses"), and any accrued vacation through the Termination Date pursuant to Section 6 (the "Termination Pay"). Except as set forth below, all employment compensation and benefits shall cease as of the Termination Date. In addition to the foregoing:

          (a) In the event that such termination arises under Section 8(a), Employee's estate shall be entitled to receive severance compensation equal to such amount of Employee's then current Base Salary as would have been over an additional thirty (30) day period;

          (b) Employee recognizes that this Agreement and Employee's employment with the Company may be terminated at any time by the Company prior to the Expiration Date "without cause" and nothing contained herein shall require that the Company continue to employ the Employee until the Expiration Date; notwithstanding the foregoing, if prior to the Expiration Date of this Agreement or prior to its termination pursuant to Sections 8(a) - 8(d) or 8(f) hereof or this, this Agreement is terminated pursuant to Section 8(e) above, the Employee shall: (y) receive the greater of either: (i) her then current Base Salary through the Expiration Date of the Agreement or (ii) six (6) months Base Salary when such payments would have otherwise been paid had Employee's employment with the Company continued (the "Severance Salary"); and (z) be entitled to continue to receive through the Expiration Date solely the health, dental, disability and life insurance benefits that Employee was receiving or participating in pursuant to Section 6 immediately prior to such termination, as though such termination had not occurred. If the Company is unable to continue such benefits, the Company shall obtain or reimburse Employee for all costs actually incurred by the Employee to obtain substantially equivalent benefits (the "Severance Benefits"). The Severance Benefits shall be provided to Employee as and when such amounts or benefits would have been paid to Employee had such termination not occurred until the first to occur of: (1) the Expiration Date, (2) Employee's Death, or (3) until such time as Employee obtains other employment which offers any of such benefits to its employees of similar stature with the Employee. In the event any comparable benefit obtained or available to the Employee in her new employment is less than such Severance Benefits being provided pursuant to this Section 9, the Company will provide for or pay the monetary costs of obtaining such additional benefits necessary to provide substantially similar overall benefits. The Severance Salary and the Severance Benefits are hereinafter collectively referred to as the "Severance Compensation".

THE SEVERANCE COMPENSATION IN THIS SUBSECTION 9(b) SHALL BE PAID OR MADE AVAILABLE TO EMPLOYEE AS LIQUIDATED DAMAGES FOR ALL CLAIMS EMPLOYEE WOULD HAVE WITH RESPECT TO: (i) THE TERMINATION OF THIS AGREEMENT OR THE TERMINATION OF EMPLOYEE'S EMPLOYMENT UPON THE EXPIRATION OF THIS AGREEMENT; (ii) ANY COMPENSATION OR BENEFITS DUE EMPLOYEE FROM THE COMPANY PURSUANT TO THIS AGREEMENT AND (iii) THE INJURY TO EMPLOYEE'S REPUTATION AS A RESULT OF ANY TERMINATION OF THIS AGREEMENT OR TERMINATION OF EMPLOYMENT UPON THE EXPIRATION OF THIS AGREEMENT. IN CONNECTION THEREWITH, THE PARTIES AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE ACTUAL AMOUNT OF SUCH DAMAGES AND CLAIMS DUE EMPLOYEE WITH RESPECT THERETO AND THAT SUCH SEVERANCE COMPENSATION AND/OR TERMINATION PAY SHALL CONSTITUTE A REALISTIC AND REASONABLE VALUATION OF THE DAMAGES WITH RESPECT TO EMPLOYEE'S CLAIMS.

          (c) Except as otherwise provided in Section 9(a) or (b) above, all other compensation and benefits enjoyed by or due to Employee as part of Employee's employment with Employer shall cease as of the Termination Date; including but not limited to any rights to office or parking space, vacation or sick pay, use of telephones, Xeroxing or Facsimile equipment, secretarial assistance, any unpaid bonus (other than Earned Bonuses), all benefits and/or rights pursuant to Section 6 above and the right to receive grants of any stock options which have not previously been granted to employee or, except as expressly provided in any applicable stock option agreement or plan, vesting in any stock options previously granted to Employee which have not vested as of the Termination Date.

          (d) In the event Employee does not receive, on or before the Expiration Date, an offer for a new employment agreement but nevertheless continues as an employee of the Company after the Expiration Date, Employee shall be thereafter deemed to be an "at will employee" who may be terminated by the Company at any time. In the event Employee's employment with the Company is terminated while Employee is an "at will employee", Employee shall be entitled to only those severance benefits, if any, which are in accordance with the Company's then existing Policies Manual or other written personnel policies. Employee acknowledges and understands that in such event, Employee will no longer be entitled to the Severance Compensation set forth herein.

          (e) All payments of Severance Compensation shall be made when such payments would have been made had this Agreement not been terminated and all Severance Benefits, Severance Salary and Termination Pay shall be paid or provided subject to the usual withholdings, including state and federal taxes.

     10. Covenant Not to Compete.

          (a) Employee covenants and agrees that, during Employee's employment with the Company pursuant to this Agreement, Employee will not, directly or indirectly, own, manage, operate, join, control or become employed by, or render any services of any advisory nature or otherwise, or participate in the ownership, management, operation or control of, any business which competes with the business of the Company or any of its affiliates.

          (b) Notwithstanding the foregoing, Employee shall not be prevented from investing her assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of a company in which investments are made, provided such company is not engaged in a business competitive to the Company, or if it is in competition with the Company, provided its stock is publicly traded and Employee owns less than one percent (1%) of the outstanding stock of that company.

     11. Trade Secrets. The parties acknowledge and agree that the identity of Company's customers and information which Company has acquire or may acquire concerning those customers, their service and product requirements, financial information, pricing information, costs and personnel required for performance of such services are valuable trade secrets. In addition, the parties agree that information concerning Company that reasonably relates to the business of Company and which has not been publicly released by duly authorized representatives of Company, including but not limited to marketing and sales plans, proposals, financial information, costs, pricing information and formulae, is also a valuable trade secret.

     12. Confidentiality. Employee covenants and agrees that he will not at any time during or after the termination of her employment by the Company, without the Company's expressed written consent, reveal, divulge or make known to any person, firm or corporation any information, knowledge or data of a proprietary nature relating to the business of the Company or any of its affiliates which is not or has not become generally known or public. Employee shall hold, in a fiduciary capacity, for the benefit of the Company, all information, knowledge or data of a proprietary nature, trade secret or confidential information with respect to the Company which was disclosed to Employee as a result of or in connection with Employee's employment with the Company, including but not limited to information with respect to product lines, provider and employer group contracts or arrangements, software utilized or developed by or for the Company, financial information, marketing information, pricing information, costs and the personnel required for performance of service, marketing and sales plans, overhead costs, medical loss ratios, claims processing, customer services and underwriting information, or any other confidential information concerning Company that reasonably relates to the business of Company and which has not been publicly released by duly authorized representatives of Company (collectively "Proprietary Information"). Employee recognizes and acknowledges that all such Proprietary Information is a valuable and unique asset of the Company, and accordingly he will not discuss or divulge any such Proprietary Information to any person, firm, partnership, corporation or organization other than to the Company, its affiliates, designees, assignees or successors or except as may otherwise be required by the law, as ordered by a court or other governmental body of competent jurisdiction, or in connection with the business and affairs of the Company.

     13. Acquisition Through Employment. In accordance with applicable law, everything which Employee acquires by virtue of Employee's employment, including without limitation, property, inventions, copyrights, patents, documents or writings, except Employee's compensation, belongs to Company. Employee agrees that following the termination of employment, Employee will return to Company all property of Company, including without limitation thereto, the original and all copies of any documents which relate to or were prepared in the course of Employee's employment, including without limitation thereto, contracts, proposals or any information concerning the identity of customers, services provided by Company and the pricing of such services.

     14. Equitable Remedies. In the event of a breach or threatened breach by Employee of any of her obligations under Sections 10 through 13 of this Agreement, Employee acknowledges that the Company may not have an adequate remedy at law and therefore it is mutually agreed between Employee and the Company that, in addition to any other remedies at law or in equity which the Company may have, the Company shall be entitled to seek in a court of law and/or equity a temporary and/or permanent injunction restraining Employee from any continuing violation or breach of this Agreement.

     15. Miscellaneous.

          (a) This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. Except as set forth in
     Section 8(f) above, this Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger, reorganization or other transaction in which the Company is not the surviving or resulting corporation or upon any transfer of all or substantially all of the assets of the Company in the event of any such merger, or transfer of assets. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred in the same manner and to the same extent that the Company would be required to perform it if no such transaction had taken place.

          Neither this Agreement nor any rights arising hereunder may be assigned or pledged by Employee.

          (b) Except as otherwise provided by law or elsewhere herein, in the event of an act of force majeure, as hereinafter defined, during the term hereof which event continues for a period of no less than fifteen (15) days, the Company shall be entitled to suspend this Agreement for the duration of such event of force majeure. In such event, during the duration of the event of force majeure the Company shall be relieved of its obligations to the Employee pursuant to Sections 5 and 6; except for the continuation of any health, life or disability insurance coverage. For the purposes hereof, "force majeure" shall be defined as the occurrence of one or more of the following events:

               (i) any act commonly understood to be of force majeure which materially and adversely affects the Company's business and operations, including but not limited to, the Company having sustained a material loss, whether or not insured, by reason of fire, earthquake, flood, epidemic, explosion, accident, calamity or other act of God;

               (ii) any strike or labor dispute or court or government action, order or decree;

               (iii) a banking moratorium having been declared by federal or state authorities;

               (iv) An outbreak of major armed conflict, blockade, embargo, or other international hostilities or restraints or orders of civic, civil defense, or military authorities or other national or international calamity having occurred;

               (v) any act of public enemy, riot or civil disturbance or threat thereof; or

               (vi) a pending or threatened legal or governmental proceeding or action relating generally to the Company's business, or a notification having been received by the Company of the threat of any such proceeding or action, which could materially adversely affect the Company.

          (c) Except as expressly provided herein, this Agreement contains the entire understanding between the parties with respect to the subject matter hereof, and may not be modified, altered or amended except by an instrument in writing signed by the parties hereto. This Agreement supersedes all prior agreements of the parties with respect to the subject matter hereof.

          (d) This Agreement shall be construed in accordance with the laws of the State of California applicable to agreements wholly made and to be performed entirely within such state and without regard to the conflict of law principles thereof.

          (e) Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company's inability pursuant to court order to perform its obligations under this Agreement shall not constitute a breach of this Agreement. If any provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall, nevertheless, remain in full force and effect in all other circumstances.

          (f) With the exception of the Company's right to enforce the provisions found in Sections 10 through 13 of this Agreement pursuant to
     Section 14 hereof, any and all disputes arising from Employee's employment with or termination from the Company including but not limited to any claim for unlawful retaliation, wrongful termination of employment, violation of public policy or unlawful discrimination or harassment because of race, color, sex, national origin, religion, age, physical or mental disability or condition, marital status, sexual orientation or other legally protected characteristic shall be resolved by final and binding arbitration before a single arbitrator. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION, THE PARTIES AGREE THAT IF A DISPUTE OR CLAIM OF ANY KIND ARISES BETWEEN THEM, THEY AGREE TO WAIVE ANY RIGHTS EACH MAY HAVE TO A JURY OR COURT TRIAL.

          Any party hereto electing to commence an action shall give written notice to the other parties hereto of such election. The arbitrator shall be limited to an award of monetary damages and shall conduct the arbitration in accordance with the California Rules of Evidence. The dispute shall be settled by arbitration to take place in Los Angeles County, California, in accordance with the then rules of the American Arbitration Association or its successor. The award of such arbitrator may be confirmed or enforced in any court of competent jurisdiction. The costs and expenses of the arbitrator including the attorney's fees and costs of each of the parties, shall be apportioned between the parties by such arbitrator based upon such arbitrator's determination of the merits of their respective positions. Nothing contained in this Section shall in any way be construed to modify, expand or otherwise alter the rights and obligations of the Company and Employee contained elsewhere in this Agreement.

          (g) Any notice to the Company required or permitted hereunder shall be given in writing to the Company, either personally, by messenger, courier or otherwise, telex, telecopier or, if by mail, by registered or certified mail, return receipt requested, postage prepaid, duly addressed to the Secretary of the Company at its then principal place of business.

          Any such notice to Employee shall be given to the Employee in a like manner, and if mailed shall be addressed to Employee at Employee's home address then shown in the files of the Company. For the purpose of determining compliance with any time limit herein, a notice shall be deemed given on the fifth day following the postmarked date, if mailed, or the date of delivery if delivered personally, by telex or telecopier.

          (h) Employee acknowledges that: (i) he has been advised by the Company that this Agreement affects her legal rights and to seek the advice of her legal counsel prior to executing it and (ii) has had the opportunity to consult with her own legal counsel in connection with the negotiations of the terms of this Agreement, her rights with respect hereto and the execution hereof.

          (i) A waiver by either party of any term or condition of this Agreement or any breach thereof, in any one instance, shall not be deemed or construed to be a waiver of such term or condition or of any subsequent breach thereof.

          (j) The section and subsection headings contained in this Agreement are solely for convenience and shall not be considered in its interpretation.

          (k) This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


COMPANY:
MAXICARE HEALTH PLANS, INC.
a Delaware corporation

By:
    -----------------------------------
    Paul R. Dupee, Jr.
    Chairman of the Board and
    Chief Executive Officer




By:
   ------------------------------------
   Alan D. Bloom, Secretary


EMPLOYEE:


By:
   -----------------------------------
   Patricia Fitzpatrick

                                                                   EXHIBIT 10.93



                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement"), dated as of October 1, 1999, is made by and between Maxicare Health Plans, Inc., a Delaware corporation (the "Company"), and Kenneth Kubisty, an individual ("Employee").

                                    RECITALS

     This Agreement is made in consideration of Employee's desire to enter the employ or continue in the employ of the Company, and the Company desires that employee be so employed.

     1. Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings, unless otherwise expressly provided or unless the context otherwise requires:

          (a) "Board of Directors" means the Board of Directors of the Company.

          (b) "Cause" means, as used with respect to the involuntary termination of Employee: (i) Any breach by Employee of this Agreement;

                    (ii) The material or continuous failure of Employee to
               perform his job duties to the Company's satisfaction, whether by reason of his inability, refusal or otherwise;

                    (iii) Employee's willfully causing the Company, whether by action or inaction, to violate any state or federal law, rule or regulation;

                    (iv) The engaging by Employee in misconduct or inaction
               detrimental to the Company's business or reputation and/or which exposes the Company to liability based upon the inaction or action(s) of Employee;

                    (v) The conviction of Employee for a felony or of a crime
               involving moral turpitude;

                    (vi) Any act of dishonesty, misconduct, disloyalty, fraud, insubordination or misappropriation of confidential information in connection with Employee's employment with the Company or the satisfaction of his obligations hereunder; or

                    (vii) Any breach or violation of the Company's Policies and
               Procedures Manual (the "Policies Manual") as in effect from time to time which would warrant termination pursuant to the terms of such Policies Manual.

          (c) "Incapacity" means the absence of the Employee from his employment or the inability of Employee to perform her essential job duties with reasonable accommodations on a full-time basis by reason of mental or physical illness, disability or incapacity for a period of thirty (30) consecutive days.

     2. Employment, Services and Duties. The Company hereby employs Employee as Director of Government Programs of Maxicare Indiana, Inc. ("Maxicare Indiana"), or such title designation as the Company, acting through the Vice President - General Manager of Maxicare Indiana, the Company's Chief Executive Officer, or the Company's Chief Operating Officer may from time to time direct (collectively, the "Supervisor"). Employee shall report to and be supervised by the Supervisor or such other person as the Supervisor may designate and shall have such duties and responsibilities as the Supervisor may designate.

     3. Acceptance of Employment. Employee hereby accepts employment and agrees to devote his full time to the Company's business and shall not be involved in any activities whatsoever which interfere with Employee's: (1) employment with the Company; (2) satisfaction of Employee's obligations on behalf of the Company pursuant to the terms of this Agreement; or (3) activities on behalf of the Company in the discharge of his duties during the Company's business hours.

     4. Obligation to Other Employers. Employee represents that his employment with the Company does not conflict with any obligations he may have with former employers or any other persons or entities. Employee specifically represents that he has not brought to the Company (and will not bring to the Company) any materials or documents of a former employer, or any confidential information or property of a former employer.

     5. Compensation. As compensation for all services to be rendered by Employee hereunder, the Company shall pay to Employee a base salary at the rate of $86,000.00 per annum from the date hereof through December 31, 2000 (the "Base Salary"), with such increases and/or bonuses as may be determined from time to time by the Supervisor in his sole discretion and, if applicable, subject to the approval of the Board of Directors. However, in the event that the Company appoints Employee as Acting Vice President/General Manager of Maxicare Indiana, the Base Salary shall be adjusted to $100,000 while Employee serves in such capacity. Said Base Salary shall be payable in bi- weekly installments or in such other installments as the Company may from time to time pay other similarly situated employees.

     6. Benefits. In addition to the compensation provided for in Section 5 of this Agreement, Employee shall have the right to participate in any profit-sharing, pension, life, health and accident insurance, or other employee benefits presently adopted or which hereafter may be adopted by the Company in a manner comparable to those offered or available to other employees of the Company who are similarly situated where such plans or programs are available to all such similarly situated employees pursuant to their terms. Nothing contained herein, shall require that the Company's Board of Directors designate the Employee as a participant in any new plan or program where the Board, in its sole discretion, chooses to designate participants or qualifications for any new or additional program. Except as set forth above, the Company reserves the right to add, terminate and/or amend any existing plans, policies, programs and/or arrangements during the term of this Agreement without any obligation to the Employee hereunder. Employee shall also be entitled to twenty (20) days annual vacation time, during which time his compensation will be paid in full. Unused vacation days at the end of any pay period(s) may be carried over to subsequent pay period(s), provided that the cumulative number of vacation days accruing from and after the date of this Agreement carried over into any subsequent pay period shall not exceed twenty (20) days. Employee shall not accrue additional vacation days during any pay period once the total number of accumulated vacation days equals twenty (20) days. Employee shall under no circumstances be entitled to cash in lieu of vacation days, except in the event of Employee's termination of employment with the Company.

     The Company shall also provide Employee with a monthly automobile allowance of $350, payable in bi-weekly installments or in such other installments as the Company may from time to time pay other similarly situated employees

     7. Expenses. The Company shall reimburse Employee for all reasonable travel, hotel, entertainment and other expenses incurred by Employee in the discharge of Employee's duties hereunder, in accordance with Company policy regarding same, only after receipt from Employee of vouchers, receipts or other reasonable substantiation of such expenses acceptable to the Company.

     8. Term of Employment. The term of this Agreement and Employee's employment shall be for a period of fifteen (15) months, commencing as of the date of this Agreement and terminating on December 31, 2000 (the "Expiration Date") unless otherwise extended or sooner terminated as provided for in this Agreement. Employee's employment with the Company pursuant to this Agreement shall terminate prior to the Expiration Date upon the occurrence of any of the following events:

          (a) The death of Employee;

          (b) Employee voluntarily leaves the employ of the Company;

          (c) The Incapacity of Employee;

          (d) The Company terminates this Agreement for Cause;

          (e) The Company terminates this Agreement for any reason other than as set forth in Sections 8(a), 8(c) or 8(d) hereof; or

          (f) The appointment of a trustee for the Company for the purpose of liquidating and winding up the Company pursuant to Chapter 7 of the Federal Bankruptcy Code.

     9. Compensation Upon Termination. In the event this Agreement is terminated pursuant to Section 8, the Company shall pay to Employee his then current Base Salary, prorated through the Employee's last day of employment with the Company (the "Termination Date") and solely those additional bonuses that had been declared or fully earned by Employee prior to such termination ("Earned Bonuses"), but had not yet received Earned Bonuses, and any accrued vacation through the Termination Date pursuant to Section 6 (the "Termination Pay"). Except as set forth below, all employment compensation and benefits shall cease as of the Termination Date. In addition to the foregoing:

          (a) In the event that such termination arises under Section 8(a), Employee's estate shall be entitled to receive severance compensation equal to such amount of Employee's then current Base Salary as would have been paid over an additional thirty (30) day period;

          (b) Employee recognizes that this Agreement and Employee's employment with the Company may be terminated at any time by the Company prior to the Expiration Date "without cause" and nothing contained herein shall require that the Company continue to employ the Employee until the Expiration Date; notwithstanding the foregoing, if prior to the Expiration Date of this Agreement or prior to its termination pursuant to Sections 8(a)- 8(d) or 8(f) hereof or this, this Agreement is terminated pursuant to Section 8(e) above, the Employee shall: (y) receive the greater of either: (i) his then current Base Salary pro-rated through the Expiration Date of the Agreement or (ii) six (6) months Base Salary when such payments would have otherwise been paid had Employee's employment with the Company continued (the "Severance Salary"); and (z) be entitled to continue to receive through the Expiration Date solely the health, dental, disability and life insurance benefits that Employee was receiving or participating in pursuant to
     Section 6 immediately prior to such termination, as though such termination had not occurred. If the Company is unable to continue such benefits, the Company shall obtain or reimburse Employee for all costs actually incurred by the Employee to obtain substantially equivalent benefits (the "Severance Benefits"). The Severance Benefits shall be provided to Employee as and when such amounts or benefits would have been paid to Employee had such termination not occurred until the first to occur of: (1) the Expiration Date, (2) Employee's Death, or (3) until such time as Employee obtains other employment which offers any of such benefits to its employees of similar stature with the Employee. In the event any comparable benefit obtained or available to the Employee in his new employment is less than such Severance Benefits being provided pursuant to this Section 9, the Company will provide for or pay the monetary costs of obtaining such additional benefits necessary to provide substantially similar overall benefits. The Severance Salary and the Severance Benefits are hereinafter collectively referred to as the "Severance Compensation".

THE SEVERANCE COMPENSATION IN THIS SUBSECTION 9(b) SHALL BE PAID OR MADE AVAILABLE TO EMPLOYEE AS LIQUIDATED DAMAGES FOR ALL CLAIMS EMPLOYEE WOULD HAVE WITH RESPECT TO: (i) THE TERMINATION OF THIS AGREEMENT OR THE TERMINATION OF EMPLOYEE'S EMPLOYMENT UPON THE EXPIRATION OF THIS AGREEMENT; (ii) ANY COMPENSATION OR BENEFITS DUE EMPLOYEE FROM THE COMPANY PURSUANT TO THIS AGREEMENT AND (iii) THE INJURY TO EMPLOYEE'S REPUTATION AS A RESULT OF ANY TERMINATION OF THIS AGREEMENT OR TERMINATION OF EMPLOYMENT UPON THE EXPIRATION OF THIS AGREEMENT. IN CONNECTION THEREWITH, THE PARTIES AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE ACTUAL AMOUNT OF SUCH DAMAGES AND CLAIMS DUE EMPLOYEE WITH RESPECT THERETO AND THAT SUCH SEVERANCE COMPENSATION AND/OR TERMINATION PAY SHALL CONSTITUTE A REALISTIC AND REASONABLE VALUATION OF THE DAMAGES WITH RESPECT TO EMPLOYEE'S CLAIMS.

        -------                                                    -------

          (c) Except as otherwise provided in Section 9 (a) or (b) above, all other compensation and benefits enjoyed by or due to Employee as part of Employee's employment with Employer shall cease as of the Termination Date; including but not limited to any rights to office or parking space, vacation or sick pay, use of telephones, Xeroxing or facsimile equipment, secretarial assistance, any unpaid bonus (other than Earned Bonuses), all benefits and/or rights pursuant to Section 6 above and the right to receive grants of any stock options which have not previously been granted to employee or, except as expressly provided in any applicable stock option agreement or plan, vesting in any stock options previously granted to Employee which have not vested as of the Termination Date.

          (d) In the event Employee does not receive, on or before the Expiration Date, an offer for a new employment agreement but nevertheless continues as an employee of the Company after the Expiration Date, Employee shall be thereafter deemed to be an "at will employee" who may be terminated by the Company at any time. In the event Employee's employment with the Company is terminated while Employee is an "at will employee", Employee shall be entitled to only those severance benefits, if any, which are in accordance with the Company's then existing Policies Manual or other written personnel policies. Employee acknowledges and understands that in such event, Employee will no longer be entitled to the Severance Compensation set forth herein.

          (e) All payments of Severance Compensation shall be made when such payments would have been made had this Agreement not been terminated and all Severance Benefits, Severance Salary and Termination Pay shall be paid or provided subject to the usual withholdings, including state and federal taxes.

     10. Covenant Not to Compete. Employee covenants and agrees, that prior to the Expiration Date of this Agreement, Employee will not, directly or indirectly, own, manage, operate, join, control or become employed by, or render any services of an advisory or consultant nature or otherwise, or participate in the ownership, management, operation or control of, any business which competes or attempts to compete with any of the businesses of the Company or any of its affiliates in the State of Indiana by engaging in the business of providing, arranging for or financing health care services through any means including, but not limited to, a disability insurer, a health maintenance organization, or insurance holding company, preferred provider organization, independent practice group, indemnity insurer, health insurance company, hospital or provider (collectively, "Competitor"). Subject to the satisfaction by the Company of its obligations to Employee under the applicable provision of Section 9 hereof, the covenant not to compete contained in this Section 10 shall apply and be binding on the Employee through and including the Expiration Date, notwithstanding the termination of this Agreement prior to the Expiration Date pursuant to Sections 8(b), 8(c), 8(d) or 8(e). Notwithstanding the foregoing, nothing contained herein shall prohibit Employee from: (i) directly or indirectly, owning, managing, operating, joining, controlling or become employed by, or rendering any services of any advisory nature or otherwise, or participating in the ownership, management, operation or control of a division, subsidiary or affiliate of any company or entity which is not a Competitor and which does not at the time of and for the duration of its employment of Employee competes with or has plans to compete with any of the businesses of the Company in Indiana or
(ii) if such company is a Competitor, from purchasing common stock representing less than one percent (1%) of the outstanding stock of such company; provided that the such common stock is publicly traded.

     11. Confidentiality. Employee covenants and agrees that he will not at any time during or after the termination of his employment by the Company reveal, divulge or make known to any person, firm or corporation any information, knowledge or data of a proprietary nature relating to the business of the Company or any of its affiliates which is not or has not become generally known or public. Employee shall hold, in a fiduciary capacity, for the benefit of the Company, all information, knowledge or data of a proprietary nature, relating to or concerned with, the operations, customers, developments, sales, business and affairs of the Company and its affiliates which is not generally known to the public and which is or was obtained by the Employee during his employment by the Company. Employee recognizes and acknowledges that all such information, knowledge or data is a valuable and unique asset of the Company, and accordingly he will not discuss or divulge any such information, knowledge or data to any person, firm, partnership, corporation or organization other than to the Company, its affiliates, designees, assignees or successors or except as may otherwise be required by the law, as ordered by a court or other governmental body of competent jurisdiction, or in connection with the business and affairs of the Company.

     12. Equitable Remedies. Employee acknowledges that any breach of Sections 10 or 11 by Employee will cause substantial and irreparable harm to the Company for which money damages would be an inadequate remedy and where the Company would not have an adequate remedy at law. Accordingly, it is mutually agreed between Employee and the Company that, in addition to any other remedies at law or in equity which the Company may have, the Company shall be entitled to seek in a court of law and/or equity a temporary and/or permanent injunction restraining Employee from any continuing violation or breach of this Agreement.

     13. Miscellaneous.

          (a) This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. Except as set forth in
     Section 8(f) above, this Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger, reorganization or other transaction in which the Company is not the surviving or resulting corporation or upon any transfer of all or substantially all of the assets of the Company in the event of any such merger, or transfer of assets. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred in the same manner and to the same extent that the Company would be required to perform it if no such transaction had taken place. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by Employee.

          (b) Except as expressly provided herein, this Agreement contains the entire understanding between the parties with respect to the subject matter hereof, and may not be modified, altered or amended except by an instrument in writing signed by the parties hereto. This Agreement supersedes all prior agreements of the parties with respect to the subject matter hereof.

          (c) This Agreement shall be construed in accordance with the substantive and procedural laws of the State of Indiana applicable to agreements wholly made and to be performed entirely within such state and without regard to the conflict of law principles thereof.

          (d) Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company's inability pursuant to court order to perform its obligations under this Agreement shall not constitute a breach of this Agreement. If any provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall, nevertheless, remain in full force and effect in all other circumstances.

          (e) With the exception of the Company's right to enforce the provisions found in Sections 10 or 11 of this Agreement pursuant to Section 12 hereof, any and all disputes arising from Employee's employment with or termination from the Company including but not limited to any claim for unlawful retaliation, wrongful termination of employment, violation of public policy or unlawful discrimination or harassment because of race, color, sex, national origin, religion, age, physical or mental disability or condition, marital status, sexual orientation or other legally protected characteristic shall be resolved by final and binding arbitration before a single arbitrator. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION, THE PARTIES AGREE THAT IF A DISPUTE OR CLAIM OF ANY KIND ARISES BETWEEN THEM, THEY AGREE TO WAIVE ANY RIGHTS EACH MAY HAVE TO A JURY OR COURT TRIAL.

          Any party hereto electing to commence an action shall give written notice to the other parties hereto of such election. The arbitrator shall be limited to an award of monetary damages and shall conduct the arbitration in accordance with the Indiana Rules of Evidence. The dispute shall be settled by arbitration to take place in Indianapolis, Indiana, in accordance with the then rules of the American Arbitration Association or its successor. The award of such arbitrator may be confirmed or enforced in any court of competent jurisdiction. The costs and expenses of the arbitrator including the attorney's fees and costs of each of the parties, shall be apportioned between the parties by such arbitrator based upon such arbitrator's determination of the merits of their respective positions. Nothing contained in this Section shall in any way be construed to modify, expand or otherwise alter the rights and obligations of the Company and Employee contained elsewhere in this Agreement. Any proceeding brought by the Company to enforce its rights under Sections 10, 11, or 12 of this Agreement shall be brought in the applicable State Court for the State of Indiana located in Indianapolis, Indiana ("Court Proceeding"). The costs and expenses of any Court Proceeding including the attorney's fees and costs of each of the parties, shall be apportioned between the parties by the judge in such Court Proceeding based upon the judge's determination of the merits of their respective positions.

          (f) Any notice to the Company required or permitted hereunder shall be given in writing to the Company, either personally by messenger, courier or otherwise, telex, telecopier or, if by mail, by registered or certified mail, return receipt requested, postage prepaid, duly addressed to the Secretary of the Company at its then principal place of business. Any such notice to Employee shall be given to the Employee in a like manner, and if mailed shall be addressed to Employee at Employee's home address then shown in the files of the Company. For the purpose of determining compliance with any time limit herein, a notice shall be deemed given on the fifth day following the postmarked date, if mailed, or the date of delivery if delivered personally, by telex or telecopier.

          (g) Employee acknowledges that: (i) he has been advised by the Company that this Agreement affects his legal rights and to seek the advice of his legal counsel prior to executing it and (ii) has had the opportunity to consult with his own legal counsel in connection with the negotiations of the terms of this Agreement, his rights with respect hereto and the execution hereof.

          (h) A waiver by either party of any term or condition of this Agreement or any breach thereof, in any one instance, shall not be deemed or construed to be a waiver of such term or condition or of any subsequent breach thereof.

               (i) The section and subsection headings contained in this Agreement are solely for convenience and shall not be considered in its interpretation.

               (j) This Agreement may be executed via facsimile and/or in one or more counterparts, each of which shall constitute an original.

               (k) Employee acknowledges that he has been advised that Alan Bloom and other attorneys at the Company and attorneys at the Company's outside law firm of Jeffer, Mangels, Butler & Marmaro, LLP have represented only the Company in connection with the negotiation of this Agreement and that the Company has advised Employee to seek the advice of separate counsel in connection with the negotiation of the terms of the Agreement and Employee's rights with respect to the Agreement. In connection therewith, Employee has been represented by and has consulted with independent counsel of his own choice with respect to the above and the negotiations which preceded Employee's execution of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above. COMPANY:

                                   MAXICARE HEALTH PLANS, INC.,
                                   a Delaware corporation


                                   By:
                                       ---------------------------------
                                       Paul R. Dupee, Jr.
                                       Chairman of the Board and
                                       Chief Executive Officer


                                   By:
                                      ----------------------------------
                                      Alan D. Bloom, Secretary



                                   EMPLOYEE:



                                   By:
                                      ----------------------------------
                                   Name:
                                        --------------------------------

                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-50508) pertaining to the Maxicare Health Plans, Inc. 1990 Stock Option Plan, the stock option agreement with Peter J. Ratican dated December 5, 1990, and the stock option agreement with Eugene L. Froelich dated December 5, 1990; the incorporation by reference in the Registration Statement on Form S-8 (No. 333-12803) pertaining to the Maxicare Health Plans, Inc. Outside Directors 1996 Formula Stock Option Plan, the Maxicare Health Plans, Inc. Senior Executives 1996 Stock Option Plan, the Maxicare Health Plans, Inc. 1995 Stock Option Plan, the Restricted Stock Grant Agreement by and between Maxicare Health Plans, Inc. and Peter J. Ratican dated as of February 27, 1995, the Restricted Stock Grant Agreement by and between Maxicare Health Plans, Inc. and Eugene L. Froelich dated as of February 27, 1995; and the incorporation by reference in the Registration Statement on Form S-8 (No. 33-___) pertaining to the Maxicare Health Plans, Inc. 1999 Stock Option Plan of our report dated March 24, 1999 with respect to the 1999 consolidated financial statements and schedules of Maxicare Health Plans, Inc. in its annual report on Form 10-K for the year ended December 31, 1999.



                                             ERNST & YOUNG LLP


Los Angeles, California
March 24, 1999